    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1995
                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             CARDINAL HEALTH, INC.
             (Exact name of Registrant as Specified in Its Charter)

               OHIO                              5122                           31-0958666
 (State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
  Incorporation or Organization)    Industrial Classification Code         Identification No.)
                                               Number)

                        655 METRO PLACE SOUTH, SUITE 925
                               DUBLIN, OHIO 43017
                                 (614) 761-8700
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                            ------------------------

                                ROBERT D. WALTER
                                    CHAIRMAN
                             CARDINAL HEALTH, INC.
                        655 METRO PLACE SOUTH, SUITE 925
                               DUBLIN, OHIO 43017
                                 (614) 761-8700
    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent For Service)
                            ------------------------

                                 WITH COPIES TO

                DAVID A. KATZ, ESQ.                              ROBERT H. WEXLER, ESQ.
          WACHTELL, LIPTON, ROSEN & KATZ                     GALLOP, JOHNSON & NEUMAN, L.C.
                51 WEST 52ND STREET                                 101 SOUTH HANLEY
           NEW YORK, NEW YORK 10019-6150                        ST. LOUIS, MISSOURI 63105
                  (212) 403-1000                                     (314) 862-1200

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM  PROPOSED MAXIMUM
TITLE OF EACH CLASS OF             AMOUNT TO BE       OFFERING PRICE      AGGREGATE         AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED         PER SHARE(1)   OFFERING PRICE(1)  REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
Common Shares, without par
  value.......................    7,469,464 Shares        $46.74       $349,138,983.75    $120,392.75(2)
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f)(1) and 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $349,138,983.75, which equals the average of the high and low prices of the common stock, $.01 par value, of Medicine Shoppe International, Inc. ("MSI Common Stock"), of $43.4375, as reported on the Nasdaq National Market on October 4, 1995, multiplied by the total number of shares of MSI Common Stock (including shares issuable pursuant to the exercise of outstanding options to purchase MSI Common Stock) to be cancelled in the merger of a subsidiary of Cardinal Health, Inc. ("Cardinal") with and into Medicine Shoppe International, Inc. (the "Merger"). The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of shares of Cardinal common stock, without par value, that could be issued in the Merger (using the maximum exchange ratio provided for in the Merger Agreement described in the Registration Statement).

(2) $67,768.33 of which was paid in connection with the filing by Medicine Shoppe International, Inc. on September 27, 1995 of preliminary proxy materials on Schedule 14A in connection with the Merger.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CARDINAL HEALTH, INC.

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

                 FORM S-4 ITEM                              PROXY STATEMENT-PROSPECTUS HEADING
------------------------------------------------  ------------------------------------------------------
               INFORMATION ABOUT THE TRANSACTION
  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus....  Facing Page; Cross Reference Sheet; Outside Front
                                                  Cover Page of Proxy Statement/Prospectus
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus.............................  Available Information; Incorporation of Certain
                                                  Documents by Reference; Table of Contents
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges, and Other Information............  Summary; Comparative Per Share Data; Market Price and
                                                  Dividend Data; Unaudited Pro Forma Combined Financial
                                                  Information; The Companies
  4.  Terms of Transaction......................  Summary; The Merger; The Merger Agreement; Certain
                                                  Federal Income Tax Consequences; Comparison of
                                                  Stockholder Rights; Description of Cardinal Capital
                                                  Stock
  5.  Pro Forma Financial Information...........  Summary; Unaudited Pro Forma Combined Financial
                                                  Information
  6.  Material Contacts with the Company Being
      Acquired..................................  Summary; The Merger; The Merger Agreement
  7.  Additional Information Required for
      Reoffering by Persons and Parties Deemed
      to be Underwriters........................  Not Applicable
  8.  Interests of Named Experts and Counsel....  Legal Matters; Experts
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................  Not Applicable
                INFORMATION ABOUT THE REGISTRANT
 10.  Information With Respect to S-3
      Registrants...............................  Incorporation of Certain Documents by Reference;
                                                  Summary
 11.  Incorporation of Certain Information by
      Reference.................................  Incorporation of Certain Documents by Reference
 12.  Information With Respect to S-2 or S-3
      Registrants...............................  Not Applicable
 13.  Incorporation of Certain Information by
      Reference.................................  Not Applicable
 14.  Information with Respect to Registrants
      Other Than S-2 or S-3 Registrants.........  Not Applicable
    INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15.  Information With Respect to S-3
      Companies.................................  Incorporation of Certain Documents by Reference;
                                                  Summary
 16.  Information With Respect to S-2 or S-3
      Companies.................................  Not Applicable
 17.  Information With Respect to Companies
      Other Than S-2 or S-3 Companies...........  Not Applicable
               VOTING AND MANAGEMENT INFORMATION
 18.  Information if Proxies, Consents, or
      Authorizations Are to be Solicited........  Incorporation of Certain Documents by Reference;
                                                  Summary; The MSI Special Meeting; The Merger;
                                                  Shareholder Proposals
 19.  Information if Proxies, Consents, or
      Authorizations Are Not to be Solicited, or
      in an Exchange Offer......................  Not Applicable

                [MEDICINE SHOPPE INTERNATIONAL, INC. LETTERHEAD]

                                                                October 11, 1995

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Medicine Shoppe International, Inc. ("MSI") to be held at Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri, on Monday, November 13, 1995, at 10:00 a.m., local time.

     At the Special Meeting you will be asked to vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 26, 1995 (the "Merger Agreement"), providing for the merger (the "Merger") of a wholly owned subsidiary of Cardinal Health, Inc. ("Cardinal") with and into MSI. Upon consummation of the Merger, MSI will become a wholly owned subsidiary of Cardinal, and MSI stockholders will be entitled to receive a number of shares of Cardinal common stock for each share of MSI common stock held by them determined pursuant to the share exchange formula set forth in the Merger Agreement.

     The share exchange formula provides generally that, at the effective time of the Merger, each MSI stockholder will receive for each share of MSI common stock held by such stockholder a number of Cardinal common shares having a value approximately equal to (i) $45.00, if the average closing price of Cardinal common shares during a designated 15 trading-day period is between $51.58 and $58.17, (ii) between $43.00 and $45.00, if such average closing price of Cardinal common shares is between $49.29 and $51.58, (iii) $43.00, if such average closing price of Cardinal common shares is between $46.27 and $49.29, subject to certain conditions described under the caption "The Merger
Agreement -- Merger Consideration" in the accompanying Proxy Statement/Prospectus, and (iv) such other amount as determined pursuant to the share exchange formula, if such average closing price of Cardinal common shares is greater than $58.17 or less than $46.27. The MSI Board of Directors, at its option under the circumstances provided in the Merger Agreement, may elect not to consummate the Merger if the Cardinal common shares to be received in the Merger for each share of MSI common stock would have a value of less than $43.00 (calculated as provided in the Merger Agreement). A more detailed description of the share exchange formula is provided under the caption "The Merger
Agreement -- Merger Consideration" in the accompanying Proxy Statement/Prospectus. On October 11, 1995, the closing price of Cardinal common
shares on the New York Stock Exchange Composite Tape was $          .

     ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY.

     The Board of Directors of MSI has carefully considered the terms and conditions of the proposed Merger. In addition, in connection with its approval of the transaction with Cardinal, the Board of Directors of MSI has received a written opinion from its financial advisor, EVEREN Securities, Inc., to the effect that the consideration to be received by the holders of MSI common stock pursuant to the Merger Agreement is fair to such holders from a financial point of view.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, MSI AND THE MSI STOCKHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT MSI STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of MSI common stock. As of October 6, 1995, the executive officers and Directors of MSI and certain of their affiliates may be deemed to be beneficial owners of approximately 13.9% of the outstanding MSI common stock and each such person has advised MSI that he, she or it intends to vote in favor of the Merger. In addition, certain MSI stockholders (including certain Directors and certain of their affiliates as further described in the Proxy Statement/Prospectus), who as of October 6, 1995 beneficially owned in the aggregate approximately 16.6% of the outstanding MSI common stock, have each agreed to vote or direct the vote of all MSI common stock over which they have voting control in favor of the Merger Agreement and the Merger.

     In view of the importance of the action to be taken at this important Special Meeting of MSI Stockholders, we urge you to review carefully the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus, including the annexes thereto, which also include information on Cardinal and MSI. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

                                          Sincerely,

                                          /s/ DAVID A. ABRAHAMSON
                                          DAVID A. ABRAHAMSON
                                            President and Chief Executive
                                               Officer

                      MEDICINE SHOPPE INTERNATIONAL, INC.
                          1100 N. LINDBERGH BOULEVARD
                           ST. LOUIS, MISSOURI 63132

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 13, 1995

                            ------------------------

To the Stockholders of
Medicine Shoppe International, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Medicine Shoppe International, Inc., a Delaware corporation ("MSI"), will be held on Monday, November 13, 1995, at 10:00 a.m., Central Time, at Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri, for the following purposes:

     1. To consider and vote on a proposal (the "MSI Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of August 26, 1995 (the "Merger Agreement"), by and among MSI, Cardinal Health, Inc., an Ohio corporation ("Cardinal"), and Arch Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), pursuant to which, among other things, (i) Subcorp will be merged with and into MSI with the result that MSI becomes a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held in the treasury of MSI, if any, which will be cancelled) of MSI common stock, par value $0.01 per share ("MSI Common Stock") will be converted into a number of shares of Cardinal common stock, without par value, as determined pursuant to the share exchange formula set forth in the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus.

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on October 6, 1995, as the record date for the determination of the holders of MSI Common Stock entitled to notice of, and to vote at, the meeting and adjournments or postponements thereof. The MSI Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MSI Common Stock entitled to vote at the meeting. The executive officers and Directors of MSI and certain of their affiliates have either agreed or expressed an intention to vote in favor of the MSI Merger Proposal. MSI stockholders will not be entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the Merger.

     Information regarding the Merger and related matters is contained in the accompanying Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE MEETING.

     THE BOARD OF DIRECTORS OF MSI HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, MSI AND THE MSI STOCKHOLDERS. ACCORD-

INGLY, THE MSI BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          /s/ JEFFREY A. BRIMER
                                          JEFFREY A. BRIMER,
                                          Secretary

St. Louis, Missouri
October 11, 1995

            PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

[Cardinal Health,                                              [Medicine Shoppe
Inc. LOGO]                                            International, Inc. LOGO]

                      MEDICINE SHOPPE INTERNATIONAL, INC.

                                PROXY STATEMENT
                            ------------------------

                             CARDINAL HEALTH, INC.

                                   PROSPECTUS
                            ------------------------

     This Proxy Statement/Prospectus is being furnished to holders of common stock, $0.01 par value per share ("MSI Common Stock"), of Medicine Shoppe International, Inc., a Delaware corporation ("MSI"), in connection with the solicitation of proxies by the Board of Directors of MSI for use at the Special Meeting of MSI stockholders to be held on Monday, November 13, 1995, at Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri, commencing at 10:00 a.m., Central Time, and at any adjournment or postponement thereof (the "MSI Special Meeting"). At the MSI Special Meeting, holders of MSI Common Stock ("MSI Stockholders") as of the close of business on the Record Date (as hereinafter defined) will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 26, 1995 (the "Merger Agreement"), providing for the merger (the "Merger") of Arch Merger Corp. ("Subcorp."), a Delaware corporation and a wholly owned subsidiary of Cardinal Health, Inc., an Ohio corporation ("Cardinal"), with and into MSI. The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which (i) MSI will become a wholly owned subsidiary of Cardinal and (ii) MSI Stockholders will be entitled to receive a number of shares of Cardinal common stock, without par value ("Cardinal Common Shares"), for each outstanding share of MSI Common Stock held by them (with cash in lieu of fractional shares) as determined pursuant to the share exchange formula (the "Exchange Ratio") set forth in the Merger Agreement. See "The Merger Agreement -- Merger Consideration."

     This Proxy Statement/Prospectus also constitutes the Prospectus of Cardinal with respect to up to 7,469,464 Cardinal Common Shares to be issued by Cardinal in the Merger described herein in exchange for the outstanding shares of MSI Common Stock. Cardinal Common Shares are quoted on the New York Stock Exchange (the "NYSE") under the symbol "CAH." On October 11, 1995, the closing price of
Cardinal Common Shares on the NYSE Composite Tape was $     . MSI Common Stock
is quoted on the Nasdaq National Market (the "NASDAQ/NM") under the symbol "MSII." On October 11, 1995, the last sale price of MSI Common Stock on the
NASDAQ/NM was $     . Stockholders should obtain current quotes for the Cardinal
Common Shares and MSI Common Stock.

     THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Cardinal has been supplied by Cardinal. All information contained or incorporated by reference in this Proxy
Statement/Prospectus with respect to MSI has been supplied by MSI.

     This Proxy Statement/Prospectus, the Letter to MSI Stockholders, the Notice of the MSI Special Meeting and the form of proxy for use at the MSI Special Meeting are first being mailed to stockholders of MSI on or about October 12, 1995. Any stockholder who has given his proxy may revoke it at any time prior to its use. See "The MSI Special Meeting -- Voting of Proxies."
                            ------------------------

                  The date of this Proxy Statement/Prospectus
                              is October   , 1995.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF CARDINAL COMMON SHARES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CARDINAL OR MSI SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Each of Cardinal and MSI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by either Cardinal or MSI with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Cardinal Common Shares are listed on the NYSE, and such reports, proxy statements and other information concerning Cardinal are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The MSI Common Stock is quoted on the NASDAQ/NM, and such reports, proxy statements and other information concerning MSI are available for inspection and copying at the Public Reference section of the NASDAQ/NM at 1737 K Street, N.W., Washington, D.C. 20006.

     Cardinal has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to Cardinal Common Shares to be issued in the Merger (the "Registration Statement"). This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Cardinal and the securities offered hereby. Statements contained herein concerning the provisions of any document are necessarily summaries of such documents and not complete, and in each instance, reference is made to the copy of such document attached hereto or filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Cardinal with the Commission pursuant to the Exchange Act (Commission File No. 0-12591) are hereby incorporated by reference in this Proxy Statement/Prospectus:

     1. The description of Cardinal Common Shares contained in Cardinal's Registration Statement on Form 8-A dated August 19, 1994;

     2. Cardinal's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed with the Commission on September 21, 1995 (the "1995 Cardinal Form 10-K");

     3. The information contained in Cardinal's Proxy Statement dated October 13, 1995 for its Annual Meeting of Shareholders to be held on November 14, 1995 that has been incorporated by reference in the 1995 Cardinal Form 10-K and was filed with the Commission on Schedule 14A on October 5, 1995; and

     4. Cardinal's Current Report on Form 8-K dated August 26, 1995.

     The following documents filed by MSI with the Commission pursuant to the Exchange Act (Commission File No. 0-13008) are hereby incorporated by reference in this Proxy Statement/Prospectus:

     1. The description of MSI Common Stock contained in MSI's Registration Statement on Form 8-A filed with the Commission on November 27, 1984;

     2. MSI's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed with the Commission on December 28, 1994, including the portions of the MSI Annual Report to Stockholders incorporated therein (the "1994 MSI Form 10-K");

     3. The information contained in MSI's Proxy Statement dated January 20, 1995 for its Annual Meeting of Stockholders held on February 23, 1995 that has been incorporated by reference in the 1994 MSI Form 10-K;

     4. MSI's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1994, March 31, 1995 and June 30, 1995; and

     5. MSI's Current Report on Form 8-K dated August 26, 1995.

     All reports and other documents filed with the Commission by Cardinal or MSI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the MSI Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO CARDINAL AND MSI THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS OR HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

         CARDINAL DOCUMENTS                            MSI DOCUMENTS
-------------------------------------     ---------------------------------------
Cardinal Health, Inc.                     Medicine Shoppe International, Inc.
655 Metro Place South                     1100 N. Lindbergh Boulevard
Suite 925                                 St. Louis, Missouri 63132
Dublin, Ohio 43017                        Attention: Jeffrey A. Brimer
Attention: David Bearman                             Vice President, General
           Executive Vice President                   Counsel and Secretary
            and Chief Financial Officer

     IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY NOVEMBER 3, 1995.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
AVAILABLE INFORMATION.................   ii
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................   ii
SUMMARY...............................    1
  The Companies.......................    1
  The MSI Special Meeting.............    1
  The Merger..........................    2
  Certain Federal Income Tax
     Consequences.....................    6
  Comparison of Stockholder Rights....    6
  Summary Historical and Unaudited Pro
     Forma Financial Information......    7
COMPARATIVE PER SHARE DATA............   12
MARKET PRICE AND DIVIDEND DATA........   14
THE MSI SPECIAL MEETING...............   15
  General.............................   15
  Matters to Be Considered at the MSI
     Special Meeting..................   15
  Record Date; Vote Required; Voting
     at the Meeting...................   15
  Voting of Proxies...................   15
  Solicitation of Proxies.............   16
  Appraisal Rights....................   16
THE MERGER............................   17
  Background of the Merger............   17
  Reasons for the Merger;
     Recommendation of the MSI Board
     of Directors.....................   18
  Opinion of MSI's Financial
     Advisor..........................   20
  Interests of Certain Persons in the
     Merger...........................   24
  Accounting Treatment................   25
  Regulatory Approvals................   26
  Federal Securities Law
     Consequences.....................   27
  Stock Option Agreement..............   27
  Support/Voting Agreements...........   28
THE MERGER AGREEMENT..................   29
  The Merger..........................   29
  Merger Consideration................   30
  Exchange Procedures.................   30
  Representations, Warranties and
     Covenants........................   31
  No Negotiations or Solicitations....   32
  Conditions..........................   33
  MSI Stock Options and Restricted
     Stock............................   34
  Employee Benefits...................   34
  Headquarters and Name...............   34

                                        PAGE
                                        ----
  Termination; Effect of
     Termination......................   35
  Amendment and Waiver................   36
  Expenses............................   36
CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES........................   36
THE COMPANIES.........................   37
  Business of Cardinal................   37
  Business of MSI.....................   38
UNAUDITED PRO FORMA COMBINED FINANCIAL
  INFORMATION.........................   39
  Unaudited Pro Forma Combined Balance
     Sheet............................   39
  Unaudited Pro Forma Combined
     Statements of Earnings...........   40
  Notes to Pro Forma Combined
     Financial Information
     (Unaudited)......................   43
COMPARISON OF STOCKHOLDER RIGHTS......   46
  Amendment of Charter Documents......   46
  Amendment and Repeal of Bylaws and
     Regulations......................   46
  Removal of Directors................   46
  Vacancies on the Board..............   47
  Right to Call Special Meetings of
     Shareholders.....................   47
  Shareholder Action Without a
     Meeting..........................   47
  Class Voting........................   47
  Cumulative Voting...................   47
  Provisions Affecting Control Share
     Acquisitions and Business
     Combinations.....................   48
  Mergers, Acquisitions and Certain
     Other Transactions...............   48
  Rights of Dissenting Shareholders...   49
  Dividends...........................   49
  Preemptive Rights of Shareholders...   50
  Director Liability and
     Indemnification..................   50
DESCRIPTION OF CARDINAL CAPITAL
  STOCK...............................   51
LEGAL MATTERS.........................   52
EXPERTS...............................   52
SHAREHOLDER PROPOSALS.................   53
ANNEXES:
A -- Agreement and Plan of Merger,
     dated August 26, 1995, among
     Cardinal Health, Inc., Arch
     Merger Corp. and Medicine Shoppe
     International, Inc.
B -- Opinion of EVEREN Securities,
     Inc., dated October 10, 1995

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus and the Annexes hereto (the "Proxy Statement/Prospectus"). This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statement appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. MSI Stockholders are urged to read and consider carefully all of the information contained or incorporated by reference in this Proxy Statement/Prospectus, including the Annexes.

                                 THE COMPANIES

MSI

     MSI is the largest franchisor of independent retail pharmacies in the United States. As of June 30, 1995, MSI had 987 franchisee locations operating in 46 states, and also had franchisees operating 109 pharmacies in seven foreign countries. Approximately 94% of the sales from MSI's apothecary-style pharmacies is derived from the sale of prescription drugs and substantially all franchises are owned and operated by pharmacists. MSI provides the pharmacist/franchisee with a comprehensive system of programs including business training, site location, store design, financing, marketing, advertising, purchasing, managed care, information management, education and other support programs designed to help the franchisee build a successful business. The principal executive offices of MSI are located at 1100 N. Lindbergh Boulevard, St. Louis, Missouri 63132, and its telephone number is (314) 993-6000.

CARDINAL

     Cardinal is one of the nation's largest wholesale distributors of pharmaceutical and related health and beauty care products. Its customers include independent and chain drug stores, hospitals, alternate care centers and the pharmacy departments of supermarkets and mass merchandisers located throughout the continental United States. In addition to its core drug wholesaling activities, Cardinal operates several specialty health care businesses, including a pharmaceutical repackager and customized telemarketing and direct mail programs for the distribution of therapeutic plasma, oncology and other specialty products. The principal executive offices of Cardinal are located at 655 Metro Place South, Suite 925, Dublin, Ohio 43017, and its telephone number is (614) 761-8700.

                            THE MSI SPECIAL MEETING

DATE, TIME AND PLACE OF MSI SPECIAL MEETING

     The MSI Special Meeting will be held at Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri, on November 13, 1995, at 10:00 a.m., Central Time, for the following purposes:

          1. To consider and vote on a proposal (the "MSI Merger Proposal") to approve and adopt the Merger Agreement pursuant to which, among other things, (i) Subcorp will be merged with and into MSI with the result that MSI becomes a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held in the treasury of MSI, if any, which will be cancelled) of MSI Common Stock will be converted into a number of Cardinal Common Shares as determined pursuant to the share exchange formula set forth in the Merger Agreement. The Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A.

          2. Such other matters as may properly come before the MSI Special Meeting.

RECORD DATE

     Only MSI Stockholders of record at the close of business on October 6, 1995 (the "Record Date"), will be entitled to notice of and to vote at the MSI Special Meeting. On the Record Date, there were 7,748,949 shares of MSI Common Stock outstanding (which number of shares does not include shares of MSI Common Stock issuable upon the exercise of outstanding options prior to the Effective Time (defined below)) held by approximately 841 holders of record. See "The MSI Special Meeting."

REQUIRED VOTE

     The MSI Merger Proposal requires the affirmative vote of the holders of a majority of the shares of MSI Common Stock outstanding and entitled to vote thereon. As of the Record Date, the Directors and executive officers of MSI and certain of their affiliates may be deemed to be beneficial owners of approximately 13.9% of the outstanding MSI Common Stock and each such person has advised MSI that he, she or it intends to vote in favor of the MSI Merger Proposal. In addition, certain stockholders of MSI (including certain Directors of MSI and certain of their affiliates), who as of the Record Date beneficially owned in the aggregate approximately 16.6% the outstanding MSI Common Stock, have each agreed to vote or direct the vote of all MSI Common Stock over which such person has voting control in favor of the MSI Merger Proposal. See "The MSI Special Meeting -- Voting at the Meeting; Record Date."

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by (i) filing with the Secretary of MSI, before the taking of the vote at the MSI Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or any later-dated proxy relating to the same shares, or (ii) attending the MSI Special Meeting and voting in person.

APPRAISAL RIGHTS

     MSI Stockholders will not be entitled to dissenters' appraisal rights in connection with the Merger. See "The MSI Special Meeting -- Appraisal Rights" and "Comparison of Stockholder Rights -- Rights of Dissenting Shareholders."

                                   THE MERGER

GENERAL; EXCHANGE RATIO

     Pursuant to the Merger Agreement, each share of MSI Common Stock issued and outstanding immediately prior to the Effective Time, other than shares held in the treasury of MSI, if any, which will be cancelled, will be converted into and represent that number of Cardinal Common Shares equal to the Exchange Ratio.

     The Exchange Ratio is equal to the quotient (rounded to the nearest ten-thousandth of a share) obtained by dividing (x) $45.00 (the "Base Share Price") by (y) the average of the closing prices of Cardinal Common Shares (the "Average Share Price") as reported on the NYSE Composite Tape on each of the last fifteen trading days ending on the second trading day prior to the Closing Date (defined below); provided, however, that (i) if the Average Share Price is less than $51.58 and equal to or greater than $49.29, then the Exchange Ratio will be equal to 0.8724, (ii) if (x) the Average Share Price is less than $49.29 and equal to or greater than $46.27 and (y) Cardinal has given written notice to MSI (an "Adjustment Election") no later than two days prior to the MSI Special Meeting that the Base Share Price shall be adjusted, then the Base Share Price will be equal to $43.00, (iii) if (x) the Average Share Price is less than $49.29 and (y) Cardinal has not made an Adjustment Election, then the Exchange Ratio will be equal to 0.8724, (iv) if (x) the Average Share Price is less than $46.27 and (y) Cardinal has made an Adjustment Election, then the Exchange Ratio will be equal to 0.9293, and (v) if the Average Share Price is greater than $58.17, then the Exchange Ratio will be equal to 0.7736. Consummation of the Merger and the conversion of MSI Common Stock into Cardinal Common Shares as described above are subject to the right of one or both of MSI and Cardinal to terminate the Merger Agreement under certain circumstances as described under the caption "The Merger Agreement -- Termination."

MSI OPTIONS AND RESTRICTED STOCK

     At the Effective Time, each unexpired and unexercised option under stock option plans of MSI in effect on the date of the Merger Agreement which has been granted to Directors or current or former officers or employees of MSI by MSI (each, an "MSI Option") will be automatically converted into an option (a "Cardinal Exchange Option") to purchase that number of Cardinal Common Shares equal to the number of shares of MSI Common Stock issuable immediately prior to the Effective Time upon exercise of the MSI Option multiplied by the Exchange Ratio, with an exercise price per share equal to the exercise price per share which existed under the corresponding MSI Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such MSI Option immediately before the Effective Time. As of the Record Date, 156,154 shares of MSI Common Stock were issuable upon the exercise of outstanding MSI Options, which options, assuming an Exchange Ratio of .8182, based upon an assumed Average Share Price for Cardinal Common Shares of $55.00, will be converted to become approximately 127,765 Cardinal Exchange Options at the Effective Time. The average exercise price per share of all MSI Options outstanding as of the Record Date is $23.89 per share. Following the Merger and assuming solely for illustrative purposes an Exchange Ratio of .8182, based upon an assumed Average Share Price for Cardinal Common Shares of $55.00, the average exercise price per share of Cardinal Exchange Options will be approximately $29.20 per share. In addition, at the Effective Time, each outstanding award of unvested shares of restricted stock which has been granted to current or former officers or employees of MSI by MSI (each such share, a share of "MSI Restricted Stock") will be automatically converted into a number of shares of restricted stock of Cardinal ("Cardinal Exchange Restricted Stock") equal to the number of such shares of MSI Restricted Stock comprising the award, multiplied by the Exchange Ratio, with the same terms and conditions as were applicable to such MSI Restricted Stock award immediately before the Effective Time. See "The Merger -- Interests of Certain Persons in the Merger -- MSI Options and Restricted Stock."

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

     The Merger will become effective (the "Effective Time") when a certificate of merger is filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger. This filing will be made on a date (the "Closing Date") set by Cardinal, which date will be within ten business days following the later of (i) the date of the meeting of MSI Stockholders at which the vote to approve the Merger is obtained and (ii) the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, as the case may be. See "The Merger Agreement -- Conditions."

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to, among other things, (i) approval by the MSI Stockholders of the Merger and the transactions contemplated thereby,
(ii) no temporary restraining order, preliminary or permanent injunction or other order or decree being in effect which prevents the consummation of the Merger, (iii) expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) the Commission having declared the Registration Statement effective, and at the Effective Time, no stop order or similar restraining order prohibiting the Merger having been threatened or entered by the Commission or any state securities administrator, (v) receipt by MSI of a legal opinion to the effect that the Merger will qualify as a tax-free reorganization for federal income tax purposes, (vi) receipt by Cardinal of a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP with respect to qualification of the Merger as a pooling-of-interests for accounting and financial reporting purposes, and (vii) no action having been instituted (x) by any governmental authority which seeks to prevent consummation of the Merger or
(y) which is reasonably likely to result in material damages in connection with the transactions contemplated by the Merger Agreement which, in each case, continues to be outstanding.

     In addition, consummation of the Merger by any party to the Merger Agreement is conditioned upon each of the other parties' representations and warranties being true and correct in all material respects on and as of the Closing Date (except for those made as of a specified time) and performance in all material respects of each of the covenants to be performed or complied with by the other parties thereto. See "The Merger -- Accounting Treatment," "The Merger -- Interests of Certain Persons in the Merger," "The Merger -- Regulatory Approvals," "The Merger Agreement -- Representations, Warranties and Covenants" and "The Merger Agreement -- Conditions."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned on, among other matters, Cardinal's receipt of a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP to the effect that the Merger will qualify as a pooling-of-interests. See "The
Merger -- Accounting Treatment."

REASONS FOR THE MERGER; RECOMMENDATION OF THE MSI BOARD OF DIRECTORS

     MSI. The MSI Board of Directors identified a number of potential advantages of the Merger to the MSI Stockholders. See "The Merger -- Reasons for the Merger; Recommendation of the MSI Board of Directors." These advantages include, among others:

- the opportunity for the MSI Stockholders to continue as stockholders of a combined organization having strategic goals and an operating philosophy similar to and compatible with those of MSI, stressing growth within the health care industry;

- the opportunity for the MSI Stockholders to continue as stockholders of a larger, more diversified combined organization having greater financial and market strength than MSI on a stand-alone basis;

- the opportunity for the MSI Stockholders to receive, on a tax-free basis, a premium over the market price of their shares of MSI Common Stock immediately prior to the announcement of the Merger;

- the opportunity for the MSI Stockholders to exchange shares of MSI Common Stock for a more liquid security;

- the potential enhancement of the value of MSI that could result from the expected retention and continued development of the name recognition, brand identification and goodwill associated with the trade name "Medicine Shoppe International" and the trademark "The Medicine Shoppe(R)" and the other trademarks used in connection with MSI's business; and

- the opportunity to access Cardinal's financial and operating resources, as well as its close relationships with other parties in the pharmaceutical delivery system, in the development of expanded programs and services for the MSI franchisees.

     THE BOARD OF DIRECTORS OF MSI HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, MSI AND THE MSI STOCKHOLDERS. ACCORDINGLY, THE MSI BOARD OF DIRECTORS RECOMMENDS THAT MSI STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Cardinal. The Cardinal Board of Directors, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, considered a number of factors, including among others: (i) the opportunity to continue Cardinal's expansion beyond the purely logistical side of drug wholesaling to offer a combination of value-added information, marketing, and educational services to its retail customers, (ii) the opportunity to expand the access of MSI franchisees, Cardinal's retail customers, and other customer segments to third party payor prescription benefit plans through the development of expanded provider networks, (iii) the addition of MSI's seasoned management team, (iv) the improvement of Cardinal's ability to support the marketing and distribution needs of pharmaceutical suppliers, and
(v) the financial return anticipated by Cardinal management from the combined company after the Merger (including Cardinal management's expectation that the Merger will not have a dilutive effect on the earnings of the combined company) and the flexibility the Merger provides for Cardinal to pursue future growth and acquisition opportunities. For additional information, see "The
Merger -- Reasons for the Merger; Recommendation of the MSI Board of
Directors -- Cardinal."

OPINION OF MSI'S FINANCIAL ADVISOR

     EVEREN Securities, Inc. (formerly known as Kemper Securities, Inc.) ("EVEREN"), MSI's financial advisor, has delivered its written opinion, dated October 10, 1995, to the Board of Directors of MSI to the effect that, based upon the facts and circumstances as they existed as of the date thereof, and subject to certain assumptions and other considerations set forth in such opinion, as of the date thereof, the consideration to be received by MSI Stockholders pursuant to the Merger Agreement was fair from a financial point of view to the MSI Stockholders. The full text of the written opinion of EVEREN, setting forth the assumptions made, matters considered and limitations on the review undertaken by EVEREN, is attached as Annex B to this Proxy Statement/Prospectus and holders of MSI Common Stock are urged to read carefully the opinion in its entirety. See "The Merger -- Opinion of MSI's Financial Advisor" and "-- Interests of Certain Persons in the Merger" for additional information.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of MSI's Board of Directors with respect to the Merger Agreement, MSI Stockholders should be aware that certain officers and Directors of MSI (or their affiliates) have interests in the Merger that are different from and in addition to the interests of MSI Stockholders generally. These interests include, but are not limited to, the fact that (i) each of the executive officers and seven of the eight current non-employee Directors of MSI currently hold MSI Options and/or MSI Restricted Stock, although these will be converted into Cardinal Exchange Options and Cardinal Exchange Restricted Stock in the Merger based on the Exchange Ratio which applies to the MSI Common Stock,
(ii) Cardinal and MSI have executed an employment agreement with David A. Abrahamson, MSI's President and Chief Executive Officer, to become effective upon consummation of the Merger, (iii) certain other officers of MSI may enter into employment agreements with MSI in contemplation of the Merger, and (iv) Cardinal has agreed, from and after the Effective Time, to cause MSI, as the surviving corporation (the "Surviving Corporation"), to indemnify present and former officers and Directors of MSI and has agreed to use its reasonable efforts to cause the Surviving Corporation to maintain in effect after the Effective Time MSI's current policies of directors' and officers' liability insurance, in each case in respect of acts, omissions or matters occurring prior to the Effective Time and subject to certain limitations. The Board of Directors of MSI was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger -- Interests of Certain Persons in the Merger" and "The Merger -- Support/Voting Agreements." For a description of certain relationships of Donald
P. Gallop, a Director of MSI, with MSI's legal and financial advisors, see "The Merger -- Opinion of MSI's Financial Advisor" and "Legal Matters."

EXCHANGE PROCEDURES

     If the MSI Merger Proposal is approved and the Merger is consummated, as soon as practicable after the Effective Time, a letter of transmittal will be mailed or delivered to each MSI Stockholder to be used in forwarding certificates evidencing such holder's shares of MSI Common Stock for surrender and exchange for certificates evidencing Cardinal Common Shares to which such holder has become entitled and, if applicable, cash in lieu of fractional Cardinal Common Shares. After receipt of such letter of transmittal, each holder of certificates formerly representing shares of MSI Common Stock should surrender such certificates to Boatmen's Trust Company, the exchange agent for the Merger, pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each holder will receive in exchange therefor certificates evidencing the whole number of Cardinal Common Shares to which he is entitled and any cash which may be payable in lieu of fractional Cardinal Common Shares. See "The Merger Agreement -- Merger Consideration." Such letter of transmittal will be accompanied by instructions specifying other details of the exchange. MSI STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

STOCK OPTION AGREEMENT

     In connection with the execution of the Merger Agreement, Cardinal and MSI entered into the Stock Option Agreement, dated August 26, 1995 (the "Stock Option Agreement"), pursuant to which MSI has granted to Cardinal an option (the "Option") to purchase up to 1,300,000 shares of MSI Common Stock (or 16.8% of the outstanding shares of MSI Common Stock as of the Record Date, without including any shares subject to or issued pursuant to the Option) at an exercise price of $39.00 per share. The Option is exercisable upon the occurrence of certain events and provides MSI the right, under certain circumstances, to purchase for cash the unexercised portion of the Option and all shares of MSI Common Stock purchased pursuant to the Option. The Option, which Cardinal required that MSI grant as a condition to Cardinal's entering into the Merger Agreement, may increase the likelihood of consummation of the Merger. See "The Merger -- Stock Option Agreement."

SUPPORT/VOTING AGREEMENTS

     Concurrently with the execution of the Merger Agreement, certain stockholders of MSI (including certain Directors of MSI and certain of their affiliates), who as of the Record Date beneficially owned in the aggregate 16.6% of the outstanding MSI Common Stock (each, a "Supporting Stockholder" and together, the "Supporting Stockholders"), executed separate Support/Voting Agreements with Cardinal pursuant to which each Supporting Stockholder agreed, among other things, to vote or direct the vote of all shares of MSI Common Stock beneficially owned by the Supporting Stockholder, or over which the Supporting Stockholder has voting power or control, to approve the Merger and the Merger Agreement and the transactions contemplated thereby. Each Supporting Stockholder also thereby agreed, among other things, to not, and to not permit any company, trust or other entity controlled by the Supporting Stockholder to (i) sell or otherwise transfer any shares of MSI Common Stock, other than pursuant to the Merger, without Cardinal's prior written consent or (ii) solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving MSI, or acquisition of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of MSI, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than as specified therein) with respect to any Competing Transaction or enter into any agreement, arrangement, or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing in any Support/Voting Agreement prevents any Supporting Stockholder from taking any action or omitting to take any action as a member of the Board of Directors of MSI to the extent permitted under certain provisions of the Merger Agreement. Each Support/Voting Agreement may be terminated at the option of any party thereto at any time after the earlier of (i) the termination of the Merger Agreement and (ii) the Effective Time. See "The Merger -- Support/Voting Agreements."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     MSI has received an opinion from Gallop, Johnson & Neuman, L.C. to the effect that if the Merger is consummated in accordance with the terms of the Merger Agreement, no gain or loss will be recognized by MSI or the MSI Stockholders (except to the extent such holders receive cash in lieu of fractional Cardinal Common Shares) for federal income tax purposes. This opinion is based upon and is subject to, among other things, customary representations to be made to Gallop, Johnson & Neuman, L.C. See "Certain Federal Income Tax Consequences."

                        COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the Merger, shares of MSI Common Stock, which are issued by a Delaware corporation, will be converted into the right to receive Cardinal Common Shares, which are issued by an Ohio corporation. There are differences between the rights of MSI Stockholders and the rights of holders of Cardinal Common Shares ("Cardinal Shareholders"). These differences result from (i) differences between Ohio and Delaware law, and (ii) differences between the governing instruments of MSI and Cardinal. For a discussion of the various differences between the rights of MSI Stockholders and Cardinal Shareholders, see "Comparison of Stockholder Rights."

                      SUMMARY HISTORICAL AND UNAUDITED PRO
                          FORMA FINANCIAL INFORMATION

MSI SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary historical financial information of MSI set forth below for each of the years in the five-year period ended September 30, 1994 has been derived from the historical financial statements of MSI. The summary historical financial information for MSI for the nine-month periods ended June 30, 1994 and 1995 has been obtained from the unaudited financial statements of MSI which, in the opinion of management of MSI, include all adjustments of a normal and recurring nature which are necessary to present fairly the information for such periods. Such financial information should be read in conjunction with the financial statements of MSI and other financial information incorporated by reference in this Proxy Statement/ Prospectus. See "Incorporation of Certain Documents by Reference."

                                                                                    NINE MONTHS ENDED
                                                 FISCAL YEAR ENDED
                                                   SEPTEMBER 30,                        JUNE 30,
                                  -----------------------------------------------   -----------------
                                   1990      1991      1992      1993      1994      1994      1995
                                  -------   -------   -------   -------   -------   -------   -------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Net revenues....................  $32,396   $37,098   $41,389   $44,559   $50,563   $37,122   $40,386
Net earnings....................  $ 8,977   $10,560   $11,868   $12,915   $14,467   $10,782   $12,342
Earnings per common share.......  $  1.11   $  1.30   $  1.46   $  1.62   $  1.84   $  1.37   $  1.59
Cash dividends declared per
  common share..................  $  0.18   $  0.26   $  0.36   $  0.44   $  0.48   $  0.36   $  0.42
BALANCE SHEET DATA:
Total assets....................  $50,587   $60,322   $67,787   $72,935   $82,879   $78,585   $88,531
Shareholders' equity............  $47,392   $56,133   $61,514   $69,118   $77,970   $74,671   $83,039

CARDINAL SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary historical financial information of Cardinal set forth below has been derived from and should be read in conjunction with the audited financial statements and other financial information incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                                             FISCAL YEAR                           FISCAL YEAR
                                          ENDED MARCH 31,(1)                    ENDED JUNE 30,(1)
                               ----------------------------------------     -------------------------
                                  1991           1992         1993(2)        1994(2)          1995
                               ----------     ----------     ----------     ----------     ----------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Net revenues.................  $2,803,111     $3,680,678     $4,633,375     $5,790,411     $7,806,092
Earnings available for Common
  Shares before cumulative
  effect of change in
  accounting principle.......      16,849         25,522         37,671         33,931         84,973
Earnings per Common Share
  before cumulative effect of
  change in accounting
  principle(3):
  Primary....................  $     0.53     $     0.74     $     1.10     $     0.86     $     2.01
  Fully diluted..............        0.53           0.74           1.06           0.86           2.01
Cash dividends declared per
  Common Share(3)............  $     0.05     $     0.06     $     0.07     $     0.10     $     0.12
BALANCE SHEET DATA:
Total Assets.................  $  800,213     $  947,081     $1,099,850     $1,395,602     $1,841,804
Long-term obligations........     213,986        304,943        275,789        210,086        209,250
Shareholders' equity.........     185,998        212,438        247,862        368,494        548,197

---------------
(1) Amounts reflect business combinations in fiscal 1991, 1992, 1994 and 1995.

(2) In fiscal 1994, Cardinal recorded a charge to reflect estimated merger costs of approximately $35.9 million ($28.2 million, net of tax) in connection with the combination of Cardinal with Whitmire Distribution Corporation ("Whitmire") in February 1994 (the "Whitmire Merger"), including fees and other transaction costs related to the combination and other costs expected to be incurred in connection with the integration of Cardinal's and Whitmire's business operations. During fiscal 1993, Cardinal received a termination fee of approximately $13.5 million, resulting from the termination by Durr-Fillauer Medical, Inc. of its agreement to merge with Cardinal. During fiscal 1993, Cardinal also recorded charges totaling approximately $13.7 million, primarily related to the closing of certain non-core operations and the integration, standardization and improvement of selected distribution operations, information systems and support functions. In addition, the modification of the terms of certain Whitmire stock options in fiscal 1993 resulted in a one-time stock option compensation charge of approximately $5.2 million. Collectively, these items are referred to as "unusual items." See Note 2 of "Notes to Consolidated Financial Statements" in the 1995 Cardinal Form 10-K, incorporated by reference in this Proxy Statement/Prospectus.

     The following supplemental information, presented for purposes of facilitating meaningful comparisons to ongoing operations and to other companies in the drug distribution industry, summarizes the results of operations of Cardinal, adjusted to reflect the elimination of the effect of the unusual items discussed above and the redemption of Whitmire's preferred stock pursuant to the terms of the Whitmire merger agreement. Solely for purposes of the summary presented below, such redemption is assumed to have been funded from the liquidation of investments in tax-exempt marketable securities.

                                                                        FISCAL YEAR ENDED
                                                                      ----------------------
                                                                      MARCH 31,     JUNE 30,
                                                                        1993          1994
                                                                      ---------     --------
                                                                      (IN THOUSANDS, EXCEPT
                                                                        PER SHARE AMOUNTS)
    Earnings available for Common Shares before cumulative effect of
      change in accounting principle, excluding unusual items.......   $42,865      $ 63,044
    Earnings per Common Share before cumulative effect of change in accounting principle, excluding unusual items:
      Primary.......................................................   $  1.25      $   1.60
      Fully diluted.................................................      1.19          1.60

     Earnings as presented above are reconciled to the amounts in the preceding table as follows:

                                                                        FISCAL YEAR ENDED
                                                                      ----------------------
                                                                      MARCH 31,     JUNE 30,
                                                                        1993          1994
                                                                      ---------     --------
                                                                          (IN THOUSANDS)
    Earnings available for Common Shares as reported, before
      cumulative effect of change in accounting principle...........   $37,671      $ 33,931
    Supplemental Adjustments:
      Merger costs..................................................                  28,180
      Preferred stock redemptions...................................     2,876         1,205
      Interest adjustment on preferred stock........................      (575)         (272)
      Termination fee...............................................    (7,163)
      Restructuring charge..........................................     7,265
      Stock option charge...........................................     2,791
                                                                       -------       -------
    Earnings as supplementally adjusted.............................   $42,865      $ 63,044
                                                                       =======       =======

----------
(3) Earnings and cash dividends per share have been adjusted to give retroactive effect to stock dividends and stock splits.

           UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL INFORMATION

     The unaudited pro forma combined summary financial information of Cardinal and MSI set forth below gives effect to the Merger under the pooling-of-interests accounting method, and assumes that the Merger had occurred at the beginning of the periods presented. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at such time, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined summary financial information should be read in conjunction with the "Unaudited Pro Forma Combined Financial Information" included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma combined earnings statement data does not consider the estimated Merger expenses (aggregating $9.7 million, net of tax) as discussed in Note 2 to the "Unaudited Pro Forma Combined Financial Information."

                                                         FISCAL               FISCAL YEAR
                                                       YEAR ENDED            ENDED JUNE 30,
                                                       MARCH 31,      ----------------------------
                                                       1993(2)(3)     1994(1)(2)(3)     1995(1)(2)
                                                       ----------     -------------     ----------
EARNINGS STATEMENT DATA:
Net revenues.........................................  $4,676,277      $ 5,838,574      $7,859,919
Earnings available for Common Shares before
  cumulative effect of change in accounting
  principle, excluding estimated MSI merger
  expenses...........................................      50,229           47,990         101,000
Earnings per Common Share before cumulative effect of
  change in accounting principle, excluding estimated
  MSI merger expenses(4)(5):
     Primary.........................................  $     1.23      $      1.05      $     2.08
     Fully diluted...................................        1.18             1.04            2.08
Cash dividends declared per Common Share(4)..........  $     0.07      $      0.10      $     0.12
BALANCE SHEET DATA:
Total assets.........................................                                   $1,930,335
Long-term obligations................................                                      209,250
Shareholders' equity.................................                                      621,536

---------------
(1) Amounts reflect business combinations in fiscal 1994 and 1995.

(2) The unaudited pro forma combined earnings statement presents the consolidated statements of earnings for Cardinal for the fiscal years ended March 31, 1993, June 30, 1994 and June 30, 1995, combined with the statements of earnings for MSI for the twelve months ended March 31, 1993, June 30, 1994 and June 30, 1995. The unaudited pro forma balance sheet presents the balance sheet of Cardinal at June 30, 1995 combined with the balance sheet of MSI at June 30, 1995. As discussed in Note 1 of "Notes to Pro Forma Combined Financial Information" included elsewhere in this Proxy Statement/Prospectus, the pro forma combined summary financial information includes the financial data of MSI for the twelve month periods that correspond with Cardinal's fiscal year end which changed from March 31 to June 30 in 1994.

(3) Amounts reflect the effect of unusual items recorded by Cardinal in the fiscal years ended March 31, 1993 and June 30, 1994. The following pro forma combined supplemental information summarizes the pro forma combined results of Cardinal and MSI, adjusted to reflect the elimination of the effect of the unusual items discussed in Note 2 of "Cardinal Summary Historical Financial Information."

                                                                          SUPPLEMENTAL
                                                                       PRO FORMA COMBINED
                                                                          INFORMATION
                                                                       FISCAL YEAR ENDED
                                                                    ------------------------
                                                                    MARCH 31,       JUNE 30,
                                                                      1993            1994
                                                                    ---------       --------
    Pro forma earnings available for Common Shares before
      cumulative effect of change in accounting principle,
      excluding estimated MSI merger expenses and unusual items
      expenses....................................................   $55,423        $ 77,103
    Pro forma earnings per Common Share before cumulative effect of change in accounting principle, excluding estimated MSI merger expenses and unusual items:
         Primary..................................................   $  1.35        $   1.68
         Fully diluted............................................      1.30            1.68

----------
(4) Earnings and cash dividends per Common Share have been adjusted to give retroactive effect to a 25% stock dividend paid by Cardinal on June 30, 1994.

(5) Earnings per Common Share amounts assume the conversion of each share of MSI Common Stock into .8182 Cardinal Common Shares, based upon an assumed Average Share Price for Cardinal Common Shares of $55.00. See "The Merger Agreement -- Merger Consideration."

                           COMPARATIVE PER SHARE DATA

     Set forth below are earnings, cash dividends declared and book value per share data for Cardinal and MSI on both historical and pro forma combined bases and on a per share equivalent pro forma basis for MSI. Pro forma combined earnings per share are derived from the Unaudited Pro Forma Combined Financial Information presented elsewhere in this Proxy Statement/Prospectus, which gives effect to the Merger under the pooling-of-interests accounting method. Pro forma combined cash dividends declared per share reflect Cardinal cash dividends per share declared in the periods indicated. Book value per share for the pro forma combined presentation is based upon outstanding Cardinal Common Shares, adjusted to include Cardinal Common Shares to be issued in the Merger for outstanding shares of MSI Common Stock at the Effective Time. The per share equivalent pro forma combined data for shares of MSI Common Stock is based on the assumed conversion of each share of MSI Common Stock into .8182 Cardinal Common Shares, based upon an assumed Average Share Price for Cardinal Common Shares of $55.00. See "The Merger Agreement -- Merger Consideration." The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Cardinal and MSI incorporated by reference in this Proxy Statement/Prospectus and the "Unaudited Pro Forma Combined Financial Information" and the notes thereto presented elsewhere herein. See "Incorporation of Certain Documents by Reference."

                                                                                       NINE MONTHS
                                                       FISCAL YEAR ENDED                  ENDED
                                                         SEPTEMBER 30,                   JUNE 30,
                                                --------------------------------     ----------------
                                                   1992         1993       1994      1994       1995
                                                -----------     -----     ------     -----     ------
MSI -- Historical:
Earnings per common share.....................     $1.46        $1.62     $ 1.84     $1.37     $ 1.59
Cash dividends declared per common share......      0.36         0.44       0.48      0.36       0.42
Book value per common share...................                              9.93                10.76

                                                FISCAL YEAR       FISCAL YEAR
                                                   ENDED         ENDED JUNE 30,
                                                 MARCH 31,      ----------------
                                                   1993         1994       1995
                                                -----------     -----     ------
Cardinal -- Historical(1):
Earnings per Common Share before cumulative
  effect of change in accounting principle:
  Primary.....................................     $1.10        $0.86     $ 2.01
  Fully diluted...............................      1.06         0.86       2.01
Cash dividends declared per Common Share......      0.07         0.10       0.12
Book value per Common Share...................                             13.07
Cardinal and MSI -- Pro Forma Combined(1)(2):
Earnings per Common Share before cumulative
  effect of change in accounting principle,
  excluding estimated MSI merger expenses:
  Primary.....................................     $1.23        $1.05     $ 2.08
  Fully diluted...............................      1.18         1.04       2.08
Cash dividends declared per Common Share......      0.07         0.10       0.12
Book value per Common Share...................                             12.88
Equivalent Pro Forma Combined Per MSI
  Share(1)(2):
Earnings per common share before cumulative
  effect of change in accounting principle,
  excluding estimated MSI merger expenses:
  Primary.....................................     $1.01        $0.86     $ 1.70
  Fully diluted...............................      0.97         0.85       1.70
Cash dividends declared per common share......      0.06         0.08       0.10
Book value per common share...................                             10.54

---------------
(1) Cardinal's historical earnings per Common Share before cumulative effect of change in accounting principle, the pro forma combined earnings per Common Share before cumulative effect of change in accounting principle and the equivalent pro forma combined earnings per common share before cumulative effect of change in accounting principle reflect the effect of unusual items recorded by Cardinal in the fiscal years ended March 31, 1993 and June 30, 1994. Excluding the impact of Cardinal's unusual items, the amounts would be as follows:

                                                                         FISCAL YEAR ENDED
                                                                       ----------------------
                                                                       MARCH 31,     JUNE 30,
                                                                         1993          1994
                                                                       ---------     --------
    Cardinal earnings per Common Share before cumulative effect of change in accounting principle, excluding unusual items:
      Primary........................................................    $1.25        $ 1.60
      Fully diluted..................................................     1.19          1.60
    Pro forma combined earnings per Common Share before cumulative effect of change in accounting principle, excluding estimated
      MSI merger expenses and unusual items:
      Primary........................................................    $1.35        $ 1.68
      Fully diluted..................................................     1.30          1.68
    Equivalent pro forma combined earnings per Common Share before cumulative effect of change in accounting principle, excluding estimated MSI merger expenses and unusual items:
      Primary........................................................    $1.10        $ 1.37
      Fully diluted..................................................     1.06          1.37

----------
(2) The pro forma combined and the equivalent pro forma combined information (excluding the book value information which is calculated based on the balance sheets of Cardinal and MSI at June 30, 1995) present the combination of Cardinal's statements of earnings for the fiscal years ended March 31, 1993, June 30, 1994 and June 30, 1995, with the statements of earnings of MSI for the twelve months ended March 31, 1993, June 30, 1994 and June 30, 1995.

                         MARKET PRICE AND DIVIDEND DATA

     The following table reflects (i) the range of the reported high and low last sale prices of Cardinal Common Shares on the NYSE Composite Tape and the per share dividends paid thereon and (ii) the range of the reported high and low last sale prices of MSI Common Stock on the NASDAQ/NM and the per share dividends paid thereon, in each case for the calendar quarters indicated. The information in the table has been adjusted to reflect retroactively all applicable stock splits.

                                          CARDINAL                             MSI
                                        COMMON SHARES                     COMMON STOCK
                                      -----------------                 -----------------
                                       HIGH       LOW       DIVIDENDS    HIGH       LOW       DIVIDENDS
                                      ------     ------     ---------   ------     ------     ---------
1993:
  First quarter.....................  $23.80     $19.59       $0.02     $26.25     $21.25       $0.11
  Second quarter....................   23.70      20.59        0.02      23.00      18.63        0.11
  Third quarter.....................   30.00      21.80        0.02      24.00      20.25        0.11
  Fourth quarter....................   38.41      28.80        0.024     24.75      19.50        0.12
1994:
  First quarter.....................  $40.59     $33.30       $0.024    $24.00     $19.75       $0.12
  Second quarter....................   40.80      34.41        0.03      23.75      20.50        0.12
  Third quarter.....................   42.13      36.63        0.03      26.00      22.00        0.12
  Fourth quarter....................   48.25      41.13        0.03      27.00      23.00        0.14
1995:
  First quarter.....................  $50.88     $44.25       $0.03     $30.75     $25.75       $0.14
  Second quarter....................   47.50      42.25        0.03      35.13      30.75        0.14
  Third quarter.....................   56.50      43.75        0.03      44.25      32.50        0.14
  Fourth quarter
     (through October 11, 1995).....   56.25      55.13          --      43.88      43.25          --

     On August 25, 1995, the last full trading day prior to the execution, delivery and public announcement of the Merger Agreement, the closing price of the Cardinal Common Shares was $55.00 per share and the last sale price of the MSI Common Stock was $38.75 per share, as reported on the NYSE Composite Tape and the NASDAQ/NM, respectively. The value of MSI Common Stock at August 25, 1995, on an equivalent per share basis, was $45.00 (assuming an Exchange Ratio of .8182, based upon an assumed Average Share Price for Cardinal Common Shares of $55.00). On October 11, 1995, the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus, the last sale prices of Cardinal
Common Shares and MSI Common Stock were $     per share and $     per share,
respectively, as reported on the NYSE Composite Tape and the NASDAQ/NM, respectively. MSI Stockholders are encouraged to obtain current market quotations for Cardinal Common Shares and MSI Common Stock.

     Cardinal has applied for the listing on the NYSE of the Cardinal Common Shares to be issued in the Merger.

     On August 15, 1995, Cardinal's Board of Directors declared a dividend on Cardinal Common Shares of $0.03 per share, payable on October 16, 1995 to holders of record on October 2, 1995. Cardinal anticipates that it will continue to pay quarterly cash dividends. However, the timing and amount of any future dividends remain within the discretion of the Cardinal Board of Directors and will depend on Cardinal's future earnings, financial condition, capital requirements and other factors.

     Pursuant to the Merger Agreement, MSI has agreed that, during the period from the date of the Merger Agreement to the Effective Time, MSI will not make, declare or pay any dividend or distribution on the MSI Common Stock other than dividends at a rate of not more than $.14 per share per quarter, with a record and payment date in accordance with recent practice. It is anticipated that MSI's Board of Directors, at its next regularly scheduled meeting to be held on November 2, 1995, will declare a quarterly dividend of $.14 per share to MSI stockholders of record on a date preceding consummation of the Merger.

                            THE MSI SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to MSI Stockholders in connection with the solicitation of proxies by the Board of Directors of MSI for use at the MSI Special Meeting to be held on Monday, November 13, 1995, at Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri, commencing at 10:00 a.m., Central Time, and at any adjournment or postponement thereof.

     This Proxy Statement/Prospectus, the Letter to MSI Stockholders, the Notice of the MSI Special Meeting and the form of proxy for use at the MSI Special Meeting are first being mailed to MSI Stockholders on or about October 12, 1995.

MATTERS TO BE CONSIDERED AT THE MSI SPECIAL MEETING

     At the MSI Special Meeting, MSI Stockholders will consider and vote on:

          1. The MSI Merger Proposal, which is a proposal to approve and adopt the Merger Agreement pursuant to which, among other things, (i) Subcorp will be merged with and into MSI with the result that MSI becomes a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held in the treasury of MSI, if any, which will be cancelled) of MSI Common Stock will be converted into a number of Cardinal Common Shares as determined pursuant to the share exchange formula set forth in the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus.

          2. Such other business as may properly come before the MSI Special Meeting.

RECORD DATE; VOTE REQUIRED; VOTING AT THE MEETING

     The Board of Directors of MSI has fixed October 6, 1995, as the Record Date for determination of MSI Stockholders entitled to notice of and to vote at the MSI Special Meeting. Accordingly, only holders of MSI Common Stock of record at the close of business on October 6, 1995, will be entitled to notice of and to vote at the MSI Special Meeting. Each holder of record of MSI Common Stock at the close of business on the Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the MSI Special Meeting. As of the Record Date, there were 7,748,949 shares of MSI Common Stock outstanding and entitled to vote which were held by approximately 841 holders of record.

     Pursuant to MSI's Certificate of Incorporation, as amended (the "MSI Certificate"), its Bylaws (the "MSI Bylaws") and applicable law, the affirmative vote of the holders of a majority of the shares of MSI Common Stock outstanding and entitled to vote thereon is required to approve and adopt the MSI Merger Proposal. As of the Record Date, the Directors and executive officers of MSI and certain of their affiliates may be deemed to be beneficial owners of 13.9% of the outstanding shares of MSI Common Stock and each such person has advised MSI that such person intends to vote in favor of the MSI Merger Proposal. In addition, certain stockholders of MSI (including certain Directors of MSI and certain of their affiliates), who as of the Record Date beneficially owned in the aggregate approximately 16.6% of the outstanding MSI Common Stock, have each agreed to vote or direct the vote of all MSI Common Stock over which such person has voting control in favor of the MSI Merger Proposal.

VOTING OF PROXIES

     All MSI Stockholders who are entitled to vote and are represented at the MSI Special Meeting by properly executed proxies received prior to or at such meeting and not revoked will be voted at such meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the MSI Merger Proposal.

     If any other matters are properly presented at the MSI Special Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment (unless authorization to use such discretion is withheld). MSI is not aware of any matters expected to be presented at the meeting other than as described in its Notice of Special Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of MSI, before the taking of the vote at the MSI Special Meeting, a written notice of revocation bearing a later date than the date of the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of MSI before the taking of the vote at the MSI Special Meeting, or (iii) attending the MSI Special Meeting and voting in person. In order to vote in person at the MSI Special Meeting, MSI Stockholders must attend the meeting and cast their votes in accordance with the voting procedures established for the meeting. Attendance at the meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the meeting to Medicine Shoppe International, Inc., 1100 N. Lindbergh Boulevard, St. Louis, Missouri 63132, Attention: Secretary.

     Pursuant to applicable law, abstaining votes will not be counted in favor of the MSI Merger Proposal. Since the MSI Merger Proposal requires the affirmative vote of a majority of the outstanding MSI Common Stock, abstentions and broker non-votes will have the same effect as votes against such proposal.

SOLICITATION OF PROXIES

     The expenses of the solicitations for the MSI Special Meeting, including the cost of printing and distributing this Proxy Statement/Prospectus and the form of proxy, will be borne by MSI, subject to each party's obligation to reimburse the other for its expenses under certain circumstances. See "The Merger Agreement -- Termination and Amendment." In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees of MSI in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. MSI has retained Morrow & Co., Inc. at an estimated cost of $4,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by MSI with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and MSI will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

APPRAISAL RIGHTS

     Holders of MSI Common Stock will not be entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the Merger. See "Comparison of Stockholder Rights -- Rights of Dissenting Shareholders."

                                   THE MERGER

BACKGROUND OF THE MERGER

     Although discussed from time to time in connection with long-term strategic planning, historically the Board of Directors of MSI has not sought or invited proposals from third parties to acquire MSI. Rather, the MSI Board has followed a long-term strategic objective of internal growth and diversification of MSI as a public company. During the early 1990s, the MSI Board had discussed the desirability of diversification through acquisitions, and in May 1994, MSI engaged EVEREN to act as MSI's financial advisor with respect to possible acquisitions by MSI of companies engaged in businesses complementary to that of MSI. See "The Merger -- Opinion of MSI's Financial Advisor." Such acquisitions, it was believed by the MSI Board, would facilitate the achievement of MSI's long-term strategic objectives.

     As part of its growth strategy, Cardinal continuously evaluates and maintains a variety of contacts with potential candidates for business combinations. Consistent with this strategy, in early July, 1995, Donald P. Gallop, a member of the MSI Board, was contacted by a representative of Cardinal to inquire as to the interest of MSI in exploring a possible business combination with Cardinal. As a result of this unsolicited contact, a special meeting of the MSI Board was held to inform the MSI Board of Cardinal's potential interest in exploring a business combination with MSI. At this special meeting, the MSI Board authorized Messrs. Abrahamson and Gallop to further explore the Cardinal inquiry.

     In late July, representatives of MSI and Cardinal met to discuss the possibility of a business combination between the two companies. Following this meeting, the MSI Board received a report from Messrs. Abrahamson and Gallop as to their exploratory discussions with management of Cardinal, and authorized Messrs. Abrahamson and Gallop to pursue further discussions with Cardinal's representatives. Pursuant to authorization of the MSI Board, MSI entered into an engagement letter with EVEREN, dated July 27, 1995, retaining EVEREN to render financial advisory services to MSI regarding a potential business combination with Cardinal, and to render an opinion as to the fairness of any proposed transaction from a financial point of view. In addition, the MSI Board also reaffirmed its determination that MSI was not for sale and that any business combination with a third party must be consistent with and in furtherance of MSI's long-term strategic objectives.

     During early August 1995, representatives of MSI and Cardinal and their respective advisors discussed the possibility of a business combination and, after execution of a mutual confidentiality agreement, conducted substantial due diligence of each other's business and operations which continued throughout August. As a result of these discussions, representatives of Cardinal indicated to representatives of MSI that Cardinal would be willing to consider a business combination with MSI in which all outstanding shares of MSI Common Stock would be exchanged for Cardinal Common Shares in a transaction structured to qualify as a tax-free reorganization under the Code and accounted for under the pooling-of-interests method pursuant to an exchange ratio formula to be negotiated based upon the market price of the Cardinal Common Shares being within a certain range.

     In mid-August, 1995, the MSI Board met to receive a preliminary report on MSI's due diligence review and the results of the continuing discussions with Cardinal. At the meeting, the MSI Board considered the salient terms of a possible transaction with Cardinal, including the terms of an exchange ratio formula and of a stock option agreement and support/voting agreements (the execution of which Cardinal had indicated would be a condition to its entering into a definitive agreement to effect a combination with MSI), which were being negotiated between the representatives of MSI and Cardinal. The Board also considered EVEREN's preliminary analysis of a combination of the businesses of MSI and Cardinal from a financial point of view and the alternatives to effecting such a transaction with Cardinal. Based on its review at the meeting, the MSI Board authorized its representatives to continue to pursue a potential business combination with Cardinal, subject to the negotiation of a definitive merger agreement and related agreements containing terms satisfactory to the MSI Board.

     Also in mid-August, 1995, the possibility of a transaction between Cardinal and MSI was discussed at the regular quarterly meeting of the Cardinal Board of Directors. At such meeting, the Cardinal Board authorized Cardinal management to continue discussions concerning a possible business combination with MSI.

     During the last two weeks of August, Mr. Gallop, as a member of the committee of the MSI Board (consisting of Mr. Gallop and Mr. Leslie F. Loewe) which had been established by the MSI Board to negotiate with Cardinal, conferred with representatives of Cardinal and negotiated the detailed terms, provisions and conditions of the Merger Agreement, and of the Stock Option Agreement and the Support/Voting Agreements.

     A special meeting of the Cardinal Board was held on August 25, 1995, to consider the terms of the proposed transaction with MSI. At this meeting, the Cardinal Board discussed in detail the terms of the possible transaction. At the conclusion of such discussion, the Cardinal Board approved the transaction, subject to the approval of the transaction by MSI.

     At a special meeting on August 26, 1995, the MSI Board received a detailed report of the terms and provisions of the Merger Agreement, the Stock Option Agreement and the Support/Voting Agreements as negotiated by MSI's representatives, including the exchange ratio formula, and EVEREN's oral opinion (subsequently confirmed in writing by letter dated September 5, 1995) that the consideration to be received by MSI Stockholders pursuant to the Merger Agreement was fair from a financial point of view to the MSI Stockholders. The MSI Board then determined that the terms of the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, MSI and its stockholders, and accordingly, each of the Directors present and voting at the meeting approved the Merger Agreement, the Stock Option Agreement and the Support/Voting Agreements and resolved to recommend that the MSI Stockholders vote for the approval and adoption of the Merger Agreement at a special meeting of MSI Stockholders to be held for that purpose. One Director was travelling and unable to attend this meeting, but subsequently advised the MSI Board of his support of the Merger. In addition, because of his interest in the proposed Merger as described under the caption "Interests of Certain Persons in the Merger," Mr. Abrahamson abstained from voting, but advised the MSI Board of his support of the Merger following the vote. See "-- Reasons for the Merger; Recommendation of the MSI Board of Directors."

     On Saturday, August 26, 1995, the Merger Agreement, the Stock Option Agreement and the Support/ Voting Agreements were executed, and on Monday, August 28, 1995, the parties issued a joint press release announcing the Merger.

REASONS FOR THE MERGER; RECOMMENDATION OF THE MSI BOARD OF DIRECTORS

     MSI. The Board of Directors of MSI believes that a business combination with Cardinal, pursuant to the Merger Agreement, is in the best short-term and long-term interests of MSI and its stockholders. The MSI Board believes that (i) the MSI Stockholders will continue as stockholders of a combined organization having strategic goals and an operating philosophy similar to and compatible with those of MSI, stressing growth within the health care industry, (ii) the MSI Stockholders will continue as stockholders of a larger, more diversified combined organization having greater financial and market strength than MSI on a stand-alone basis, (iii) the Merger offers an attractive opportunity for the MSI Stockholders to receive, on a tax-free basis, a premium over the market price of their shares of MSI Common Stock immediately prior to the announcement of the Merger, (iv) the MSI Stockholders will exchange their shares of MSI Common Stock for a more liquid security, (v) the value of MSI will potentially be enhanced as a result of the expected retention and continued development of the name recognition, brand identification and goodwill associated with the trade name "Medicine Shoppe International" and the trademark "The Medicine Shoppe(R)" and the other trademarks used in connection with MSI's business, and (vi) MSI will have access to Cardinal's financial and operating resources, as well as its close relationships with other parties in the pharmaceutical delivery system, in the development of expanded programs and services for the MSI franchisees. Accordingly, each of the Directors present and voting at the August 26 special meeting of the MSI Board approved the Merger Agreement, and recommends that the MSI Stockholders vote for its approval and adoption. One Director was travelling and unable to attend this meeting, but subsequently advised the MSI Board of his support of the Merger. In addition, because of his interest in the proposed Merger as described under the caption "Interests of Certain Persons in the Merger," Mr. Abrahamson abstained from voting, but advised the MSI Board of his support of the Merger following the vote.

     In the course of reaching its conclusion to approve the Merger Agreement and the transactions contemplated thereby, the MSI Board, at meetings of the MSI Board held in July and August 1995, received presentations from, and reviewed the proposed terms and conditions of the Merger with, the Chief Executive Officer of MSI, the ad hoc negotiating committee (consisting of Messrs. Gallop and Loewe), and its legal and financial advisors. In its deliberations concerning the Merger, the MSI Board considered a number of factors including
(i) the business, assets, management, competitive position and prospects of each of Cardinal and MSI, (ii) the financial condition, results of operations and cash flows of each of Cardinal and MSI, before and after giving effect to the Merger, (iii) the Exchange Ratio and other terms and conditions of the proposed Merger, including the granting of the Option to Cardinal pursuant to and under the terms of the Stock Option Agreement and the execution of the Support/Voting Agreements, (iv) the expectation that the Merger will be a tax-free reorganization for Federal income tax purposes and accounted for under the pooling-of-interests method of accounting, (v) the comparative dividend rates of Cardinal and MSI, (vi) recent and current market prices of the Cardinal Common Shares, on which the Exchange Ratio for the Merger was based, and that Cardinal Common Shares were trading in a reasonable range prior to announcement of the transaction, and (vii) that, under certain circumstances more fully described under the caption "The Merger Agreement -- No Negotiations or Solicitations," the MSI Board may consider competing transactions to the Merger. The MSI Board also considered the opinion of EVEREN, described below, to the effect that the consideration to be received by the MSI Stockholders pursuant to the Merger Agreement, is fair from a financial point of view. See "The Merger -- Opinion of MSI's Financial Advisor."

     The foregoing discussion of the factors considered by the MSI Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the MSI Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

     FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF MSI HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, MSI AND THE MSI STOCKHOLDERS. ACCORDINGLY, THE MSI BOARD OF DIRECTORS RECOMMENDS THAT MSI STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Cardinal. In the course of reaching its decision to approve the Merger Agreement and each of the transactions contemplated thereby, the Board of Directors of Cardinal consulted with Cardinal's legal and financial advisors as well as with Cardinal's management, and considered a number of factors, including (i) the opportunity to continue Cardinal's expansion beyond the purely logistical side of drug wholesaling to offer a combination of value-added information, marketing, and educational services to its retail customers, (ii) the creation of networking opportunities for all Cardinal customer segments in the areas of information and cognitive services provided by pharmacists, (iii) the improvement of Cardinal's ability to support the marketing and distribution needs of pharmaceutical suppliers, (iv) the financial return anticipated by Cardinal management from the combined company after the Merger, including Cardinal management's expectation that the Merger will not have a dilutive effect on the earnings of the combined company, (v) the addition of MSI's seasoned management team, (vi) the opportunity to expand the access of MSI franchisees, Cardinal's retail customers, and other customer segments to third party payor prescription benefit plans through the development of expanded provider networks, (vii) the ability to identify potential new candidates from Cardinal's existing base of independent retail customers who could become MSI franchisees, thereby benefitting from MSI's programs and services for retail pharmacists, (viii) the opportunity to achieve the benefits of scale and leverage with respect to investments in new technology, systems, and services,
(ix) access to MSI's experience and business relationships with pharmacy providers in the international arena, and (x) the strong financial condition of MSI (the debt-to-total capital ratio of the combined companies after the

Merger is anticipated to be approximately 26%, well below Cardinal's targeted debt capacity of 50%), which preserves the financial flexibility of Cardinal to pursue future growth and acquisition opportunities.

     The Cardinal Board also considered the fact that it is a condition to the consummation of the Merger that the Merger be treated as a pooling-of-interests for financial reporting and accounting purposes, thereby, adding no goodwill to Cardinal's balance sheet.

     The foregoing discussion of the factors considered by the Cardinal Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Cardinal Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

OPINION OF MSI'S FINANCIAL ADVISOR

     Pursuant to an agreement dated July 27, 1995, as amended (the "EVEREN Engagement Agreement"), MSI engaged EVEREN as its financial advisor and, among other matters, to render an opinion to the MSI Board as to the fairness, from a financial point of view, of the consideration to be received by the MSI Stockholders pursuant to the Merger Agreement. At the meeting of the MSI Board on August 26, 1995, EVEREN orally advised the MSI Board as to various financial considerations relating to the Merger and that, in EVEREN's opinion, the consideration to be received by the MSI Stockholders pursuant to the Merger Agreement was fair to the MSI Stockholders from a financial point of view. EVEREN's oral opinion was subsequently confirmed in writing by a letter delivered to the MSI Board dated September 5, 1995. Subsequently, EVEREN delivered to the MSI Board its written opinion, dated October 10, 1995, to the effect that, based upon and subject to the matters set forth therein and such other matters as EVEREN considered relevant, as of the date thereof, the consideration to be received by the MSI Stockholders pursuant to the Merger Agreement is fair from a financial point of view to the MSI Stockholders (the "EVEREN Opinion").

     THE FOLLOWING SUMMARY OF THE EVEREN OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EVEREN OPINION WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND THE SCOPE OF THE LIMITATIONS OF THE REVIEW UNDERTAKEN BY EVEREN. THE FULL TEXT OF THE EVEREN OPINION, WHICH IS HEREBY INCORPORATED BY REFERENCE IN ITS ENTIRETY, IS SET FORTH IN ANNEX B. MSI STOCKHOLDERS ARE URGED TO READ THE EVEREN OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DETAILED DESCRIPTION OF THE INVESTIGATION UNDERTAKEN, THE INFORMATION REVIEWED BY, AND THE FACTORS CONSIDERED BY EVEREN, IN FORMULATING THE EVEREN OPINION. THE EVEREN OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED, FROM A FINANCIAL POINT OF VIEW, BY MSI STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT AND HAS BEEN PROVIDED SOLELY FOR THE USE BY THE MSI BOARD OF DIRECTORS IN CONNECTION WITH ITS EVALUATION OF THE MERGER. THE EVEREN OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY. THE EVEREN OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MSI STOCKHOLDER REGARDING HOW SUCH MSI STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

     In rendering the EVEREN Opinion, EVEREN reviewed, among other items, the following: (i) certain public information, including certain public financial information, regarding both MSI and Cardinal; (ii) certain internal financial information and operating data prepared by, or on behalf of, the management of MSI; (iii) certain financial projections prepared by, or on behalf of, the management of MSI; (iv) certain financial information prepared by, or on behalf of, the management of Cardinal; (v) certain public information regarding stock prices and trading activity of the securities of MSI, Cardinal, and other comparable publicly-traded companies; (vi) financial terms of certain other publicly reported merger and acquisition transactions; (vii) the Merger Agreement and certain collateral documents; and (viii) such other information as EVEREN deemed necessary and appropriate in order to render the EVEREN Opinion (all such items and documents are collectively referred to as the "Collective Information").

     EVEREN held discussions with members of management and the Board of Directors of MSI regarding the past and current operations of MSI, the historical and current financial condition of MSI, and the prospects for MSI's future operations. EVEREN also held discussions with senior executives and certain select members of the Board of Directors of Cardinal regarding the past and the current operations of Cardinal, the historical and current financial condition of Cardinal, the prospects for Cardinal's future operations and certain marketing and operational synergies that might result from the Merger. EVEREN also participated in discussions and negotiations relating to the Merger with MSI, Cardinal and their respective representatives.

     In connection with its review, EVEREN assumed and relied upon the accuracy and completeness of all financial and other information provided to it or that was publicly available as of the date of the EVEREN Opinion including, but not limited to, the Collective Information. EVEREN was not engaged to independently verify such information including, without limitation, the opinions expressed by the officers and directors of either MSI or Cardinal during their discussions with EVEREN. EVEREN presumed that all financial projections and other financial information provided to it were reasonable, were prepared in accordance with accepted industry practice, and reflected the best estimates and judgments of either the management of MSI or of Cardinal, as the case may be, available at the time said financial projections and financial information were prepared.

     EVEREN was not engaged, and accordingly did not make or obtain, any independent evaluations or appraisals of any of MSI's assets, properties or liabilities, nor was EVEREN engaged to make or to obtain any such independent evaluations or appraisals, nor has EVEREN been furnished with any such evaluations or appraisals other than certain published evaluations and market studies. EVEREN assumed that the Merger Agreement was negotiated by Cardinal and MSI on an arm's length basis. EVEREN did not, and was not engaged, to solicit or to investigate possible alternative transactions which might be available to MSI or third party indications of interest in entering into a transaction of the nature set forth in the Merger Agreement. EVEREN also took into account its own assessment of the general economic, market and financial conditions and the particular circumstances as they existed on the date of the EVEREN Opinion, which were applicable to MSI, and which could be evaluated by EVEREN. The EVEREN Opinion does not address the decision of the MSI Board of Directors to enter into the Merger Agreement or to consummate the Merger. EVEREN expressed no opinion as to the effect, if any, that the Merger would have on the price of Cardinal Common Shares.

     IN CONNECTION WITH THE PREPARATION OF ITS PRESENTATION TO THE MSI BOARD OF DIRECTORS AND THE EVEREN OPINION, EVEREN DETERMINED THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND APPLIED THOSE METHODS TO THE PARTICULAR CIRCUMSTANCES OF THE MERGER. ACCORDINGLY, THE SUMMARY OF THE ANALYSIS AND THE SUMMARY OF THE EVEREN OPINION ARE NOT COMPLETE DESCRIPTIONS OF THE METHODS OF FINANCIAL ANALYSIS USED BY EVEREN, THE EVEREN OPINION, OR THE EVEREN PRESENTATION TO THE MSI BOARD OF DIRECTORS. MOREOVER, NO COMPANY OR TRANSACTION USED IN THIS ANALYSIS WAS IDENTICAL TO MSI, CARDINAL OR THE MERGER. IN RENDERING ITS OPINION, EVEREN DID NOT ATTRIBUTE ANY PARTICULAR WEIGHT TO ANY SINGLE METHOD OF ANALYSIS USED BY IT OR TO ANY FACTOR CONSIDERED BY IT, BUT RATHER MADE QUALITATIVE JUDGMENTS AS TO THE SUFFICIENCY AND/OR RELEVANCE OF EACH METHOD OF ANALYSIS AND FACTOR. EVEREN BELIEVES THAT ITS ANALYSIS MUST BE CONSIDERED AS A WHOLE AND THAT CONSIDERING ANY PORTION OF THE ANALYSIS WITHOUT CONSIDERING THE ENTIRE ANALYSIS COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF THE PROCESS UNDERLYING THE EVEREN OPINION OR THE CONCLUSIONS SET FORTH THEREIN. THE ESTIMATES USED IN THE ANALYSIS ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR PREDICTIVE OF FUTURE RESULTS OR VALUES WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN AS SET FORTH THEREIN. IN ADDITION, VALUATIONS OF BUSINESSES OR SECURITIES DO NOT PURPORT TO BE APPRAISALS OR TO REFLECT THE PRICES AT WHICH BUSINESSES OR SECURITIES MAY ACTUALLY BE SOLD.

     The following is a brief summary of certain analyses that EVEREN presented to the Board of Directors of MSI on August 26, 1995 and which formed the basis for the EVEREN Opinion.

     PUBLIC MARKET ANALYSIS. Using publicly available information, EVEREN identified five companies that were representative of the retail drug store industry. These drug store retailers included Arbor Drugs, Inc., Big "B", Inc., Longs Drug Stores, Inc., Revco D.S., Inc., and Walgreen Company (collectively, the "Comparable

Companies"). EVEREN then compared multiples and ratios derived from stock prices, earnings and other financial information of MSI to the corresponding multiples and ratios of the Comparable Companies.

     For the purpose of this Public Market Analysis, EVEREN assumed that the per share consideration to be received by the MSI Stockholders in connection with the Merger would be equal to $45.00 per share and that the aggregate market value of MSI was equal to the per share consideration to be received by MSI Stockholders multiplied by the total number of shares of MSI Common Stock outstanding. This analysis indicated, among other things, that the sum of the aggregate market value paid by Cardinal plus all outstanding indebtedness, less cash, as a multiple of MSI's earnings before interest and taxes for the twelve month period ending June 30, 1995 was 12.5x, as compared to a high for the Comparable Companies of 12.5x, a low of 6.6x, and a harmonic mean of 9.7x; that the aggregate market value as a multiple of MSI's 1995 net income (calendarized to reflect a December 31, 1995 year-end) as estimated by industry analysts was 20.6x, as compared to a high for the Comparable Companies of 20.7x, a low of 14.6x, and a harmonic mean of 17.2x; and that the aggregate market value as a multiple of MSI's 1996 estimated net income (calendarized to reflect a December 31, 1996 year-end) as estimated by industry analysts was 18.6x, as compared to a high for other companies of 17.1x, a low of 13.5x, and a harmonic mean of 15.3x.

     COMPARABLE TRANSACTION ANALYSIS. Using publicly available information, EVEREN identified forty-four merger and acquisition transactions completed between June 1, 1994 and August 14, 1995 where the shareholders of the target company received aggregate consideration of $250,000,000 to $500,000,000 and about which sufficient public information was available. Of the forty-four merger and acquisition transactions identified, four of them involved companies engaged in the health care industry.

     EVEREN then assumed that the per share consideration to be received by each MSI Stockholder would be equal to $45.00 and compared the premiums paid in each of the public mergers or acquisitions to the price of the target company's common stock as reported four weeks before the transaction was announced, one week before the transaction was announced, and one day before the transaction was announced, to the premiums to be paid to the MSI Stockholders for the same time periods. The premiums paid for the target company's common stock four weeks prior to the date that the merger or acquisition was announced ranged from 0.6% to 301.0% with a median of 42.1%, as compared to the premium to be received by the MSI Stockholders for the same period of 31.4%; the premiums paid for the target company's common stock one week prior to the date that the merger or acquisition was announced ranged from (10.3)% to 290.0% with a median of 38.0%, as compared to the premium to be received by the MSI Stockholders for the same period of 16.9%; and the premiums paid for the target company's common stock one day prior to the date that the merger or acquisition was announced ranged from (10.3)% to 301.0% with a median of 31.4%, as compared to the premium to be received by the MSI Stockholders for the same period of 16.1%.

     PRO FORMA MERGER ANALYSIS. EVEREN analyzed certain potential effects of the Merger on the earnings per Cardinal Common Share for the twelve month periods ending June 30, 1996 and June 30, 1997, based on the assumption that the MSI Stockholders received between $42.00 and $46.00 for each share of MSI Common Stock. Based upon consensus analyst estimates regarding MSI and Cardinal, this analysis indicated that the Merger would be non-dilutive to Cardinal's earnings per share for each of the twelve month periods ending June 30, 1996 and June 30, 1997. The actual operating results or financial position that may be achieved by Cardinal, after the Merger, may vary from these projected results.

     CONTRIBUTION ANALYSIS. EVEREN's contribution analysis suggested that for the twelve month period ending June 30, 1996, MSI, as a percentage of Cardinal, after giving pro forma effect to the Merger, would represent 12.8% of earnings before interest and taxes and 13.8% of net income, in each case of the combined entity. Assuming that MSI Stockholders receive consideration in the Merger equal to $45.00 in Cardinal Common Shares for each share of MSI Common Stock held, the MSI Stockholders will own approximately 13.3% of Cardinal.

     DISCOUNTED CASH FLOW ANALYSIS. EVEREN performed a discounted cash flow analysis of MSI on a stand-alone basis based on management's projections for the period September 30, 1995 through September 30, 2000. EVEREN determined a range of net present values for MSI Common Stock using assumed multiples of projected earnings contained in these projections and assumed discount rates. EVEREN applied assumed multiples ranging from 9.0 times to 12.0 times MSI's projected earnings before interest and taxes for the year ended September 30, 2000. In this analysis, EVEREN used discount rates ranging from 15.0% to 21.0%. As a basis for these discount rates, EVEREN reviewed the ten-year total return on the S&P 500 which was approximately 14.8% as of the date of the EVEREN Opinion. This discounted cash flow analysis resulted in a range of net present values for MSI as a stand-alone entity of $33.87 to $53.84 per share of MSI Common Stock.

     LEVERAGED BUYOUT ANALYSIS. EVEREN also prepared a financial analysis of a hypothetical leveraged buyout transaction of MSI to determine the feasibility of such a transaction and an estimated range of value for MSI. While there is no assurance that such financing is or would be available, the leveraged buyout analysis assumed that financing for such a transaction would consist of a combination of senior debt, senior subordinated debt, equity and the cash currently on MSI's balance sheet. The analysis also reflected numerous assumptions made by EVEREN including the capital structure of MSI in a leveraged buyout and the expected rates of return required by investors in such a transaction, among others. The analysis was based upon financial projections for MSI prepared by management which include numerous assumptions with respect to industry performance, business and economic conditions, many of which are beyond the control of MSI's management. Based upon the MSI financial projections, and a judgment of the appropriate capital structure and required rates of return for each type of security holder in a hypothetical leveraged buyout of MSI, EVEREN calculated a range of per share equity values of $37.00 to $41.00 for the MSI Common Stock.

     STOCK TRADING INFORMATION. EVEREN reviewed and analyzed the historical trading prices and volumes for the MSI Common Stock on a monthly basis for the period November 1, 1991 through August 18, 1995. EVEREN also compared and analyzed the historical trading prices and volumes for the Cardinal Common Shares for the period November 1, 1991 through August 18, 1995.

     As indicated above, EVEREN was retained by MSI in May 1994 as its financial advisor and has received a quarterly retainer fee of $15,000 for such services. EVEREN has provided research coverage for MSI and from time to time has recommended the purchase of MSI securities. EVEREN has also acted on behalf of MSI in its common stock repurchase program and has earned fees of approximately $23,000 since October 1993. In the ordinary course of business, EVEREN acts as a market maker and broker in the MSI Common Stock and receives customary compensation in connection therewith. In the ordinary course of business, EVEREN actively trades in the publicly traded securities of MSI for its own account and for the account of its customers and, accordingly, may at any time hold a net long position in such securities.

     EVEREN is a nationally recognized investment banking firm and is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, corporate restructuring, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and evaluations for corporate and other purposes. The MSI Board selected EVEREN to act as its financial advisor in connection with the Merger on the basis of its knowledge of EVEREN through prior engagements and EVEREN's experience in rendering financial advice in transactions similar to the Merger. Because John S. Gallop, an Executive Vice President of EVEREN, is his son, Donald P. Gallop, a Director of MSI, abstained from voting in the selection of EVEREN as financial advisor in connection with the Merger and did not participate in negotiations of the EVEREN Engagement Agreement.

     Pursuant to the terms of the EVEREN Engagement Agreement, MSI has agreed to pay EVEREN a fee payable upon consummation of the Merger of a percentage of the aggregate value of the Cardinal Common Shares received by the MSI Stockholders determined at that time (the "Merger Consideration Value"). The fee payable to EVEREN is one-half of one percent of the Merger Consideration Value if the MSI Stockholders receive a premium of twenty-five percent or less over the "Base Stock Price" (defined below), and such percentage increases pro rata to the extent that the premium is over twenty-five percent of the Base Stock Price to a maximum of one percent of the Merger Consideration Value if the MSI Stockholders receive a premium of fifty percent or greater over the Base Stock Price. The Base Stock Price, which is defined in the EVEREN Engagement Letter as the average of MSI's closing prices for the ten day period immediately preceding the execution thereof, is $33.53. Accordingly, it is expected that EVEREN's fee to be earned upon the effectiveness of the Merger will be approximately $2.4 million. Notwithstanding the foregoing, EVEREN and MSI have agreed that such fee shall not exceed $2,427,311 and shall not be less than $2,170,222. In addition, MSI has agreed to reimburse EVEREN for out-of-pocket expenses incurred in connection with the Merger, up to a maximum of $25,000, and to indemnify EVEREN against certain liabilities, including liabilities that may arise under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the MSI Board with respect to the Merger Agreement, MSI Stockholders should be aware that certain officers and Directors of MSI (or their affiliates) have interests in the Merger that are different from and in addition to the interests of MSI Stockholders generally. The Board of Directors of MSI was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby.

     MSI Options and Restricted Stock. Prior to the Effective Time, Cardinal and MSI will take all such actions as may be necessary to cause each unexpired and unexercised MSI Option under stock option plans of MSI in effect on the date of the Merger Agreement which has been granted to Directors or current or former officers or employees of MSI by MSI to be automatically converted at the Effective Time into a Cardinal Exchange Option to purchase that number of Cardinal Common Shares equal to the number of shares of MSI Common Stock issuable immediately prior to the Effective Time upon exercise of the MSI Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price per share equal to the exercise price per share which existed under the corresponding MSI Option divided by the Exchange Ratio, and with other terms and conditions, including the grant date for vesting purposes, that are the same as the terms and conditions of such MSI Option immediately before the Effective Time. As of the Record Date, 156,154 shares of MSI Common Stock were issuable upon the exercise of outstanding MSI Options, which options, assuming an Exchange Ratio of .8182, based upon an assumed Average Share Price for Cardinal Common Shares of $55.00, will be converted to become approximately 127,765 Cardinal Exchange Options at the Effective Time. The average exercise price per share of all MSI Options outstanding as of the Record Date is $23.89 per share. Following the Merger and assuming solely for illustrative purposes an Exchange Ratio of .8182, based upon an assumed Average Share Price for Cardinal Common Shares of $55.00, the average exercise price per share of Cardinal Exchange Options will be approximately $29.20 per share. Assuming the exercise of all Cardinal Exchange Options immediately after the Effective Time and assuming an Exchange Ratio of .8182, based upon an assumed Average Share Price for Cardinal Common Shares of $55.00, the holders thereof would hold less than 1% of all Cardinal Common Shares issued and outstanding immediately after the Effective Time (without giving effect to any Cardinal Common Shares otherwise held by such holders). Each of the executive officers and seven of the eight current non-employee Directors of MSI currently hold MSI Options which will become Cardinal Exchange Options.

     Cardinal and MSI will also take, prior to the Effective Time, all such actions as may be necessary to cause each outstanding award of unvested shares of MSI Restricted Stock which has been granted to officers of MSI by MSI to be automatically converted at the Effective Time into a number of shares of Cardinal Exchange Restricted Stock equal to the number of such shares of MSI Restricted Stock comprising the award, multiplied by the Exchange Ratio, with the same terms and conditions as were applicable to such MSI Restricted Stock award immediately before the Effective Time. Certain of the executive officers of MSI hold shares of MSI Restricted Stock which will become shares of Cardinal Exchange Restricted Stock.

     Employment Agreements. In connection with the Merger, David A. Abrahamson, President and Chief Executive Officer of MSI, has entered into an employment agreement (the "New Employment Agreement") with MSI and Cardinal. The New Employment Agreement is effective only upon the consummation of the Merger. It provides for the employment of Mr. Abrahamson as President and Chief Executive Officer of MSI for a term of five years from the Effective Time. MSI as the Surviving Corporation will pay Mr. Abrahamson an annual base salary of not less than $256,520, subject to review at least annually for possible increase. Mr. Abrahamson will also be entitled to an annual bonus. For the fiscal year of MSI ending September 30, 1995, the annual bonus will be payable pursuant to the terms of the existing employment agreement, dated as of October 1, 1994, between MSI and Mr. Abrahamson. For the twelve-month period ending September 30, 1996, the annual bonus will be payable in accordance with the New Employment Agreement, and thereafter, the annual bonus will be payable pursuant to Cardinal's Management Incentive Plan or any successor thereto. Mr. Abrahamson will also be entitled to certain fringe benefits, including group health, life, and disability insurance, retirement savings and other employee benefit plans which are substantially equivalent in the aggregate to either (i) MSI's group benefit plans as in effect on August 26, 1995, or (ii) the group benefit plans maintained from time to time by Cardinal in which the management personnel of Cardinal generally participate. In addition, Mr. Abrahamson will be eligible to participate in Cardinal's Stock Incentive Plan or any successor plan.

     If Mr. Abrahamson's employment under the New Employment Agreement is terminated by MSI without "cause" or by Mr. Abrahamson for "good reason" (as those terms are defined in the New Employment Agreement), MSI will be obligated to continue to pay his base salary and to provide him with health benefits for the remaining term of the New Employment Agreement; but Mr. Abrahamson will be required to use reasonable efforts to obtain other employment, and any earnings or health benefits he obtains from other employment will reduce MSI's obligations to provide him with continued base salary and benefits.

     Under the New Employment Agreement, Mr. Abrahamson is subject to a confidentiality covenant, a covenant not to solicit employees of MSI, Cardinal and their affiliates, and a covenant not to compete with MSI, Cardinal and their affiliates. The noncompetition covenant will remain in effect for between one and six years after the termination of Mr. Abrahamson's employment, depending upon the time and circumstances of such termination.

     As consideration for the noncompetition covenant, Mr. Abrahamson will be granted as of the Effective Time (i) options to purchase 10,000 Cardinal Common Shares and (ii) 5,000 restricted Cardinal Common Shares, in each case pursuant to Cardinal's Stock Incentive Plan or any successor plan. The options will have a per-share exercise price equal to the last sale price of Cardinal Common Shares as reported on the NYSE Composite Tape on the Closing Date. The options will have a term of ten years from the Effective Time and shall vest and become fully exercisable on the third anniversary of the Effective Time. The restricted Cardinal Common Shares will vest on the third anniversary of the Effective Time.

     In addition, certain officers of MSI may enter into employment agreements with MSI for one- or three-year terms in contemplation of the Merger.

     Indemnification; Insurance. In the Merger Agreement, Cardinal has agreed that, from and after the Effective Time, it will cause the Surviving Corporation in the Merger to indemnify and hold harmless (including providing adequate funding), pursuant to the procedures set forth in the Merger Agreement, the present and former officers and Directors of MSI in respect of acts or omissions occurring prior to the Effective Time to the fullest extent provided under the MSI Certificate and MSI Bylaws in effect on the date of the Merger Agreement. Cardinal has also agreed to use its reasonable efforts to cause the Surviving Corporation in the Merger to maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by MSI with respect to matters occurring prior to the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the covered officers and directors and (ii) the Surviving Corporation will not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid prior to the date hereof, but in such case will purchase as much coverage as possible for such amount.

     See "The Merger -- Support/Voting Agreements." For a description of certain relationships of Donald P. Gallop, a Director of MSI, with MSI's legal and financial advisors, see "The Merger -- Opinion of MSI's Financial Advisor" and "Legal Matters."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned on Cardinal's receipt of a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP, independent auditors of Cardinal, confirming its letter dated the date of this Proxy Statement/Prospectus to the effect that the Merger will qualify as a pooling-of-interests for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Cardinal and MSI will be carried forward to the combined company at their historical recorded amounts, income of the combined company will include income of MSI and Cardinal for the entire fiscal year in which the combination occurs, and the reported income of the separate companies for previous periods will be combined and restated as income of the combined company. See "The Merger Agreement -- Conditions" and "Unaudited Pro Forma Combined Financial Information."

     It is a condition to the Merger that MSI obtain written undertakings at least 35 days prior to the MSI Special Meeting from each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of MSI for purposes of Rule 145 under the Securities Act to the effect that, among other things, such person has not sold, transferred or otherwise disposed of, or directed or caused the sale, transfer or other disposition of, any shares of MSI Common Stock or Cardinal Common Shares or MSI Options during the 30 days prior to the Effective Time and will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any Cardinal Common Shares or Cardinal Exchange Options (or Cardinal Common Shares issuable upon exercise thereof) received in or as a result of the Merger or otherwise until after such time as Cardinal shall have publicly released a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission or any other public filing, statement or announcement which includes the combined financial results of Cardinal and MSI for a period of at least 30 days of combined operations of Cardinal and MSI following the Effective Time. See "The Merger Agreement -- Conditions."

REGULATORY APPROVALS

     Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. On September 12, 1995, Cardinal and MSI furnished to the FTC and the Antitrust Division certain required information and documentary material with respect to the Merger. On September 27, 1995, Cardinal and MSI were notified that the waiting period requirements under the HSR Act had been satisfied.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divesture of substantial assets of MSI or Cardinal. MSI and Cardinal believe that the consummation of the Merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

     Other than as described herein, the Merger does not require the approval of any Federal or state agency. However, upon effectiveness of the Merger, MSI will be required to amend its Uniform Franchise Offering Circular (the "Offering Circular"), the delivery of which is required in connection with the offering of a franchise by a franchisor (such as MSI) to a potential franchisee, to include certain information about Cardinal, as an affiliate of MSI, and the operation of MSI following the Merger. Such amendment may require the approval of regulatory agencies in up to 13 states as a condition to the continued use of the Offering Circular in those states. It is expected that all of such regulatory approvals can be obtained within a 30-day period following the Effective Time and that the inability of MSI to use its Offering Circular in connection with the sale of "Medicine Shoppe" franchises in such states until such approval is obtained will not have a significant effect upon the business of MSI. There can be no assurance, however, as to when the approval of each state agency required to approve such amendment to the Offering Circular can be obtained.

FEDERAL SECURITIES LAW CONSEQUENCES

     All Cardinal Common Shares issued in connection with the Merger will be freely transferable, except that any Cardinal Common Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities
Act) of Cardinal or MSI prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Cardinal or MSI, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Cardinal, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Cardinal or MSI generally include individuals or entities that control, are controlled by or are under common control with, such person and generally include the executive officers and directors of such person as well as principal stockholders of such person.

     Affiliates may not sell their Cardinal Common Shares acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Cardinal) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that for two years following the Effective Time an affiliate (together with certain related persons) would be entitled to sell Cardinal Common Shares acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding Cardinal Common Shares or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if Cardinal remains current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, an affiliate will be able to sell such Cardinal Common Shares without being subject to such manner of sale or volume limitations provided that Cardinal is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Cardinal. Three years after the Effective Time, an affiliate will be able to sell such Cardinal Common Shares without any restrictions so long as such affiliate had not been an affiliate of Cardinal for at least three months prior to the date. See "The
Merger -- Accounting Treatment."

STOCK OPTION AGREEMENT

     In connection with the execution of the Merger Agreement, Cardinal and MSI entered into the Stock Option Agreement pursuant to which MSI has issued Cardinal an Option to purchase up to 1,300,000 shares of MSI Common Stock (or 16.8% of the outstanding shares of MSI Common Stock as of the Record Date, without including any shares subject to or issued pursuant to the Option) at an exercise price of $39.00 per share. Cardinal may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of certain "Purchase Events" which are described below. No Purchase Event has occurred as of the date of this Proxy Statement/Prospectus.

     The Option terminates upon the earliest to occur of (i) the Effective Time of the Merger and (ii) the termination of the Merger Agreement (A) in accordance with Sections 7.01(a), 7.01(b), 7.01(d) or 7.01(e) of the Merger Agreement, (B) by MSI pursuant to Section 7.1(c) of the Merger Agreement if Cardinal's or Cardinal's affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before February 15, 1996 which failure constitutes a breach, (C) by MSI pursuant to Section 7.1(k) of the Merger Agreement, or (D) pursuant to Section 7.1(c) or Section 7.1(g), in each case if no Prior Event (as defined below) shall have occurred prior thereto; provided, however, if (x) the Merger Agreement is terminated for any reason other than as described in clause
(ii) above or (y) the termination of the Merger Agreement occurs after a Purchase Event, the Option will not terminate until 12 months following such termination. Notwithstanding the foregoing, if the Option cannot be exercised before its date of termination as a result of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option will expire on the 20th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be.

     Under the Stock Option Agreement, a "Purchase Event" is defined as the occurrence of any of the following: (i) MSI or any of its subsidiaries shall or shall have entered into, authorized, recommended or publicly announced its intention to enter into an agreement, arrangement or understanding with any person (other than Cardinal or any of its affiliates) to, (A) effect any Competing Transaction (as defined below under the caption "The Merger
Agreement -- No Negotiations or Solicitations"), (B) sell, lease or otherwise dispose of 15% or more of the assets of MSI or any of its subsidiaries or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, tender or exchange offer or similar transaction) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing 15% or more of the voting power of MSI or any of its subsidiaries; (ii) any person (other than Cardinal or any affiliate of Cardinal and other than as a result of execution of the Support/Voting Agreements) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the voting power of MSI; (iii) the Board of Directors of MSI shall have withdrawn or modified or changed its recommendation of the Merger Agreement or the Merger in a manner adverse to Cardinal, or shall have refused to affirm such recommendation within two days of any written request from Cardinal; or (iv) the Merger Agreement shall have been terminated by MSI pursuant to Section 7.1(j) of the Merger Agreement.

     Under the Stock Option Agreement, a "Prior Event" is defined as the occurrence of any of the following: (x) any person (other than Cardinal or any of its affiliates) shall have "commenced" (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of MSI Common Stock such that, upon consummation of such offer, such person would have beneficial ownership or the right to acquire beneficial ownership or 15% or more of the voting power of MSI or (y) any person (other than Cardinal or any of its affiliates) shall have publicly announced its willingness, or shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, (A) to make an offer described in clause (x) above or (B) to engage in any transaction described in clause (i) in the definition of Purchase Event in the preceding paragraph.

     MSI may at any time by written notice purchase from Cardinal the Option and all (but not less than all) of the MSI Common Stock acquired by Cardinal pursuant to the Option with respect to which Cardinal has beneficial ownership at the time of such purchase at an aggregate purchase price equal to the sum of
(i) the difference between $47.8458 and the exercise price per share under the Option, multiplied by the number of shares of MSI Common Stock with respect to which the Option has not been exercised, and (ii) $47.8458 multiplied by the number of shares of MSI Common Stock purchased pursuant to the exercise of the Option with respect to which Cardinal has beneficial ownership.

     Pursuant to the Stock Option Agreement, at any time after a Purchase Event, MSI will be obligated, under certain circumstances, to file a registration statement under the Securities Act if necessary in order to permit the sale or other disposition of the shares of MSI Common Stock that have been acquired upon exercise of the Option. MSI is not required to file more than two such registration statements under the Stock Option Agreement.

     The foregoing is a summary of the material provisions of the Stock Option Agreement, a copy of which is filed as an exhibit to this Registration Statement. See "Available Information." This summary is qualified in its entirety by reference to the Stock Option Agreement which is incorporated herein by this reference.

SUPPORT/VOTING AGREEMENTS

     Concurrently with the execution of the Merger Agreement, Cardinal and each Supporting Stockholder executed separate Support/Voting Agreements pursuant to which each Supporting Stockholder agreed that, among other things, such Supporting Stockholder (i) will not, and will not permit any company, trust or other entity controlled by such Supporting Stockholder to, contract to sell, sell or otherwise transfer or dispose of any of the shares of the capital stock of MSI of which such Supporting Stockholder is the record or beneficial owner ("Supporting Stockholder Shares") or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (x) pursuant to the Merger or (y) with Cardinal's prior written consent, (ii) will not, and will not permit any such company, trust or other entity to, directly or indirectly (including through its officers, directors, employees, or other representatives), solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving MSI, or acquisition of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of MSI, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement, or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing in any Support/Voting Agreement prevents any Supporting Stockholder from taking any action or omitting to take any action as a member of the Board of Directors of MSI to the extent permitted by Section 5.3(d) of the Merger Agreement (described below under the caption "The Merger Agreement -- Termination; Effect of Termination"), and (iii) will vote all of such Supporting Stockholder Shares beneficially owned by such Supporting Stockholder, or over which such Supporting Stockholder has voting power or control, directly or indirectly (including any MSI Common Stock acquired after the date of the Support/Voting Agreement), at the record date for any meeting of stockholders of MSI called to consider and vote to approve the Merger and the Merger Agreement and/or the transactions contemplated thereby in favor thereof and Supporting Stockholder will not vote such Supporting Stockholder Shares in favor of any Competing Transaction. Each Support/Voting Agreement may be terminated at the option of any party thereto at any time after the earlier of (i) termination of the Merger Agreement and (ii) the Effective Time.

     Each Supporting Stockholder and the number of shares of MSI Common Stock beneficially owned by it or over which it has voting control are as follows:
Judith F. Gall and Ira C. Gall as trustees U/T/A 6/10/86, Ira C. Gall, Grantor (273,806 shares); Judith F. Gall, as trustee U/T/A 8/15/95, Ira C. Gall, Grantor (259,225 shares); Donald P. Gallop (13,534 shares); Sue E. Gallop (22,500 shares); Aron Katzman and Jeanne Katzman (37,500 shares); Aron Katzman (70,000 shares); Sanford S. Neuman as trustee U/T/A 5/29/85, Gallop Family Trust (70,000 shares); Mitchell Yanow (239,620 shares); and Mitchell Yanow as personal representative of the estate of Elaine Yanow (300,000 shares).

     The foregoing is a summary of the material provisions of the Support/Voting Agreements, a form of which is filed as an exhibit to this Registration Statement. See "Available Information." This summary is qualified in its entirety by reference to the form of Support/Voting Agreement which is incorporated herein by this reference.

                              THE MERGER AGREEMENT

     The following is a summary of material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by this reference.

THE MERGER

     The Merger Agreement provides that Subcorp will be merged with and into MSI with the result that MSI, as the Surviving Corporation, becomes a wholly owned subsidiary of Cardinal, subject to the requisite approval of the MSI Stockholders and the satisfaction or waiver of the other conditions to the Merger. The Merger will become effective upon the filing of a duly executed certificate of merger with the Delaware Secretary of State or at such later time as shall be specified in the certificate of merger. This filing is to be made on the Closing Date set by Cardinal, which date will be within ten business days following the later of (i) the date of the meeting of MSI Stockholders at which the vote to approve the Merger is obtained and (ii) the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, as the case may be. It is currently anticipated that the Effective Time will occur shortly after the date of the MSI Special Meeting assuming the Merger Agreement and the Merger are approved at such meeting.

MERGER CONSIDERATION

     Exchange Ratio. Upon consummation of the Merger pursuant to the Merger Agreement, each share of MSI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of MSI, if any, which will be cancelled) will be converted into and represent that number of Cardinal Common Shares equal to the Exchange Ratio. The Exchange Ratio is equal to the quotient (rounded to the nearest ten-thousandth of a share) obtained by dividing (x) the Base Share Price by (y) the Average Share Price; provided, however, that (i) if the Average Share Price is less than $51.58 and equal to or greater than $49.29, then the Exchange Ratio will be equal to 0.8724, (ii) if (x) the Average Share Price is less than $49.29 and equal to or greater than $46.27 and (y) Cardinal has made an Adjustment Election, then the Base Share Price will be equal to $43.00, (iii) if (x) the Average Share Price is less than $49.29 and (y) Cardinal has not made an Adjustment Election, then the Exchange Ratio will be equal to 0.8724, (iv) if (x) the Average Share Price is less than $46.27 and (y) Cardinal has made an Adjustment Election, then the Exchange Ratio will be equal to 0.9293, and (v) if the Average Share Price is greater than $58.17, then the Exchange Ratio will be equal to 0.7736. See
"-- Termination; Effect of Termination." Based on the average of the closing prices of Cardinal Common Shares as reported on the NYSE Composite Tape on each of the last fifteen trading days ending on the Record Date of $55.76, the Exchange Ratio is expected to be equal to the quotient obtained by dividing (x) $45.00 by (y) the Average Share Price. However, since the Average Share Price is determined as of two trading days immediately prior to the Closing Date, there can be no assurance that the same will be true as of the Effective Time.

     Fractional Shares. No certificates for fractional Cardinal Common Shares will be issued in the Merger, and to the extent that an outstanding share of MSI Common Stock would otherwise have become a fractional Cardinal Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate of MSI Common Stock to the exchange agent designated by Cardinal as described under "Exchange Procedures" below, will be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest.

     Conversion of Subcorp Common Stock. Each share of common stock, $0.01 par value per share, of Subcorp issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, $0.01 par value per share, of MSI as the Surviving Corporation. Such newly issued shares will thereupon constitute all of the issued and outstanding capital stock of the Surviving Corporation.

EXCHANGE PROCEDURES

     HOLDERS OF SHARES OF MSI COMMON STOCK SHOULD NOT SEND IN THEIR MSI STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     As soon as practicable after the Effective Time, a letter of transmittal will be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of MSI Common Stock whose shares were converted into the right to receive Cardinal Common Shares to be used in forwarding Certificates for surrender in exchange for certificates evidencing Cardinal Common Shares to which such holder has become entitled and, if applicable, cash in lieu of any fractional Cardinal Common Share. After receipt of such letter of transmittal, each holder of Certificates should surrender such Certificates to Boatmen's Trust Company, the exchange agent for the Merger, pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each such holder will receive in exchange therefor a certificate evidencing the whole number of Cardinal Common Shares to which he is entitled and a check representing the amount of cash payable in lieu of any fractional Cardinal Common Share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the Merger Agreement, after giving effect to any required withholding tax. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. Such letters of transmittal will be accompanied by instructions specifying other details of the exchange. Certificates surrendered for exchange by any person constituting an

"affiliate" of MSI for purposes of Rule 145(c) under the Securities Act shall not be exchanged until Cardinal has received written undertakings from such person as prescribed under the Merger Agreement.

     After the Effective Time, each Certificate, until so surrendered and exchanged, will be deemed, for all purposes, to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided above. The holder of such unexchanged Certificates will not be entitled to receive any dividends or other distributions declared or made by Cardinal having a record date after the Effective Time until the Certificate is surrendered. Subject to applicable laws, upon surrender of such unexchanged Certificates, such dividends and distributions, if any, will be paid without interest and less the amount of any withholding taxes which may be required thereon.

REPRESENTATIONS, WARRANTIES AND COVENANTS

     The Merger Agreement contains various representations, warranties and covenants of Cardinal and MSI. The representations and warranties made by the parties in the Merger Agreement will not survive the Effective Time, although it is a condition of each party's obligations under the Merger Agreement that the other parties' representations and warranties each be true and correct in all material respects.

     Pursuant to the Merger Agreement, each of Cardinal and MSI has agreed that it will (i) use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and make effective the transactions contemplated by the Merger Agreement (including satisfying the conditions precedent to the Merger), (ii) file any Notification and Report Forms and related materials that may be required to be filed with the FTC and the Antitrust Division under the HSR Act with respect to the Merger (which filings required to date have been made) and promptly make any further filings pursuant thereto that may be necessary, proper or advisable, provided that neither Cardinal nor any of its subsidiaries will be required under the Merger Agreement to divest or hold separate any portion of their business or assets, (iii) use its reasonable efforts to obtain early termination of the applicable waiting period (which waiting period has been terminated), (iv) use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any court, administrative agency, or commission, or other governmental authority or instrumentality that it may be required to give, make or obtain, (v) permit representatives of the other party to have appropriate access at all reasonable times to the other's premises, properties, books, records, contracts, tax records, documents, customers and suppliers, (vi) unless otherwise required by applicable laws or requirements of the National Association of Securities Dealers or the NYSE (and in that event only if time does not permit) at all times prior to the earlier of the Effective Time or termination of the Merger Agreement pursuant to its terms, to consult with the other before issuing any press release with respect to the Merger and not to issue any such press release prior to such consultation, and (vii) use its reasonable efforts to cause the Merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes and to constitute a tax free "reorganization" under Section 368(a) of the Code and to permit MSI's legal counsel to issue its opinion to that effect.

     Cardinal covenants in the Merger Agreement (i) to prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of this Proxy Statement/Prospectus by the Commission and use all reasonable efforts to have the Registration Statement relate to all Cardinal Common Shares to be issued to MSI Stockholders as a result of the Merger (other than Cardinal Common Shares issuable upon exercise of Cardinal Exchange Options) and to be declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time, and to take such other action (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Cardinal Common Shares in the Merger, (ii) during the period from the date of the Merger Agreement to the Effective Time, to use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect, (iii) to use its reasonable efforts to cause the Surviving Corporation to maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by MSI with respect to matters occurring prior to the Effective Time, provided that (x) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the covered officers and directors and (y) the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid prior to the date of the Merger Agreement, but in such case shall purchase as much coverage as possible for such amount, (iv) from and after the Effective Time, to cause the Surviving Corporation (including, providing adequate funding) to indemnify and hold harmless, pursuant to the procedures set forth in the Merger Agreement, the present and former officers and Directors of MSI in respect of acts or omissions occurring prior to the Effective Time to the fullest extent provided under the MSI Certificate and MSI Bylaws in effect on the date of the Merger Agreement, and (v) for a period of two years from and after the Effective Time, to cause the Surviving Corporation to provide for the benefit of employees of the Surviving Corporation benefits that are no less favorable, in the aggregate, as those provided to employees of MSI immediately prior to the date of the Merger Agreement.

     MSI covenants in the Merger Agreement (i) subject to specified provisions of the Merger Agreement, to take all action in accordance with the federal securities laws, the Delaware Law (as defined under the caption "Comparison of Stockholder Rights") and the MSI Certificate and MSI Bylaws necessary to obtain the consent and approval of MSI Stockholders with respect to the Merger, the Merger Agreement and the transactions contemplated thereby, (ii)(A) to furnish Cardinal with all information concerning MSI as may be required for inclusion in the Registration Statement, (B) to cooperate with Cardinal in the preparation of the Registration Statement in a timely fashion and use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable, (C) if at any time prior to the Effective Time, any information pertaining to MSI contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, to promptly so inform Cardinal and provide Cardinal with the information necessary to make statements contained therein not false and misleading, (D) as soon as is reasonably practicable, to prepare and file this Proxy Statement/Prospectus with the Commission on a confidential basis, and (E) to use all reasonable efforts to mail at the earliest practicable date to MSI Stockholders this Proxy Statement/Prospectus, which shall include all information required under applicable law to be furnished to MSI Stockholders in connection with the Merger and the transactions contemplated thereby and shall include the recommendation of the MSI Board in favor of the Merger unless the MSI Board determines in good faith upon advice of its outside legal counsel, that it is obligated by principles of fiduciary duty not to make such recommendation, (iii) during the period from the date of the Merger Agreement to the Effective Time, to conduct its operations in the ordinary course except as expressly contemplated by the Merger Agreement and the transactions contemplated thereby and use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, franchisees, master franchisees, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect,
(iv) to use its best efforts to cause each such person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of MSI for purposes of Rule 145 under the Securities Act, to execute and deliver to Cardinal as soon as practicable and in no event no less than 35 days prior to the date of the MSI Special Meeting, the written undertakings set forth in the Merger Agreement, and (v) to give prompt notice to Cardinal of (x) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate at or prior to the Effective Time and (y) any material failure of MSI to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder.

NO NEGOTIATIONS OR SOLICITATIONS

     Pursuant to the Merger Agreement, MSI agreed that, during the term of the Merger Agreement, it will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Competing Transaction, or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided that in the event MSI receives any written proposal from any third party relating to a Competing Transaction that the MSI Board determines in good faith, upon advice of its outside legal counsel, it is obligated by principles of fiduciary duty to consider, MSI, without violating any provisions of the Merger Agreement, may furnish or disclose non-public information to, and may enter into discussions and negotiations with, such third party. If the MSI Board thereupon or thereafter determines in good faith, after consultation with its financial and legal advisors, that any such written proposal from a third party for a Competing Transaction, as the same may have been refined and revised in writing as a result of any such discussions and negotiations, is more favorable to the MSI Stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions of such transaction proposed by Cardinal in response to such Competing Transaction) and is in the best interest of the MSI Stockholders, MSI may terminate the Merger Agreement and enter into an agreement with respect to such Competing Transaction provided that, prior to any such termination (i) MSI has provided Cardinal written notice that it intends to so terminate the Merger Agreement identifying the Competing Transaction then determined to be more favorable, and
(ii) at least two full business days after MSI has provided the notice referred to in clause (i) above, MSI delivers to Cardinal (A) a written notice of such termination of the Merger Agreement, (B) a check in the amount of Cardinal's Costs (as defined below under the caption "Termination; Effect of Termination") as provided in the Merger Agreement as the same may have been estimated by Cardinal in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Cardinal's definitive determination of such Costs), (C) a written acknowledgment from MSI that (x) the termination of the Merger Agreement and the entry into the agreement for the Competing Transaction will be a "Purchase Event" as defined in the Stock Option Agreement and (y) the Stock Option Agreement shall be honored in accordance with its terms and (D) a written acknowledgment from each other party to such Competing Transaction that it is aware of the substance of MSI's acknowledgment described in clause (C) above and waives any right it may have to contest the matters thus acknowledged by MSI. During the term of the Merger Agreement, MSI will immediately advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to a Competing Transaction and promptly furnish to Cardinal a copy of any such inquiry or proposal (and any revisions or refinements thereof) in addition to (x) any non-confidential written information received from or on behalf of any other party to such Competing Transaction necessary to a full and fair understanding of the proposal for the Competing Transaction and (y) any information provided by MSI to any such other party relating to such proposal.

CONDITIONS

     The obligations of Cardinal and MSI to consummate the Merger are subject to fulfillment of the following conditions, among others (i) the Merger and the transactions contemplated thereby shall have been approved by the MSI Stockholders; (ii) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any governmental authority which prevents the consummation of the Merger, (iii) all waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (iv) the Commission shall have declared the Registration Statement effective, and at the Effective Time, no stop order or similar restraining order prohibiting the Merger shall have been threatened or entered by the Commission or any state securities administrator, (v) Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP dated the date of the Proxy Statement and confirmed in writing at the Effective Time stating that the Merger will qualify for pooling-of-interests treatment for accounting and financial reporting purposes, (vi) MSI shall have received a legal opinion from Gallop, Johnson & Neuman, L.C. substantially to the effect that the Merger will constitute a tax-free reorganization for federal income tax purposes, and (vii) no action shall be instituted (x) by any governmental authority which seeks to prevent consummation of the Merger or (y) which is reasonably likely to result in material damages in connection with the transactions contemplated by the Merger Agreement which, in each case, continues to be outstanding.

     The obligations of MSI to consummate the Merger and the transactions contemplated by the Merger Agreement are further subject to the receipt of certain closing certificates and a legal opinion and fulfillment of the following conditions (i) each of the representations and warranties of each of Cardinal and Subcorp shall be true and correct in all material respects on and as of the Closing Date (except for those made as of a specified time), (ii) each of Cardinal and Subcorp shall have performed in all material respects each of its obligations and agreements and shall have complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time, and (iii) the Cardinal Common Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     The obligations of Cardinal to consummate the Merger and the other transaction contemplated by the Merger Agreement are further subject to the receipt of certain closing certificates and a legal opinion and fulfillment of the following conditions (i) each of the representations and warranties of MSI shall be true and correct in all material respects on and as of the Closing Date (except for those made as of a specified time), (ii) MSI shall have performed in all material respects each of its obligations and agreements and shall have complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time, (iii) the Employment Agreement between MSI and David A. Abrahamson shall be in full force and effect and shall not have been terminated, (iv) each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of MSI for purpose of Rule 145 under the Securities Act shall have executed and delivered to Cardinal at least 35 days prior to the date of the MSI Special Meeting the written undertakings as provided in the Merger Agreement,
(v) there shall not have been a breach of any obligation by any Supporting Stockholder which has entered into a Support/Voting Agreement or by MSI of the Stock Option Agreement, and (vi) all actions shall have been taken necessary to exempt or make inapplicable under (x) Section 203 of the Delaware Law and (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (a) the execution of the Merger Agreement, the Stock Option Agreement and the Support/Voting Agreements, (b) the Merger and (c) the transactions contemplated by the Merger Agreement and by the Stock Option Agreement and the Support/Voting Agreements.

MSI STOCK OPTIONS AND RESTRICTED STOCK

     Cardinal and MSI covenant in the Merger Agreement to cause unexpired and unexercised MSI Options and outstanding awards of unvested shares of MSI Restricted Stock granted to Directors or current or former officers or employees of MSI by MSI to be automatically converted at the Effective Time into Cardinal Exchange Options and shares of Cardinal Exchange Restricted Stock, respectively. See "Interests of Certain Persons in the Merger -- MSI Options and Restricted Stock." Cardinal further covenants to file with the Commission, within one month after the Closing Date, a registration statement on Form S-8 or other appropriate form under the Securities Act to register the Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and to use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

EMPLOYEE BENEFITS

     Cardinal has agreed that, for a period of two years from and after the Effective Time, it will cause the Surviving Corporation to provide for the benefit of employees of the Surviving Corporation benefits that are no less favorable, in the aggregate, than those provided to employees of MSI immediately prior to the date of the Merger Agreement.

HEADQUARTERS AND NAME

     Cardinal has represented its intention to cause the Surviving Corporation to (i) retain its corporate and business headquarters in St. Louis County, Missouri and (ii) continue to use the name "Medicine Shoppe

International" as its corporate and business name. In addition, pursuant to the New Employment Agreement, David A. Abrahamson, MSI's current President and Chief Executive Officer, will continue to serve in that capacity after the Merger. See "The Merger -- Interests of Certain Persons in the Merger."

TERMINATION; EFFECT OF TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by MSI Stockholders (i) by mutual consent of Cardinal and MSI, (ii) by either Cardinal or MSI if any permanent injunction or other order of a court or other competent governmental authority preventing the consummation of the Merger becomes final and non-appealable, (iii) by either Cardinal or MSI if the Merger is not consummated before February 15, 1996, unless that deadline is extended by the Boards of Directors of both Cardinal and MSI, provided that a party shall not have a right to so terminate the Merger Agreement if such party's failure or such party's affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date which failure constitutes a breach,
(iv) by MSI, within two days following the meeting of MSI Stockholders at which the vote to approve the Merger occurs, if the Average Share Price of Cardinal Common Shares (calculated as described above under the caption "The Merger Agreement -- Merger Consideration" but assuming solely for purposes of such calculation that the Closing Date is the date of such meeting of MSI Stockholders) is less than $49.29, provided that Cardinal shall not have made an Adjustment Election, (v) by either Cardinal or MSI, within two days following the meeting of MSI Stockholders at which the vote to approve the Merger occurs, if the Average Share Price of Cardinal Common Shares (calculated as described above under the caption "The Merger Agreement -- Merger Consideration" but assuming solely for purposes of such calculation that the Closing Date is the date of such meeting of MSI Stockholders) is less than $46.27, (vi) by Cardinal if the MSI Board shall withdraw, modify or change its recommendation of the Merger Agreement or the Merger in a manner adverse to Cardinal, or if the MSI Board shall have refused to affirm such recommendation within two days of any written request from Cardinal, (vii) by either Cardinal or MSI if at the meeting of MSI Stockholders (including any adjournment or postponement thereof) the requisite vote of the MSI Stockholders to approve the Merger and the transactions contemplated by the Merger Agreement shall not have been obtained,
(viii) by Cardinal if MSI shall have breached any of its obligations under the Stock Option Agreement, (ix) by Cardinal if any Supporting Stockholder shall have breached such Support/Voting Agreement, provided that MSI Stockholders shall not have approved the Merger and the transactions contemplated by the Merger Agreement, (x) by MSI in the event MSI receives any written proposal from any third party relating to a Competing Transaction that the MSI Board determines in good faith, upon advice of its outside legal counsel, it is obligated by principles of fiduciary duty to consider, and the MSI Board thereupon or thereafter determines in good faith, after consultation with its financial and legal advisors, that any such written proposal from a third party for a Competing Transaction, as the same may have been refined and revised in writing as a result of any discussions and negotiations, is more favorable to the MSI Stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions of such transaction proposed by Cardinal in response to such Competing Transaction) and is in the best interest of the MSI Stockholders, provided that, prior to any such termination, (I) MSI has provided Cardinal written notice that it intends to so terminate the Merger Agreement identifying the Competing Transaction then determined to be more favorable, and (II) at least two full business days after MSI has provided the notice referred to in clause (I) above, MSI delivers to Cardinal (A) a written notice of such termination of the Merger Agreement, (B) a check in the amount of Cardinal's Costs (as defined below) as provided in the Merger Agreement as the same may have been estimated by Cardinal in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Cardinal's definitive determination of such Costs), (C) a written acknowledgment from MSI that (1) the termination of the Merger Agreement and the entry into the agreement for the Competing Transaction will be a "Purchase Event" as defined in the Stock Option Agreement and (2) the Stock Option Agreement shall be honored in accordance with its terms and (D) a written acknowledgment from each other party to such Competing Transaction that it is aware of the substance of MSI's acknowledgment described under clause (C) above and waives any right it may have to contest the matters thus acknowledged by MSI, or (xi) by either Cardinal or MSI in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (A) would give rise to the failure of certain conditions set forth in the Merger Agreement and (B) has not been cured within 30 days after the giving of written notice to the breaching party of such material breach, provided that a party shall not have a right to so terminate the Merger Agreement if such party is then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement.

     The Merger Agreement provides that if the Merger Agreement is terminated and it is judicially determined that termination was caused by an intentional breach of the Merger Agreement, the breaching party shall indemnify and hold harmless the other parties thereto for their respective costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of the Merger Agreement and related documentation and shareholders' meetings and consents ("Costs") without reference to the next sentence. If the Merger Agreement is terminated under certain circumstances specified therein, MSI will be obligated to promptly pay to Cardinal in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs (which payment shall in no event exceed $1 million) incurred in connection with pursuing the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended in writing by Cardinal and MSI by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of the Merger Agreement by MSI Stockholders, but after any such approval, no amendment shall be made which by law requires further approval by the MSI Stockholders without such further approval.

     At any time prior to the Effective Time, Cardinal (with respect to MSI) or MSI (with respect to Cardinal and Subcorp) by action taken or authorized by their respective Boards of Directors or authorized officers may, to the extent legally allowed, (i) extend the time for performance of any of the obligations or other acts of such party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions contained therein, provided such waiver or extension is set forth in a written document signed on behalf of such party.

EXPENSES

     Except as otherwise provided in the Merger Agreement and the Stock Option Agreement (as described above), Cardinal and MSI will pay their own costs and expenses associated with the transactions contemplated by the Merger Agreement.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is intended only as a summary of certain of the material Federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relative to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of Federal income taxation that may be applicable to certain MSI Stockholders subject to special Federal income tax treatment, including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their MSI Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of applicable state, local or foreign tax laws, nor the effect of any Federal tax laws other than those pertaining to Federal income tax.

     MSI has received an opinion from Gallop, Johnson & Neuman, L.C. to the effect that, if the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code for Federal income tax purposes. Such opinion is based on the Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time, including, without limitation, certain representations made by Cardinal, MSI and certain stockholders of MSI. If any of these factual assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. The discussion below assumes that the MSI Stockholders hold their shares of MSI Common Stock as a capital asset within the meaning of Section 1221 of the Code.

     As a reorganization under Section 368(a) of the Code, no gain or loss will be recognized by the MSI Stockholders with respect to the Cardinal Common Shares received in the Merger. The tax basis of the Cardinal Common Shares received by a MSI Stockholder in the Merger will be equal to the tax basis of the shares of MSI Common Stock exchanged therefor, reduced by any amount of basis allocable to fractional share interests for which cash is received. For purposes of determining whether or not gain or loss on the subsequent disposition of Cardinal Common Shares received in the Merger is long-term or short-term, the holding period of such Cardinal Common Shares received by the MSI Stockholders will include the holding period of the shares of MSI Common Stock exchanged therefor.

     The receipt of cash in lieu of a fractional Cardinal Common Share by an MSI Stockholder pursuant to the Merger will result in taxable gain or loss to such stockholder for Federal income tax purposes based on the difference between the amount of cash received by such stockholder and such stockholder's basis in such fractional share as set forth above. Such gain or loss will be a capital gain or loss.

     The Merger Agreement provides that neither Cardinal nor MSI is obligated to consummate the Merger unless MSI shall have received the opinion from Gallop, Johnson & Neuman, L.C., counsel to MSI, substantially to the effect that under applicable law, for Federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code.

     THE FOREGOING DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE OPINION OF GALLOP, JOHNSON & NEUMAN, L.C. IS NOT BINDING ON THE INTERNAL REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF ANY PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH MSI STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISER WITH RESPECT TO HIS OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

                                 THE COMPANIES

BUSINESS OF CARDINAL

     Cardinal is a holding company operating through a number of separate operating subsidiaries and is one of the nation's largest wholesale distributors of pharmaceutical and related health and beauty care products. Its customers include independent and chain drug stores, hospitals, alternate care centers and the pharmacy departments of supermarkets and mass merchandisers located throughout the continental United States.

     As a full-service wholesale distributor, Cardinal complements its distribution activities by offering a broad range of value-added support services to assist Cardinal's customers and suppliers in maintaining and improving their market positions and to strengthen Cardinal's role in the channel of distribution. These support services include computerized order entry and order confirmation systems, customized invoicing, generic sourcing programs, product movement and management reports, consultation on store operation and merchandising, and customer training. Most customers transmit merchandise orders directly to Cardinal's data processing system through computerized order entry devices. Cardinal's proprietary software systems feature customized databases specially designed to help its customers order more efficiently, contain costs, and monitor their purchases which are covered by group contract purchasing arrangements.

     In addition to its core wholesaling activities, Cardinal operates several specialty health care businesses which offer value-added services to Cardinal's customers and suppliers while providing Cardinal with additional opportunities for growth and profitability. For example, Cardinal operates a pharmaceutical repackaging program for both independent and chain drugstore customers and serves as a distributor of therapeutic plasma products and other specialty pharmaceuticals to hospitals, clinics and other managed care facilities on a nationwide basis through the utilization of telemarketing and direct mail programs. These specialty distribution activities are part of Cardinal's overall strategy of developing diversified products and services to enhance the profitability of its business and that of its customers and suppliers.

     In February 1994, Cardinal completed its largest business combination to date when it combined with Whitmire Distribution Corporation ("Whitmire"), a Folsom, California, based drug wholesaler (the "Whitmire Merger"). The majority of Whitmire's sales were concentrated in the western and central United States, complementing Cardinal's former concentration of sales in the eastern United States and positioning the combined company to service both customers and suppliers on a national basis. As a result of the Whitmire Merger, Cardinal now maintains a network of distribution centers enabling it to routinely serve the entire population of the continental U.S. on a next-day basis.

     Cardinal has completed two additional business combinations since the Whitmire Merger. On July 1, 1994, Cardinal completed a business combination with Humiston-Keeling, Inc., a Calumet City, Illinois-based drug wholesaler serving customers located primarily in the upper midwest region of the United States. On July 18, 1994, Cardinal completed a merger with Behrens Inc., a Waco, Texas-based drug wholesaler serving customers located primarily in Texas and adjoining states.

BUSINESS OF MSI

     MSI is the largest franchisor of independent retail pharmacies in the United States. As of June 30, 1995, MSI had 987 franchisee locations operating in 46 states, and also had franchisees operating 109 pharmacies in seven foreign countries. Approximately 94% of the sales from MSI's apothecary-style pharmacies is derived from the sale of prescription drugs and substantially all franchises are owned and operated by pharmacists. MSI provides the pharmacist/franchisee with a comprehensive system of programs including business training, site location, store design, financing, marketing, advertising, purchasing, managed care, information management, education and other support programs designed to help the franchisee build a successful business.

     MSI's strategy with respect to the customer is to position its franchised pharmacies as an economic and professional source of prescription drugs in their market areas. Medicine Shoppe(R) pharmacies emphasize guaranteed low prices, rapid filling of prescriptions, professional service and close interaction and consultation between the customer and pharmacist.

     In addition to its primary franchising activities, MSI recently began operating its own pharmacy benefits administrator, known as Managed Pharmacy Benefits, Inc. ("MPB"). MPB designs and markets prescription benefit programs to self-insured employers, health maintenance organizations and other health care providers.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information should be read in conjunction with the financial statements, including the notes thereto, of Cardinal and MSI which are incorporated by reference in this Proxy Statement/Prospectus. The pro forma information is presented for illustration purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated in accordance with the assumptions set forth below, nor is it necessarily indicative of future operating results or financial position.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

     The following unaudited pro forma combined balance sheet presents, under the pooling-of-interests accounting method, the consolidated balance sheet of Cardinal as of June 30, 1995 combined with the balance sheet of MSI as of June 30, 1995.

                                                CARDINAL        MSI            PRO            PRO
                                                JUNE 30,      JUNE 30,        FORMA          FORMA
                                                  1995          1995       ADJUSTMENTS      BALANCES
                                               ----------     --------     -----------     ----------
                                                                   (IN THOUSANDS)
ASSETS:
  Current assets:
     Cash and equivalents and marketable
       securities available for sale.........  $   63,195     $ 20,025                     $   83,220
     Trade receivables.......................     516,262       15,608                        531,870
     Merchandise inventories.................   1,071,811           --                      1,071,811
     Prepaid expenses and other..............      23,446        2,026                         25,472
                                               ----------      -------                     ----------
          Total current assets...............   1,674,714       37,659                      1,712,373
                                               ----------      -------                     ----------
  Long-term investments in marketable
     securities held to maturity.............                    7,118                          7,118
  Finance notes and accrued interest
     receivable -- net.......................                   33,330                         33,330
  Property and equipment -- net..............      95,228        1,854                         97,082
  Other assets...............................      71,862        8,570                         80,432
                                               ----------      -------                     ----------
          Total..............................  $1,841,804     $ 88,531                     $1,930,335
                                               ==========      =======                     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Current liabilities:
     Current portion of long-term
       obligations...........................  $    5,083                                  $    5,083
     Accounts payable........................     949,992        2,214                        952,206
     Other accrued liabilities...............     118,295        2,075         9,700(2)       130,070
                                               ----------      -------        ------       ----------
          Total current liabilities..........   1,073,370        4,289         9,700
                                               ----------      -------        ------       ----------
  Long-term obligations --
     less current portion....................     209,250                                     209,250
  Other liabilities..........................      10,987        1,203                         12,190
  Shareholders' equity:
     Common Shares...........................     345,538       14,930                        360,468
     Retained earnings.......................     209,804       68,109        (9,700)(2)      268,213
     Common Shares in treasury, at cost......      (4,011)                                     (4,011)
     Unamortized restricted stock awards.....      (3,134)                                     (3,134)
                                               ----------      -------        ------       ----------
          Total shareholders' equity.........     548,197       83,039        (9,700)         621,536
                                               ----------      -------        ------       ----------
          Total..............................  $1,841,804     $ 88,531            --       $1,930,335
                                               ==========      =======        ======       ==========

      See accompanying notes to the unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS

     The following unaudited pro forma combined statements of earnings present, under the pooling-of-interests accounting method, the consolidated statements of earnings of Cardinal for the fiscal years ended June 30, 1995, June 30, 1994 and March 31, 1993 combined with the statements of earnings of MSI for the twelve months ended June 30, 1995, June 30, 1994 and March 31, 1993. The estimated Merger expenses (aggregating $9.7 million, net of tax) as discussed in Note 2 have not been considered in the following unaudited pro forma combined statements of earnings.

                                                                YEAR ENDED
                                                               JUNE 30, 1995             PRO
                                                          -----------------------       FORMA
                                                           CARDINAL        MSI        RESULTS(1)
                                                          ----------     --------     ----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues............................................  $7,806,092     $ 53,827     $7,859,919
Cost of products sold...................................   7,341,636        9,073      7,350,709
                                                          ----------     --------     ----------
Gross margin............................................     464,456       44,754        509,210
Selling, general and administrative expenses............    (300,817)     (20,696)      (321,513)
                                                          ----------     --------     ----------
Operating earnings......................................     163,639       24,058        187,697
Other income (expense):
  Interest expense......................................     (19,341)       --           (19,341)
  Other, net -- primarily interest income...............       2,207        1,007          3,214
                                                          ----------     --------     ----------
Earnings before income taxes............................     146,505       25,065        171,570
Provision for income taxes..............................     (61,532)      (9,038)       (70,570)
                                                          ----------     --------     ----------
Earnings available for Common Shares, excluding
  estimated MSI merger expenses.........................  $   84,973     $ 16,027     $  101,000
                                                          ==========     ========     ==========
Earnings per Common Share, excluding estimated MSI
  merger expenses(3):
  Primary...............................................  $     2.01                  $     2.08
  Fully diluted.........................................        2.01                        2.08
Weighted average number of Common Shares outstanding(3):
  Primary...............................................      42,175                      48,613
  Fully diluted.........................................      42,221                      48,664

      See accompanying notes to the unaudited pro forma combined financial information.

                                                                YEAR ENDED
                                                               JUNE 30, 1994             PRO
                                                          -----------------------       FORMA
                                                           CARDINAL        MSI        RESULTS(1)
                                                          ----------     --------     ----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues............................................  $5,790,411     $ 48,163     $5,838,574
Cost of products sold...................................   5,435,239        7,781      5,443,020
                                                          ----------     --------     ----------
Gross margin............................................     355,172       40,382        395,554
Selling, general and administrative expenses............    (233,305)     (19,133)      (252,438)
Unusual item:
  Merger costs..........................................     (35,880)                    (35,880)
                                                          ----------     --------     ----------
Operating earnings(4)...................................      85,987       21,249        107,236
Other income (expense):
  Interest expense......................................     (18,140)                    (18,140)
  Other, net -- primarily interest income...............       2,913          650          3,563
                                                          ----------     --------     ----------
Earnings before income taxes............................      70,760       21,899         92,659
Provision for income taxes..............................     (35,624)      (7,840)       (43,464)
                                                          ----------     --------     ----------
Earnings before preferred dividends declared(4).........      35,136       14,059         49,195
Preferred dividends declared............................      (1,205)                     (1,205)
                                                          ----------     --------     ----------
Earnings available for Common Shares, excluding
  estimated MSI merger expenses.........................  $   33,931     $ 14,059     $   47,990
                                                          ==========     ========     ==========
Earnings per Common Share, excluding estimated MSI
  merger expenses(3)(4):
  Primary...............................................  $     0.86                  $     1.05
  Fully diluted.........................................        0.86                        1.04
Weighted average number of Common Shares outstanding(3):
  Primary...............................................      39,392                      45,918
  Fully diluted.........................................      39,477                      46,005

      See accompanying notes to the unaudited pro forma combined financial information.

                                                                YEAR ENDED
                                                              MARCH 31, 1993             PRO
                                                          -----------------------       FORMA
                                                           CARDINAL        MSI        RESULTS(1)
                                                          ----------     --------     ----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues............................................  $4,633,375     $ 42,902     $4,676,277
Cost of products sold...................................   4,336,082        7,207      4,343,289
                                                          ----------     --------     ----------
Gross margin............................................     297,293       35,695        332,988
Selling, general and administrative expenses............    (203,740)     (17,756)      (221,496)
Unusual items:
  Termination fee.......................................      13,466                      13,466
  Restructuring and other charges.......................     (18,904)                    (18,904)
                                                          ----------     --------     ----------
Operating earnings(4)...................................      88,115       17,939        106,054
Other income (expense):
  Interest expense......................................     (26,623)                    (26,623)
  Other, net -- primarily interest income...............       4,765        1,061          5,826
                                                          ----------     --------     ----------
Earnings before income taxes and cumulative effect of
  change in accounting principle........................      66,257       19,000         85,257
Provision for income taxes..............................     (25,710)      (6,442)       (32,152)
                                                          ----------     --------     ----------
Earnings before cumulative effect of change in
  accounting principle(4)...............................      40,547       12,558         53,105
Preferred dividends declared/accretion..................      (2,876)                     (2,876)
                                                          ----------     --------     ----------
Earnings available for Common Shares before cumulative
  effect of change in accounting principle, excluding
  estimated MSI merger expenses.........................  $   37,671     $ 12,558     $   50,229
                                                          ==========     ========     ==========
Earnings per Common Share before cumulative effect of
  change in accounting principle, excluding estimated
  MSI merger expenses(3)(4):
  Primary...............................................  $     1.10                  $     1.23
  Fully diluted.........................................        1.06                        1.18
Weighted average number of Common Shares outstanding(3):
  Primary...............................................      34,311                      40,957
  Fully diluted.........................................      38,616                      45,267

      See accompanying notes to the unaudited pro forma combined financial information.

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

(1) CARDINAL AND MSI HISTORICAL FISCAL YEARS

     Cardinal's fiscal year had historically ended on March 31. On March 1, 1994, in connection with the Whitmire Merger, Cardinal changed its fiscal year end from March 31 to June 30. Accordingly, the pro forma combined financial information presented herein excludes the operating results of Cardinal for the three month period ended June 30, 1993.

     MSI's fiscal year ends on September 30. For purposes of combining MSI's historical financial information with Cardinal's historical financial information in the pro forma financial information in this Proxy Statement/Prospectus, the financial information of MSI has been compiled for the twelve month periods ending June 30, 1995, June 30, 1994 and March 31, 1993. Due to this difference from MSI's historical fiscal year, MSI's operating results for the three months ended June 30, 1993 have also not been included in the pro forma combined financial information.

     The operating results for Cardinal and MSI for the three month periods ended June 30, 1993 are summarized as follows:

                                                                   THREE MONTHS ENDED
                                                                      JUNE 30, 1993
                                                                  ---------------------
                                                                  CARDINAL       MSI
                                                                  --------     --------
                                                                     (IN THOUSANDS)
        Net revenues............................................  $550,034     $ 11,329
        Net earnings............................................     7,771        3,342

     No material transactions have occurred between Cardinal and MSI for the three years ended June 30, 1995 and, accordingly, no pro forma adjustments have been made to the pro forma combined statements of earnings.

(2) MERGER EXPENSES

     Adjustment to reflect the estimated Merger expenses (aggregating $9.7 million, net of tax) of: (i) approximately $5.2 million for anticipated investment advisor, legal, accounting, and other related transaction fees and costs associated with the Merger; and (ii) $4.5 million for integrating and implementing efficiencies with regard to information systems, customer systems, marketing programs and administrative functions.

     These Merger expense amounts are based upon a preliminary estimate of the expenses expected to be incurred by Cardinal and MSI, and actual Merger expenses may differ from such estimate. These expenses are considered to be nonrecurring and will be reflected in the actual earnings of the combined company.

(3) EARNINGS PER SHARE

     The pro forma earnings per share reflect: (i) the weighted average number of Cardinal Common Shares that would have been outstanding had the Merger occurred at the beginning of the periods presented based upon an assumed exchange ratio of .8182 Cardinal Common Shares to be issued for each share of MSI Common Stock outstanding, based upon an assumed Average Share Price for Cardinal Common Shares of $55.00, and (ii) the dilutive impact of Cardinal and MSI stock options and warrants using the treasury stock method. All MSI options are assumed to be converted into options for Cardinal Common Shares at an exchange ratio of .8182 Cardinal Common Shares for each share of MSI Common Stock before application of the treasury stock method. The pro forma fully diluted earnings per Common Share for the year ended March 31, 1993 reflects the assumed conversion of all of Cardinal's 7.25% Convertible Subordinated Debentures due 2015 (the "7.25% Notes") for all periods presented herein. The 7.25% Notes were issued in July 1990 and were called for redemption, effective July 2, 1993.

(4) EFFECT OF UNUSUAL ITEMS

     Amounts reflect the effect of unusual items recorded by Cardinal in the fiscal years ended June 30, 1994 and March 31, 1993. In fiscal 1994, Cardinal recorded a charge to reflect estimated Whitmire Merger costs of approximately $35.9 million ($28.2 million net of tax). During fiscal 1993, Cardinal received a termination fee of approximately $13.5 million, resulting from the termination by Durr-Fillauer Medical, Inc. of its agreement to merge with Cardinal. During fiscal 1993, Cardinal also recorded a restructuring charge totaling approximately $13.7 million primarily related to the closing of certain non-core operations and the integration, standardization and improvement of selected distribution operations, information systems and support functions. Also the modification of the terms of certain Whitmire stock options in fiscal 1993 resulted in a one-time stock option compensation charge of approximately $5.2 million.

     The following supplemental information summarizes the Cardinal and MSI unaudited pro forma combined results excluding the impact of the unusual items:

                                                         CARDINAL              PRO FORMA COMBINED
                                                  ----------------------     ----------------------
                                                    FISCAL YEAR ENDED          FISCAL YEAR ENDED
                                                  ----------------------     ----------------------
                                                  MARCH 31,     JUNE 30,     MARCH 31,     JUNE 30,
                                                    1993          1994         1993          1994
                                                  ---------     --------     ---------     --------
Operating earnings, excluding estimated MSI
  merger expenses and unusual items.............   $93,553      $121,867     $111,492      $143,116
Earnings available for Common Shares before
  cumulative effect of change in accounting
  principle, excluding estimated MSI merger
  expenses and unusual items....................   $42,865      $ 63,044     $ 55,423      $ 77,103
Earnings per Common Share before cumulative
  effect of change in accounting principle,
  excluding estimated MSI merger expenses and
  unusual items:
  Primary.......................................   $  1.25      $   1.60     $   1.35      $   1.68
  Fully diluted.................................      1.19          1.60         1.30          1.68

     Operating earnings and earnings available for Common Shares as presented in the "Unaudited Pro Forma Combined Statements of Earnings" are reconciled to the pro forma combined results presented above as follows:

                                                                               SUPPLEMENTAL PRO FORMA
                                                           CARDINAL             COMBINED INFORMATION
                                                      FISCAL YEAR ENDED          FISCAL YEAR ENDED
                                                        MARCH 31, 1993             MARCH 31, 1993
                                                    ----------------------     ----------------------
                                                    OPERATING       NET        OPERATING       NET
                                                    EARNINGS      EARNINGS     EARNINGS      EARNINGS
                                                    ---------     --------     ---------     --------
Earnings as reported, before cumulative effect of
  change in accounting principle, excluding
  estimated MSI merger expenses...................  $  88,115     $ 37,671     $ 106,054     $ 50,229
Supplemental Adjustments:
  Preferred stock redemptions.....................                   2,876                      2,876
  Interest adjustment on preferred stock..........                    (575)                      (575)
  Termination fee.................................    (13,466)      (7,163)      (13,466)      (7,163)
  Restructuring charge............................     13,657        7,265        13,657        7,265
  Stock option charge.............................      5,247        2,791         5,247        2,791
                                                     --------      -------      --------      -------
Earnings as supplementally adjusted...............  $  93,553     $ 42,865     $ 111,492     $ 55,423
                                                     ========      =======      ========      =======

                                                                               SUPPLEMENTAL PRO FORMA
                                                           CARDINAL             COMBINED INFORMATION
                                                      FISCAL YEAR ENDED          FISCAL YEAR ENDED
                                                        JUNE 30, 1994              JUNE 30, 1994
                                                    ----------------------     ----------------------
                                                    OPERATING       NET        OPERATING       NET
                                                    EARNINGS      EARNINGS     EARNINGS      EARNINGS
                                                    ---------     --------     ---------     --------
Earnings as reported, before cumulative effect of
  change in accounting principle, excluding
  estimated MSI merger expenses...................  $  85,987     $ 33,931     $ 107,236     $ 47,990
Supplemental Adjustments:
  Merger costs....................................     35,880       28,180        35,880       28,180
  Preferred stock redemptions.....................                   1,205                      1,205
  Interest adjustment on preferred stock..........                    (272)                      (272)
                                                     --------      -------      --------      -------
Earnings as supplementally adjusted...............  $ 121,867     $ 63,044     $ 143,116     $ 77,103
                                                     ========      =======      ========      =======

                        COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the Merger, MSI Stockholders will receive common shares of Cardinal, an Ohio corporation, in exchange for their shares of common stock in MSI, a Delaware corporation. The following is a summary of certain material differences between the rights of holders of MSI Common Stock and the rights of holders of Cardinal Common Shares. These differences arise in part from the differences between the Delaware General Corporation Law (the "Delaware Law") and the Ohio Revised Code (the "Ohio Law"). Additional differences arise from the governing instruments of the two companies (in the case of MSI, the MSI Certificate and the MSI Bylaws, and, in the case of Cardinal, the Articles of Incorporation, as amended and restated (the "Cardinal Articles"), and the Code of Regulations (the "Cardinal Regulations") of Cardinal). Although it is impractical to compare all of the aspects in which the Delaware Law and the Ohio Law and the companies' governing instruments differ with respect to stockholders' rights, the following discussion summarizes certain significant differences between them.

AMENDMENT OF CHARTER DOCUMENTS

     Both the Delaware Law and the MSI Certificate require the approval of MSI Stockholders holding a majority of the voting power of MSI Common Stock in order to amend the MSI Certificate. To amend an Ohio corporation's articles of incorporation, the Ohio Law requires the approval of shareholders holding two-thirds of the voting power of the corporation or, in cases in which class voting is required, of shareholders holding two-thirds of the voting power of each class, unless otherwise specified in such corporation's articles of incorporation. The Cardinal Articles specify that the holders of a majority of the voting power of Cardinal or, when appropriate, any class of shareholders, may amend the Cardinal Articles.

AMENDMENT AND REPEAL OF BYLAWS AND REGULATIONS

     Under the Delaware Law, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation. The MSI Certificate grants the Directors of MSI such power, provided that, any MSI Bylaw which provides for the election of Directors by classes for staggered terms shall only be adopted by MSI Stockholders.

     The Ohio Law provides that only shareholders of a corporation have the power to amend and repeal that corporation's code of regulations. The Cardinal Regulations require that such amendments be approved by the affirmative vote of the holders of a majority of the voting power entitled to vote on such matter, except that the affirmative vote of the holders of not less than 75% of the shares having voting power is required to amend, change, adopt any provision inconsistent with, or repeal the provisions of the Cardinal Regulations dealing with the number and classification of directors, the term of office of directors or the removal of directors, or the provision relating to amendments to the Cardinal Regulations.

REMOVAL OF DIRECTORS

     The Delaware Law provides that directors may be removed from office with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board or its certificate otherwise provides. The MSI Certificate does not so provide.

     The Ohio Law provides that, unless the governing documents of a corporation provide otherwise, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the corporation with respect to the election of directors, except that, unless all the directors or all the directors of a particular class are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against his removal which, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. The Cardinal Regulations provide that such removal requires the affirmative votes of holders of at least 75% of such voting power. In addition, the Cardinal Regulations provide that any director may be removed by the Board of Directors for certain causes specified in Section 1701.58(B) of the Ohio Law (if a director is found by order of court to be of unsound mind, if he is adjudicated a bankrupt or if he fails to meet any qualifications for office).

VACANCIES ON THE BOARD

     The Delaware Law provides that unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. The MSI Certificate does not otherwise provide.

     The Ohio Law provides that unless the governing documents of a corporation provide otherwise, vacancies on the board of directors may be filled by a majority of the remaining directors of a corporation. The Cardinal Regulations provide that vacancies may be filled by the Board of Directors until Cardinal Shareholders hold a meeting to fill such vacancy. In addition, Cardinal Shareholders may elect a director to fill a vacancy (including any vacancy that previously has been filled by the directors) at any meeting of Cardinal Shareholders called for that purpose.

RIGHT TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

     The Delaware Law permits special meetings of stockholders to be called by the board of directors and such other persons, including stockholders, as the certificate of incorporation or bylaws may provide. The Delaware Law does not require that stockholders be given the right to call special meetings. The MSI Bylaws provide that special meetings may be called by the Board of Directors of MSI or by any officer instructed by the Board of Directors to call the meeting.

     Under the Ohio Law, the holders of at least 25% of the outstanding shares of a corporation, unless the corporation's regulations specify another percentage, which may in no case be greater than 50%, the directors by action at a meeting or a majority of the directors acting without a meeting, the chairman of the board, the president or, in case of the president's death or disability, the vice president authorized to exercise the authority of the president have the authority to call special meetings of shareholders. The Cardinal Regulations expressly provide that special meetings of Cardinal Shareholders may be called by the Chairman of the Board, the President, a majority of the directors acting with or without a meeting or the holders of at least 25% of the outstanding Cardinal Common Shares.

SHAREHOLDER ACTION WITHOUT A MEETING

     The Delaware Law provides that any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of common stock having not less than the minimum number of votes otherwise required to approve such action at a meeting of stockholders consent in writing. The MSI Bylaws expressly so provide. Under the Ohio Law, any action that may be taken by shareholders at a meeting may be taken without a meeting with the unanimous written consent of all shareholders entitled to vote thereat.

CLASS VOTING

     The Delaware Law requires voting by separate classes only with respect to amendments to a corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes. Under the Ohio Law, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in certain respects by mergers, consolidations or amendments to the articles of incorporation.

CUMULATIVE VOTING

     Under the Delaware Law, stockholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. The MSI Certificate does not grant such rights. Under the Ohio Law, unless the articles of incorporation are amended to eliminate cumulative voting for directors following their initial filing with the Ohio Secretary of State, each shareholder has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied. The Cardinal Articles have not been amended to eliminate the rights of Cardinal Shareholders to vote cumulatively in the election of directors.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

     Section 203 of the Delaware Law provides generally that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") may not engage in a wide range of "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following (i) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware Law, or
(ii) if the corporation, by action of its stockholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by such section. Neither the MSI Certificate nor the MSI Bylaws contain a provision electing not to be governed by such section.

     Like Section 203 of the Delaware Law, Chapter 1704 of the Ohio Law prohibits an interested shareholder from engaging in a wide range of business combinations similar to those prohibited by Section 203 of the Delaware Law. However, in contrast to Section 203 of the Delaware Law, under Chapter 1704 an interested shareholder includes a shareholder who directly or indirectly exercises or directs the exercise of 10% or more of the voting power of the corporation. Chapter 1704 restrictions do not apply under certain circumstances including, but not limited to, the following (i) if directors of the corporation have approved the transactions or the interested shareholder's acquisition of shares of the corporation prior to the date the interested shareholder became a shareholder of the corporation, and (ii) if the corporation, by action of its shareholders holding at least 66 2/3% of the voting power of the corporation, adopts an amendment to its articles of incorporation specifying that Chapter 1704 shall not be applicable to the corporation. No such amendment has been adopted by Cardinal.

     Under Section 1701.831 of the Ohio Law, unless the articles of incorporation or regulations of a corporation otherwise provide, any "control share acquisition" of an "issuing public corporation" can only be made with the prior approval of the corporation's shareholders. A "control share acquisition" is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; 50% or more. The Cardinal Articles expressly provide that the provisions of Section 1701.831 of the Ohio Law shall not apply.

MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS

     The Delaware Law requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called parent-subsidiary mergers) by a majority of the voting power of the corporation, unless the certificate of incorporation specifies a different percentage. The MSI Certificate does not provide for a different percentage. The Delaware Law does not require stockholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for "business combinations" subject to
Section 203 of the Delaware Law.

     The Ohio Law generally requires approval of mergers, dissolutions, dispositions of all or substantially all of a corporation's assets, and majority share acquisitions and combinations involving issuance of shares representing one-sixth or more of the voting power of the corporation immediately after the consummation of the transaction (other than so-called parent-subsidiary mergers), by two-thirds of the voting power of the corporation, unless the articles of incorporation specify a different proportion (not less than a majority). The Cardinal Articles provide that the vote of a majority of the voting power of Cardinal is required to approve such actions.

     Section 1701.59 of the Ohio Law permits a director, in determining what he reasonably believes to be in the best interests of the corporation, to consider, in addition to the interests of the corporation's shareholders, any of the following (i) the interests of the corporation's employees, suppliers, creditors, and customers, (ii) the economy of the state and nation, (iii) community and societal considerations and (iv) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. The Delaware Law contains no comparable provision.

RIGHTS OF DISSENTING SHAREHOLDERS

     Under the Delaware Law, appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, the Delaware Law does not provide for appraisal rights (i) if the shares of the corporation are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (as long as the stockholders receive in the merger shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders) or (ii) if the corporation is the surviving corporation and no vote of its stockholders is required for the merger. The MSI Certificate does not provide otherwise. See "The MSI Special Meeting -- Appraisal Rights." The Delaware Law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation's assets or an amendment to the corporation's certificate of incorporation, although a corporation's certificate of incorporation may so provide.

     Under the Ohio Law, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer, or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to the corporation's articles of incorporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to appraisal rights. In addition, shareholders of an acquiring corporation are entitled to appraisal rights in any merger, combination or majority share acquisition in which such shareholders are entitled to voting rights. The Ohio Law provides shareholders of an acquiring corporation with voting rights if the acquisition (a "majority share acquisition") involves the transfer of shares of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting power of such acquiring corporation immediately after the consummation of the transaction.

     Under the Delaware Law, among other procedural requirements, a stockholder's written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights. Under the Ohio Law, a shareholder's written demand must be delivered to the corporation not later than ten days after the taking of the vote on the matter giving rise to appraisal rights.

DIVIDENDS

     Both the Delaware Law and the Ohio Law provide that dividends may be paid in cash, property or shares of a corporation's capital stock. The Delaware Law provides that a corporation may pay dividends out of any surplus and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets). The Ohio Law provides that a corporation may pay dividends out of surplus and must notify its shareholders if a dividend is paid out of capital surplus.

PREEMPTIVE RIGHTS OF SHAREHOLDERS

     The Delaware Law provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants such rights. The MSI Certificate does not provide for preemptive rights.

     The Ohio Law provides that, subject to certain limitations and conditions contained in the Ohio Law and unless the articles of incorporation provide otherwise, shareholders shall have preemptive rights to purchase additional securities of the corporation. The Cardinal Articles expressly eliminate any preemptive rights.

DIRECTOR LIABILITY AND INDEMNIFICATION

     The Delaware Law allows a Delaware corporation to include in its certificate of incorporation, and the MSI Certificate contains, a provision eliminating the liability of a Director for monetary damages for a breach of his fiduciary duties as a Director, except liability (i) for any breach of the Director's duty of loyalty to MSI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Law (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and (iv) for any transaction from which the Director derived an improper personal benefit.

     There is under the Ohio Law no comparable provision limiting the liability of officers, employees or agents of the corporation and the Cardinal Articles contain no such provision. However, under the Ohio Law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

     The MSI Certificate and MSI Bylaws provide for indemnification of any and all persons (including MSI Directors) whom it shall have power to indemnify under and to the fullest extent permitted by the Delaware Law. The Delaware Law permits a Delaware corporation to indemnify directors, officers, employees, and agents under certain circumstances and mandates indemnification under certain circumstances. The Delaware Law permits a corporation to indemnity an officer, director, employee or agent for fines, judgments, or settlements, as well as expenses in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee, or agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions when a court deems the award of expenses appropriate. The Delaware Law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees, and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

     Under the Ohio Law, Ohio corporations are permitted to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. The Ohio Law does not authorize payment by a corporation of judgments against a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation's articles of incorporation, code of regulations, or by contract, except with respect to the advancement of expenses of directors (as discussed in the next paragraph). The statutory right to indemnifica-tion is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify those persons.

     The Ohio Law provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     The Cardinal Articles provide for indemnification by Cardinal to the fullest extent expressly permitted by the Ohio Law of any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he is or was a director, officer, employee, or agent of Cardinal or of any other corporation for which he was serving as a director, officer, employee, or agent at the request of Cardinal. See also "The Merger -- Interests of Certain Persons in the Merger."

                     DESCRIPTION OF CARDINAL CAPITAL STOCK

     As of October 6, 1995, the authorized capital stock of Cardinal consisted of: (i) 60,000,000 Cardinal Common Shares, of which 42,190,177 were issued and outstanding, 200,284 were issued and held in treasury, and 1,686,535.25 were reserved for issuance pursuant to options outstanding under stock incentive plans (with 1,002,109.93 additional Cardinal Common Shares available for issuance under such plans), (ii) 5,000,000 Class B common shares, without par value, none of which is outstanding or reserved for issuance, (iii) 500,000 Nonvoting Preferred Shares, without par value ("Preferred Shares"), none of which has been issued or reserved for issuance.

     At the annual meeting of shareholders of Cardinal to be held on November 14, 1995, among other things, Cardinal Shareholders will be asked to vote on a proposal to adopt an amendment to the Cardinal Articles to increase the number of authorized Cardinal Common Shares from 60,000,000 to 100,000,000. At such annual meeting, Cardinal Shareholders will also be asked to vote on a proposal to adopt the Cardinal Equity Incentive Plan (the "New Plan") which would replace the Cardinal Stock Incentive Plan (the "1987 Plan"), first adopted and approved in 1987, and the Cardinal Directors' Stock Option Plan (the "Directors' Plan"), first adopted and approved in 1988. Upon approval of the New Plan by Cardinal Shareholders, no further awards will be made under the 1987 Plan or the Directors' Plan, although awards previously made under such plans will continue in accordance with their terms. The aggregate number of Cardinal Common Shares with respect to which awards may be made under the New Plan is 2,000,000. From time to time, Cardinal may issue additional authorized but unissued Cardinal Common Shares for share dividends, stock splits, employee benefit programs, financing and acquisition transactions and other general corporate purposes. Such Cardinal Common Shares will be available for issuance without action by Cardinal's shareholders, unless such action is required by applicable law (see "Comparison of Stockholder Rights -- Mergers, Acquisitions and Certain Other Transactions") or the rules of the NYSE or any other stock exchange on which Cardinal Common Shares may be listed in the future.

     The holders of Cardinal Common Shares do not have preemptive rights and have no rights to convert their shares into any other security. All Cardinal Common Shares are entitled to participate equally, and ratably in dividends on Cardinal Common Shares as may be declared by Cardinal's Board of Directors. In the event of the liquidation of Cardinal, holders of Cardinal Common Shares are entitled to share ratably in assets remaining after payment of all liabilities, subject to prior distribution rights of any Preferred Shares then outstanding. Holders of Cardinal Common Shares are entitled to one vote per share for the election of directors and upon all matters on which shareholders are entitled to vote. Cardinal Shareholders are afforded the right to vote their shares cumulatively for the election of the nominees to fill the particular class of directors to be elected at each annual meeting, subject to compliance with certain procedural requirements.

     The Cardinal Articles provide that the Cardinal Board is authorized to approve the issuance of the Preferred Shares from time to time in one or more series without future authorization of its shareholders. The Board of Directors is authorized to adopt amendments to the Cardinal Articles from time to time fixing or changing the terms and designations of the Preferred Shares, including (i) the division of such shares into series and the designation and authorized number of shares of each series, (ii) the dividend rate, (iii) the dates of payment of dividends and the dates from which they are cumulative, (iv) liquidation price,
(v) redemption rights and price, (vi) sinking fund requirements, (vii) conversion rights, and (viii) restrictions on the issuance of such shares. Holders of Preferred Shares will have no voting rights, except as required by law. Holders of Preferred Shares will have no preemptive rights to subscribe to or for any additional capital shares of Cardinal. Cardinal has no present plans to issue any Preferred Shares.

     The Cardinal Regulations provide that the Board of Directors shall consist of that number of directors as determined by action of the Board of Directors, but in no case fewer than nine or more than fourteen members, divided into three classes, and require that any proposal to either remove a director during his term of office or to further amend the Cardinal Regulations relating to the classification, number, or removal of directors be approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to such proposal. The Board of Directors may fill any vacancy with a person who shall serve until the Cardinal Shareholders hold an election to fill the vacancy. The purpose of these provisions is to prevent directors from being removed from office prior to the expiration of their respective terms, thus protecting the safeguards inherent in the classified board structure unless dissatisfaction with the performance of one or more directors is widely shared by Cardinal Shareholders. However, these provisions could also have the effect of increasing from one year to two or three years (depending upon the number of Cardinal Common Shares held) the amount of time required for an acquiror to obtain control of Cardinal by electing a majority of the Board of Directors and may also make the removal of incumbent management more difficult and discourage or render more difficult certain mergers, tender offers, proxy contests, or other potential takeover proposals. To the extent that these provisions have the effect of giving management more bargaining power in negotiations with a potential acquiror, they could result in management's using the bargaining power not only to try to negotiate a favorable price for an acquisition, but also to negotiate more favorable terms for management.

                                 LEGAL MATTERS

     The validity of the Cardinal Common Shares to be issued in the Merger will be passed upon for Cardinal by Wachtell, Lipton, Rosen & Katz, special counsel to Cardinal.

     Gallop, Johnson & Neuman, L.C. has rendered the opinion referred to under the caption "Certain Federal Income Tax Consequences." Donald P. Gallop, a Director of MSI, is a member of such firm. As of the Record Date, members of Gallop, Johnson & Neuman, L.C. and attorneys employed by such firm beneficially owned, directly and indirectly, approximately 106,500 shares of MSI Common Stock.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of Cardinal and its consolidated subsidiaries as of June 30, 1995 and 1994, and for the years then ended and the consolidated financial statements and the related financial statement schedule of Cardinal and its consolidated subsidiaries, except Whitmire Distribution Corporation, for the year ended March 31, 1993, incorporated in this Proxy Statement/Prospectus by reference from the 1995 Cardinal Form 10-K, have been audited by Deloitte & Touche LLP as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for income taxes). The financial statements of Whitmire Distribution Corporation (consolidated with those of Cardinal in the consolidated financial statements for the year ended March 31, 1993) have been audited by Arthur Andersen LLP, as stated in its report which is incorporated herein by reference from the 1995 Cardinal Form 10-K. Such consolidated financial statements of Cardinal and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

     The audited financial statements of MSI incorporated by reference in this Proxy Statement/Prospectus from the 1994 MSI Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving such reports.

     Representatives of each of Deloitte & Touche LLP and Arthur Andersen LLP are expected to be present at the MSI Special Meeting with the opportunity to make statements if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Any MSI Stockholder who intends to present a proposal at MSI's 1996 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Secretary of MSI at its principal executive offices not later than October 25, 1995. MSI will not be required to include in its proxy statement a form of proxy or stockholder proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by regulations of the Commission. If the Merger is consummated, there will be no 1996 Annual Meeting of MSI Stockholders.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             CARDINAL HEALTH, INC.
                                 ("Cardinal"),

                               ARCH MERGER CORP.
                  a wholly owned direct subsidiary of Cardinal
                                  ("Subcorp"),

                                      and

                      MEDICINE SHOPPE INTERNATIONAL, INC.
                                    ("MSI")

                                August 26, 1995

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
AGREEMENT AND PLAN OF MERGER...........................................................   A-1
PRELIMINARY STATEMENTS.................................................................   A-1
AGREEMENT..............................................................................   A-1
 ARTICLE I:     THE MERGER.............................................................   A-1
     1.1        The Merger.............................................................   A-1
     1.2        Effective Time.........................................................   A-1
     1.3        Effects of the Merger..................................................   A-2
     1.4        Certificate of Incorporation and Bylaws................................   A-2
     1.5        Directors and Officers.................................................   A-2
     1.6        Additional Actions.....................................................   A-2
 ARTICLE II:    CONVERSION OF SECURITIES...............................................   A-2
     2.1        Conversion of Capital Stock............................................   A-2
     2.2        Exchange of Certificates...............................................   A-3
                (a)  Exchange Agent....................................................   A-3
                (b)  Exchange Procedures...............................................   A-3
                (c)  Distributions with Respect to Unexchanged Shares..................   A-4
                (d)  No Further Ownership Rights in MSI Common Stock...................   A-4
                (e)  Termination of Exchange Fund......................................   A-4
                (f)  No Liability......................................................   A-4
                (g)  Investment of Exchange Fund.......................................   A-4
     2.3        Treatment of Stock Options and Restricted Stock........................   A-4
 ARTICLE III:   REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP.................   A-5
     3.1        Organization and Standing..............................................   A-5
     3.2        Corporate Power and Authority..........................................   A-5
     3.3        Capitalization of Cardinal.............................................   A-6
     3.4        Conflicts, Consents and Approval.......................................   A-6
     3.5        Brokerage and Finder's Fees............................................   A-6
     3.6        Accounting Matters.....................................................   A-6
     3.7        Cardinal SEC Documents.................................................   A-7
     3.8        Registration Statement.................................................   A-7
     3.9        Compliance with Law....................................................   A-7
    3.10        Litigation.............................................................   A-7
    3.11        State Takeover Laws....................................................   A-7
    3.12        No Material Adverse Change.............................................   A-8
 ARTICLE IV:    REPRESENTATIONS AND WARRANTIES OF MSI..................................   A-8
     4.1        Organization and Standing..............................................   A-8
     4.2        Subsidiaries...........................................................   A-8
     4.3        Corporate Power and Authority..........................................   A-8
     4.4        Capitalization of MSI..................................................   A-9
     4.5        Conflicts; Consents and Approvals......................................   A-9
     4.6        No Material Adverse Change.............................................   A-9
     4.7        MSI SEC Documents......................................................  A-10
     4.8        Taxes..................................................................  A-10
     4.9        Compliance with Law....................................................  A-10
    4.10        Proprietary Rights.....................................................  A-10
    4.11        Title to and Condition of Properties...................................  A-11
    4.12        Registration Statement.................................................  A-11
    4.13        Litigation.............................................................  A-11
    4.14        Fees...................................................................  A-11
    4.15        Accounting Matters.....................................................  A-12
    4.16        Employee Benefit Plans.................................................  A-12
    4.17        Contracts..............................................................  A-13
    4.18        Accounts Receivable and Inventories....................................  A-14
    4.19        Officers and Employees.................................................  A-15
    4.20        Labor Relations........................................................  A-15

                                                                                         PAGE
                                                                                         ----
    4.21        Undisclosed Liabilities................................................  A-15
    4.22        Customer and Supplier Relationships....................................  A-15
    4.23        No Recalls.............................................................  A-15
    4.24        Operation of MSI's Business............................................  A-15
    4.25        Permits; Compliance....................................................  A-16
    4.26        Product Warranties and Liabilities.....................................  A-16
    4.27        Environmental Matters..................................................  A-16
    4.28        OSHA Matters...........................................................  A-17
    4.29        Insurance..............................................................  A-17
    4.30        Opinion of Financial Advisor...........................................  A-17
    4.31        Board Recommendation...................................................  A-17
    4.32        DGCL Section 203 and Missouri Takeover Laws............................  A-17
    4.33        Franchise Agreements...................................................  A-17
    4.34        Employment Agreement...................................................  A-18
    4.35        Investment Company.....................................................  A-18
 ARTICLE V:     COVENANTS OF THE PARTIES...............................................  A-18
     5.1        Mutual Covenants.......................................................  A-18
                (a)  General...........................................................  A-18
                (b)  HSR Act...........................................................  A-18
                (c)  Other Governmental Matters........................................  A-19
                (d)  Pooling-of-Interests and Tax-Free Treatment.......................  A-19
                (e)  Public Announcements..............................................  A-19
                (f)  Access............................................................  A-19
     5.2        Covenants of Cardinal..................................................  A-19
                (a)  Preparation of Cardinal Registration Statement....................  A-19
                (b)  Conduct of Cardinal's Operations..................................  A-19
                (c)  Directors' and Officers' Insurance................................  A-19
                (d)  Indemnification...................................................  A-20
                (e)  Employee Benefits.................................................  A-20
                (f)  Headquarters and Name.............................................  A-20
     5.3        Covenants of MSI.......................................................  A-20
                (a)  MSI Shareholders Meeting..........................................  A-20
                (b)  Information for the Registration Statement and Preparation of MSI   A-20
                       Proxy Statement.................................................
                (c)  Conduct of MSI's Operations.......................................  A-20
                (d)  No Solicitation...................................................  A-22
                (e)  Affiliates of MSI.................................................  A-22
                (f)  Notification of Certain Matters...................................  A-23
 ARTICLE VI:    CONDITIONS.............................................................  A-23
     6.1        Mutual Conditions......................................................  A-23
     6.2        Conditions to Obligations of MSI.......................................  A-23
     6.3        Conditions to Obligations of Cardinal and Subcorp......................  A-24
 ARTICLE VII:   TERMINATION AND AMENDMENT..............................................  A-24
     7.1        Termination............................................................  A-24
     7.2        Effect of Termination..................................................  A-25
     7.3        Amendment..............................................................  A-26
     7.4        Extension; Waiver......................................................  A-26
 ARTICLE VIII:  MISCELLANEOUS..........................................................  A-26
     8.1        Survival of Representations and Warranties.............................  A-26
     8.2        Notices................................................................  A-26
     8.3        Interpretation.........................................................  A-27
     8.4        Counterparts...........................................................  A-27
     8.5        Entire Agreement.......................................................  A-27
     8.6        Third Party Beneficiaries..............................................  A-27
     8.7        Governing Law..........................................................  A-27
     8.8        Specific Performance...................................................  A-27
     8.9        Assignment.............................................................  A-27
    8.10        Expenses...............................................................  A-28

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 26th day of August, 1995, by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Arch Merger Corp., a Delaware corporation and a wholly owned direct subsidiary of Cardinal ("Subcorp"), and Medicine Shoppe International, Inc., a Delaware corporation ("MSI").

                             PRELIMINARY STATEMENTS

     A. Cardinal desires to acquire the pharmacy franchise business and other businesses operated by MSI through the merger (the "Merger") of Subcorp with and into MSI, with MSI as the surviving corporation, pursuant to which each share of MSI Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive Cardinal Common Shares (as defined in Section 3.3) as more fully provided herein.

     B. MSI desires to combine its pharmacy franchise and other businesses with the wholesale drug distribution and related businesses operated by Cardinal and for the holders of shares of MSI Common Stock ("MSI Shareholders") to have a continuing equity interest in the combined Cardinal/MSI businesses.

     C. The parties intend that the Merger constitute a tax-free
"reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) thereof.

     D. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

     E. The respective Boards of Directors of Cardinal, Subcorp and MSI have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

                                   AGREEMENT

     Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into MSI as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI. Following the Merger, the separate corporate existence of Subcorp shall cease and MSI shall continue its existence under the laws of the State of Delaware. MSI, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251(c) of the DGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Cardinal, 655 Metro Place South, Suite 925, Dublin, Ohio 43017, or such other place as the parties may agree on the date (the "Closing Date") set by Cardinal, which date shall be within ten business days following the later of (x) the date of the meeting of MSI Shareholders at which the vote to approve the Merger is obtained and (y) the date upon which all conditions set forth in Article VI hereof have been satisfied or waived.

     1.3 Effects of the Merger.  The Merger shall have the effects set forth in
Section 259 of the DGCL.

     1.4 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time (i) the Certificate of Incorporation of MSI as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Certificate of Incorporation of Subcorp, except for Article I thereof, which shall continue to read "The name of the corporation (hereinafter called the 'Corporation') is 'Medicine Shoppe International, Inc.' ", and (ii) the Bylaws of MSI in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, amended as of the Effective Time so as to contain the provisions, and only the provisions, contained in the Bylaws of Subcorp immediately prior thereto; in each case until amended in accordance with applicable law.

     1.5 Directors and Officers. From and after the Effective Time, the officers of MSI shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of MSI, or (b) otherwise carry out the provisions of this Agreement, MSI and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of MSI or otherwise to take any and all such action.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Subcorp or MSI:

          (a) Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

          (b) Each share of MSI Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent a number of Cardinal Common Shares (rounded to the nearest ten-thousandth of a share) (the "Exchange Ratio") in an amount equal to the quotient obtained by dividing (x) $45.00 (the "Base Share Price") by (y) the average of the closing prices of Cardinal Common Shares as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Composite Tape") on each of the last fifteen trading days ending on the second trading day prior to the Closing Date (the "Average Share Price"); provided, however, that (i) if the Average Share Price is less than $51.58 and equal to or greater than $49.29, then the Exchange Ratio shall be equal to 0.8724, (ii) if (x) the Average Share Price is less than $49.29 and equal to or greater than $46.27 and (y) Cardinal has made an Adjustment Election (as defined in Section 7.1(d)), then the Base Share Price shall be equal to $43.00, (iii) if (x) the Average Share Price is less than $49.29 and (y) Cardinal has not made an Adjustment Election, then the Exchange Ratio shall be equal to 0.8724,
     (iv) if (x) the Average Share Price is less than $46.27 and (y) Cardinal has made an Adjustment Election, then the Exchange Ratio shall be equal to 0.9293, and (v) if the Average Share Price is greater than $58.17, then the Exchange Ratio shall be equal to 0.7736. No certificates for fractional Cardinal Common Shares shall be issued as a result of the conversion provided for in this Section 2.1(b). To the extent that an outstanding share of

     MSI Common Stock would otherwise have become a fractional Cardinal Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for MSI Common Stock to the Exchange Agent pursuant to Section 2.2, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of MSI Common Stock shall be surrendered for the account of the same holder, the number of Cardinal Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

          (c) Each share of capital stock of MSI held in the treasury of MSI shall be cancelled and retired and no payment shall be made in respect thereof.

          (d) In the event that prior to the Effective Time Cardinal shall declare a stock dividend or other distribution payable in Cardinal Common Shares or securities convertible into Cardinal Common Shares, or effect a stock split, reclassification, combination or other change with respect to Cardinal Common Shares, the Average Share Price and Exchange Ratio values set forth in clauses (i), (ii), (iii), (iv) and (v) of Section 2.1(b) shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

     2.2 Exchange of Certificates.

     (a) Exchange Agent. Promptly following the Effective Time, Cardinal shall deposit with Bank One, Indianapolis, NA or such other exchange agent as may be designated by Cardinal (the "Exchange Agent"), for the benefit of MSI Shareholders, for exchange in accordance with this Section 2.2, certificates representing Cardinal Common Shares issuable pursuant to Section 2.1 in exchange for outstanding shares of MSI Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.1(b) (such Cardinal Common Shares and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of MSI Common Stock whose shares were converted into the right to receive Cardinal Common Shares pursuant to Section 2.1(b) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Cardinal may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Cardinal Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of Cardinal Common Shares which such holder has the right to receive pursuant to Section 2.1 and
(y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of shares of MSI Common Stock. In the event of a transfer of ownership of shares of MSI Common Stock which is not registered on the transfer records of MSI, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of MSI Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

     (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Cardinal Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.2. Subject to the effect of Applicable Laws (as defined in Section 3.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Cardinal Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Cardinal Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Cardinal Common Shares, less the amount of any withholding taxes which may be required thereon.

     (d) No Further Ownership Rights in MSI Common Stock. All Cardinal Common Shares issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of MSI Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of MSI of shares of MSI Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2. Certificates surrendered for exchange by any person constituting an "affiliate" of MSI for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Cardinal has received written undertakings from such person in the form attached hereto as Exhibit A.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to MSI Shareholders for six months after the Effective Time shall be delivered to Cardinal, upon demand thereby, and holders of shares of MSI Common Stock who have not theretofore complied with this Section 2.2 shall thereafter look only to Cardinal for payment of any claim to Cardinal Common Shares, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

     (f) No Liability. None of Cardinal, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of MSI Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Cardinal Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law (as defined in Section 3.9), become the property of Cardinal, free and clear of all claims or interest of any person previously entitled thereto.

     (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Cardinal, on a daily basis. Any interest and other income resulting from such investments shall be paid to Cardinal upon termination of the Exchange Fund pursuant to Section 2.2(e).

     2.3 Treatment of Stock Options and Restricted Stock.

     (a) Prior to the Effective Time, Cardinal and MSI shall take all such actions as may be necessary to cause (i) each unexpired and unexercised option under stock option plans of MSI in effect on the date hereof which has been granted to directors or current or former officers or employees of MSI by MSI (each, an "MSI Option") to be automatically converted at the Effective Time into an option (a "Cardinal Exchange

Option") to purchase that number of Cardinal Common Shares equal to the number of shares of MSI Common Stock issuable immediately prior to the Effective Time upon exercise of the MSI Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding MSI Option divided by the Exchange Ratio, and with other terms and conditions, including the grant date for vesting purposes, that are the same as the terms and conditions of such MSI Option immediately before the Effective Time, provided that with respect to any MSI Option that is an "incentive stock option" within the meaning of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code; and (ii) each outstanding award of unvested shares of restricted stock which has been granted to current or former officers or employees of MSI by MSI (each such share, a share of "MSI Restricted Stock") to be automatically converted at the Effective Time into a number of shares of restricted stock of Cardinal ("Cardinal Exchange Restricted Stock") equal to the number of such shares of MSI Restricted Stock comprising the award, multiplied by the Exchange Ratio, with the same terms and conditions as were applicable to such MSI Restricted Stock award immediately before the Effective Time. In connection with the issuance of Cardinal Exchange Options, Cardinal shall (i) reserve for issuance the number of Cardinal Common Shares that will become subject to Cardinal Exchange Options pursuant to this Section 2.3 and
(ii) from and after the Effective Time, upon exercise of Cardinal Exchange Options, make available for issuance all Cardinal Common Shares covered thereby, subject to the terms and conditions applicable thereto.

     (b) MSI agrees to issue treasury shares of MSI, to the extent available, upon the exercise of MSI Options prior to the Effective Time.

     (c) Cardinal agrees to file with the Securities and Exchange Commission (the "Commission") within one month after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP

     In order to induce MSI to enter into this Agreement, and in order to induce each of the MSI Shareholders entering into a Support Agreement (as defined in Section 4.32) to enter into such Support Agreement, Cardinal and Subcorp hereby represent and warrant to MSI that the statements contained in this Article III are true, correct and complete.

     3.1 Organization and Standing. Each of Cardinal and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Cardinal and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Cardinal. Neither Cardinal nor Subcorp is in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation, as amended and restated (the "Cardinal Articles"), or Code of Regulations or Certificate of Incorporation or Bylaws, respectively.

     3.2 Corporate Power and Authority. Each of Cardinal and Subcorp has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Cardinal and Subcorp. This Agreement has been duly executed and delivered by each of Cardinal and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Cardinal enforceable against each of them in accordance with its terms.

     3.3 Capitalization of Cardinal. As of July 31, 1995, Cardinal's authorized capital stock consisted solely of (a) 60,000,000 common shares, without par value ("Cardinal Common Shares"), of which (i) 41,962,973 shares were issued and outstanding, (ii) 193,292 shares were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause (a)(iii) below), and (iii) 1,930,979.38 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Cardinal, (b) 5,000,000 Class B common shares, without par value ("Cardinal Class B Common Shares"), of which (i) none was issued and outstanding, (ii) none were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (b)(iii) below) and (iii) none was reserved for issuance upon exercise or conversion of options, warrants or convertible securities granted or issuable by Cardinal, and (c) 500,000 Non-Voting Preferred Shares, without par value, none of which was issued and outstanding or reserved for issuance. Each outstanding share of Cardinal capital stock is, and all Cardinal Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Cardinal capital stock has not been, and all Cardinal Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof or in Section 3.3 to the disclosure schedule (the "Cardinal Disclosure Schedule") delivered by Cardinal to MSI and dated the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Cardinal of any securities of Cardinal, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Cardinal.

     3.4 Conflicts, Consents and Approval. Neither the execution and delivery of this Agreement by Cardinal or Subcorp nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or result in a breach of any provision of the Cardinal Articles or Code of Regulations of Cardinal or the Certificate of Incorporation or Bylaws of Subcorp;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cardinal or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Cardinal or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Cardinal or any of its subsidiaries or their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Cardinal or any of its affiliates with any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and (ii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

except in the case of (b), (c) and (d) for any of the foregoing that would not have a material adverse effect on Cardinal.

     3.5 Brokerage and Finder's Fees. Except for Cardinal's obligation to Smith Barney Inc. ("Smith Barney"), neither Cardinal nor any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of Cardinal, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

     3.6 Accounting Matters. To the best knowledge of Cardinal, neither Cardinal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by

MSI or any of its affiliates) would prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes.

     3.7 Cardinal SEC Documents. Cardinal has timely filed with the Commission and has heretofore made available to MSI true, correct and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since June 30, 1992 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as amended since the time of filing, collectively, the "Cardinal SEC Documents"). The Cardinal SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Cardinal included in the Cardinal SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Cardinal and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     3.8 Registration Statement. None of the information relating to Cardinal to be included in the registration statement on Form S-4 to be filed with the Commission by Cardinal under the Securities Act, including the prospectus (as amended, supplemented or modified, the "Prospectus") relating to Cardinal Common Shares to be issued in the Merger and the proxy statement and form of proxy relating to the vote of MSI Shareholders with respect to the Merger (collectively and as amended, supplemented or modified, the "Proxy Statement") contained therein (such registration statement as amended, supplemented or modified, the "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, except for such portions thereof that relate only to MSI, will comply in all material respects with the provisions of the Securities Act.

     3.9 Compliance with Law. Cardinal is in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to Cardinal or its business or properties, except where the failure to be in compliance therewith could not reasonably be expected to have a material adverse effect on Cardinal.

     3.10 Litigation. Except as set forth in Section 3.10 to the Cardinal Disclosure Schedule or as disclosed in the Cardinal SEC Documents, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of Cardinal, threatened against Cardinal which, individually or in the aggregate, in so far as could be reasonably foreseen, could reasonably be expected to have a material adverse effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby. Cardinal is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate insofar as can be reasonably foreseen, could have a material adverse effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby.

     3.11 State Takeover Laws. Without regard to this Agreement or to the Stock Option Agreement (as defined in Section 4.32) or the Support Agreements (as defined in Section 4.32) or any other written agreement or understanding between Cardinal (or a subsidiary of Cardinal) and MSI, Cardinal was not at any time during the three years preceding the date of this Agreement an "interested stockholder" (as such term is defined in Section 203(c) of the DGCL) of MSI.

     3.12 No Material Adverse Change. From March 31, 1995 through the date of this Agreement, there has been no material adverse change in the assets, liabilities, results of operations, prospects, business or financial condition of Cardinal and its subsidiaries, taken as a whole, or any event, occurrence or development which may reasonably be expected to result in such a change or to have a material adverse effect on the ability of Cardinal or Subcorp to consummate the transactions contemplated hereby.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF MSI

     In order to induce Subcorp and Cardinal to enter into this Agreement, MSI hereby represents and warrants to Cardinal and Subcorp that the statements contained in this Article IV are true, correct and complete.

     4.1 Organization and Standing. MSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. MSI is duly qualified to do business and in good standing in each jurisdiction listed in Section 4.1 to the disclosure schedule (the "MSI Disclosure Schedule") delivered by MSI to Cardinal and dated the date hereof, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on MSI. MSI is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation, as amended, or Bylaws.

     4.2 Subsidiaries. MSI does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Section 4.2 to the MSI Disclosure Schedule. Except as set forth in Section 4.2 to the MSI Disclosure Schedule, MSI is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. MSI owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of MSI's subsidiaries. Each of the outstanding shares of capital stock of each of MSI's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by MSI free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each subsidiary of MSI is set forth in Section 4.2 to the MSI Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in
Section 4.2 to the MSI Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of MSI, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of MSI; and no subsidiary of MSI has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of MSI or any predecessor thereof.

     4.3 Corporate Power and Authority. MSI has all requisite corporate power and authority to enter into this Agreement and, subject to authorization of the Merger and the transactions contemplated hereby by MSI Shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MSI, subject to authorization of the Merger and the transactions contemplated hereby by MSI Shareholders. This Agreement has been duly executed and delivered by MSI and constitutes the legal, valid and binding obligation of MSI enforceable against it in accordance with its terms.

     4.4 Capitalization of MSI. As of the close of business on August 24, 1995, MSI's authorized capital stock consisted solely of 10,000,000 shares of common stock, $0.01 par value per share ("MSI Common Stock"), of which (i) 7,721,737 shares were issued and outstanding, (ii) none were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause
(iii) below) and (iii) 315,995 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issued by MSI. Each outstanding share of MSI capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof or in Section 4.4 to the MSI Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of MSI, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of MSI; and MSI has no obligation of any kind to issue any additional securities or to pay for securities of MSI or any predecessor. The issuance and sale by MSI of all of the shares of capital stock described in this Section 4.4 have been in compliance with federal and state securities laws. The MSI Disclosure Schedule accurately sets forth the name of each holder of options or warrants to purchase MSI capital stock and the number of shares of MSI's capital stock subject to such options or warrants held by each. Except as set forth in Section 4.4 to the MSI Disclosure Schedule, MSI has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity.

     4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by MSI, nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or result in a breach of any provision of the Certificate of Incorporation, as amended, or Bylaws of MSI;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of MSI or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which MSI or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MSI or any of its subsidiaries or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by MSI or any of its affiliates with any third party or any Governmental Authority, other than (i) authorization of the Merger and the transactions contemplated hereby by MSI Shareholders, (ii) actions required by the HSR Act, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, (iv) consents or approvals of any Governmental Authority set forth in Section 4.5 to the MSI Disclosure Schedule and (v) modifications of franchise offering materials as set forth in Section 4.5 to the MSI Disclosure Schedule;

except in the case of (b), (c) and (d) for any of the foregoing that would not have a material adverse effect on MSI.

     4.6 No Material Adverse Change. Since June 30, 1995, MSI has conducted its business in the ordinary course, consistent with past practice, and there has been no material adverse change in the assets, liabilities, results of operations, prospects, business or financial condition of MSI or any event, occurrence or development which may reasonably be expected to result in such a change or to have a material adverse effect on the ability of MSI to consummate the transactions contemplated hereby.

     4.7 MSI SEC Documents. MSI has timely filed with the Commission and has heretofore made available to Cardinal true, correct and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since June 30, 1992 under the Exchange Act or the Securities Act (such documents, as amended since the time of filing, collectively, the "MSI SEC Documents"). The MSI SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of MSI included in the MSI SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the financial position of MSI as at the dates thereof and the results of its operations and cash flows for the periods then ended.

     4.8 Taxes. MSI has duly filed all federal, and material state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by MSI prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and MSI has paid or, prior to the Effective Time, will pay all taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority. MSI has paid or made adequate provision in the financial statements of MSI included in the MSI SEC Documents for all taxes payable in respect of all periods ending on or prior to June 30, 1995. Neither MSI nor any of its subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established and neither MSI nor any of its subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and, except as set forth in
Section 4.8 to the MSI Disclosure Schedule, none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by taxing authority, against MSI or any of its subsidiaries for which there are not adequate reserves. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. The federal income tax returns of MSI and its subsidiaries have been audited by the Internal Revenue Service through the fiscal year ending September 30, 1991. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes including interest and penalties thereon. MSI has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

     4.9 Compliance with Law. MSI is in compliance with, and at all times since June 30, 1992 has been in compliance with, all Applicable Laws relating to MSI or its business or properties, including, without limitation, laws regarding the provision of insurance, third party administration and primary health care services, the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act, any state Pharmacy Practice Acts, Controlled Substance Acts, Dangerous Drugs Acts and Food, Drug and Cosmetic Acts and any federal, state or foreign franchise disclosure and relationship laws, except for any such noncompliances which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on MSI.

     4.10 Proprietary Rights. None of the Proprietary Rights (as defined below) of MSI infringe upon or violate the rights of any person, firm, corporation, or other legal entity, except for any such immaterial infringement or violation. For purposes of this Agreement, the term "Proprietary Rights" shall mean with

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

respect to any person or entity: (a) all material names, patents, inventions, trade secrets, proprietary rights, computer software, trademarks, trade names, service marks, logos, copyrights and franchises and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof which such person or entity owns or has the right to use or to which such person or entity is a party; and (b) all filings, registrations or issuances of any of the foregoing with or by any Governmental Authority. Other than the Proprietary Rights set forth in Section 4.10 to the MSI Disclosure Schedule, no material name, patent, invention, trade secret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of MSI in substantially the same manner as such business is presently conducted. MSI owns all Proprietary Rights necessary for the operation of the business of MSI as currently conducted. The business of MSI has not been and is not conducted in contravention of any Proprietary Right of any third party except such contravention which could not reasonably be expected to have a material adverse effect on MSI. Except as set forth in Section 4.10 to the MSI Disclosure Schedule, (i) no person or entity has a right to receive from MSI a royalty or similar payment in respect of any Proprietary Right, whether or not pursuant to any contractual arrangement entered into by MSI and (ii) MSI has not licensed any of its Proprietary Rights other than licenses of Proprietary Rights to franchisees of MSI (or Master Franchisees) or designated vendors of MSI listed in Section 4.17 to the MSI Disclosure Schedule, which Proprietary Rights are in each case reasonably necessary for the franchisees to operate in the ordinary course of business, consistent with past practice.

     4.11 Title to and Condition of Properties. MSI owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of MSI as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a material adverse effect on MSI. Section 4.11 to the MSI Disclosure Schedule lists, and MSI has furnished or made available to Cardinal, copies of all third party environmental or other reports prepared by or for MSI with respect to the real property owned, leased or used by MSI.

     4.12 Registration Statement. None of the information relating to MSI to be included in the Registration Statement at the time it becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, except for such portions thereof that relate only to Cardinal and its subsidiaries, will comply in all material respects with the provisions of the Securities Act and the Exchange Act.

     4.13 Litigation. There is no Action pending or, to the knowledge of MSI, threatened against MSI which, individually or in the aggregate, in so far as could be reasonably foreseen, could reasonably be expected to have a material adverse effect on MSI or a material adverse effect on the ability of MSI to consummate the transactions contemplated hereby. MSI is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on MSI or a material adverse effect on the ability of MSI to consummate the transactions contemplated hereby. Except as set forth in Section 4.13 to the MSI Disclosure Schedule, (i) no Action is currently pending, nor to the knowledge of MSI, is any material Action threatened, and since September 30, 1992, no other material Action has been asserted, against MSI relating to MSI's method of doing business or its relationship with past, existing or future franchisees, users, purchasers or licensees of any Proprietary Rights, goods or services of MSI, and (ii) since September 30, 1992, MSI has not been subject to any outstanding order, writ, injunction or decree relating to MSI's method of doing business or its relationship with past, existing or future franchisees, users, purchasers or licensees of any Proprietary Rights, goods or services of MSI.

     4.14 Fees. Except for MSI's obligations to Kemper Securities Incorporated (a copy of the written agreement relating to such obligations having previously been provided to Cardinal), neither MSI nor any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of MSI, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Section 4.14 to the MSI Disclosure Statement discloses a bona fide estimate as of the date of this Agreement of the aggregate

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

amount of all fees and expenses expected to be paid by MSI to all attorneys, accountants and investment bankers in connection with the Merger ("Merger Fees").

     4.15 Accounting Matters. To the best knowledge of MSI, neither MSI nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Cardinal or any of its affiliates) would prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes.

     4.16 Employee Benefit Plans.

     (a) For purposes of this Section 4.16, the following terms have the definitions given below:

          "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Plans" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by MSI or any of its subsidiaries or to which MSI or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

     (b) Section 4.16 to the MSI Disclosure Schedule lists all Plans. With respect to each Plan, MSI has made available to Cardinal a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any.

     (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and MSI has no knowledge of any existing circumstances or any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

     (d) All contributions required to be made to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected if and as required in the financial statements and notes thereto included in the MSI SEC Documents filed or to be filed with the Commission.

     (e) MSI and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. To the knowledge of MSI, there is not now, and there are no existing circumstances that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of MSI or any of its subsidiaries under ERISA or the Code.

     (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has MSI or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

     (g) There does not now exist, and there are no existing circumstances that could result in, any Controlled Group Liability that would be a liability of MSI or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither MSI nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in
Section 4069 or Section 4204 of ERISA.

     (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither MSI nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

     (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a "Change in Control" for purposes of the Company's Executive Choice Plan, 1990 Stock Option Plan, Employee Stock Option Plan, or any other Plan, or otherwise result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of MSI or any of its subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by MSI or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other events) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans which could reasonably be expected to result in any material liability of MSI or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer plan.

     (k) The terms and conditions of all awards made to date under the Company's Executive Choice Plan ("Awards") are completely and accurately described in the prospectus filed with the SEC in connection with that plan dated June 1, 1994, and such terms include the following: restricted stock Awards and deferred income benefit Awards vest at the rate of 20 percent per year, beginning on June 1, 1995; stock option Awards become exercisable at the rate of 20 percent per year, beginning on June 1, 1995; and there are no performance goals associated with any Awards. Except as set forth in Section 4.16 to the MSI Disclosure Schedule, no Awards have been made since the initial Awards (the "Initial Awards") were granted on June 1, 1994 (subject to shareholder approval), and it was MSI's intention at the time the Executive Choice Plan was adopted and the Initial Awards granted, and has remained MSI's intention at all times since then, that no further Awards would be granted to the grantees before June 1, 1999, and MSI has taken no action and made no communication to any employee inconsistent with such intention.

     4.17 Contracts. Section 4.17 to the MSI Disclosure Schedule lists all contracts, agreements, guarantees, leases and executory commitments (each a "Contract") to which MSI is a party and which fall within any of the following categories: (a) material Contracts with suppliers of goods and services which goods and services are provided by or on behalf of MSI to franchisees and customers of MSI (including, without limitation, any group purchasing agreements), (b) Contracts not entered into in the ordinary course of MSI's business, (c) joint venture, partnership and like agreements, (d) Contracts which are service contracts (excluding contracts for delivery services entered into in the ordinary course of business) or equipment leases involving payments by MSI of more than $200,000 per year, (e) Contracts containing covenants purporting to limit the freedom of MSI to compete in any line of business in any geographic area or to hire any individual or group of individuals, (f) Contracts which after the Effective Time would have the effect of limiting the freedom of Cardinal or its subsidiaries (other than MSI and its subsidiaries) to compete in Cardinal's wholesale pharmaceutical distribution business (including Cardinal's PRxN program, the specialty distribution of therapeutic plasma and oncology products, its marketing of pharmacy computer systems and repackaging of pharmaceutical products) in any geographic area or to hire any individual or group of individuals, (g) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of MSI or any franchisee thereof, (h) Contracts relating to any outstanding commitment for capital expenditures in excess of $200,000, (i) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $200,000 and not cancellable by MSI (without premium or penalty) within one month, (j) Contracts with any labor organization, (k) indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of MSI or commitments for borrowing, lending or guaranteeing by MSI from or to any franchisee, Master Franchisee, person or entity, amounts in excess of $200,000 in the aggregate (and, in the case of a supplement to Section 4.17(k) to the MSI Disclosure Schedule to be delivered by MSI to Cardinal within 21 days after the date hereof, in excess of $150,000) or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of MSI, (l) Contracts involving annual revenues or expenditures to the business of MSI in excess of .75% of MSI's annual revenues (other than franchise agreements), and
(m) Contracts with or for the benefit of any affiliate of MSI (other than subsidiaries of MSI) which, when aggregated with all other Contracts (exclusive of normal fees paid to members of the MSI Board of Directors for their duties as directors) with such affiliate involve amounts in excess of $25,000. All such Contracts are valid and binding obligations of MSI and, to the knowledge of MSI, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a material adverse effect on MSI. Neither MSI nor, to the knowledge of MSI, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under, any such Contract except such violations or defaults under such Contracts which, individually or in the aggregate, would not have a material adverse effect on MSI. Within 21 days after the date of this Agreement, MSI may supplement or amend Sections 4.17(e), 4.17(f) and/or 4.17(g) to the MSI Disclosure Schedule. Cardinal shall, within five business days after the date it receives any such supplement or amendment, notify MSI if Cardinal has reasonably concluded that the inclusion in such supplement or amendment of any additional Contracts could reasonably be deemed to adversely impact in any material respect the benefits to be realized by Cardinal after consummation of the Merger. MSI may at its option (subject to Section 5.1(a)) terminate or amend, or take such other action with respect to, the objectionable Contracts in such supplement to the extent reasonably requested by Cardinal. To the extent such objectionable Contracts have not been terminated, amended or otherwise dealt with to Cardinal's reasonable satisfaction, the representation in this Section 4.17 shall be deemed to be not true and correct in all material respects.

     4.18 Accounts Receivable and Inventories.

     (a) All accounts and notes receivable (including finance notes receivable) and accrued interest receivable of MSI have arisen in the ordinary course of business and the accounts receivable reserves reflected on the balance sheet as of June 30, 1995 included in the MSI SEC Documents are as of such date established in accordance with generally accepted accounting principles consistently applied and will be collectible in an amount, in the aggregate, not materially less than the amounts thereof carried on the balance sheet as of such date included in the MSI SEC Documents, net of any reserves included thereon, as applicable.

     (b) The MSI assets which are inventories have a net realizable value on June 30, 1995 that is, if not equal to or greater than, then in all events not materially less than the FIFO values at which such inventories are carried on the balance sheet of MSI as of June 30, 1995 included in the MSI SEC Documents. The reserves for damaged or obsolete inventory reflected on the balance sheet of MSI as of June 30, 1995 included in the MSI SEC Documents are, and the reserves for damaged or obsolete inventory set forth on MSI's books and records will be, adequate and have been or will be established in accordance with MSI's customary practice and generally accepted accounting principles. Except to the extent of any reserves for damaged or obsolete inventory reflected on the balance sheet of MSI as of June 30, 1995 included in the MSI SEC Documents and except as set forth in Section 4.18 to the MSI Disclosure Schedule: (i) all of the inventories of MSI consist of a quality and quantity usable and merchantable in the ordinary and usual course of business, except for obsolete or damaged items or items of below-standard quality, substantially all of which have been written off or written down to fair market value prior to June 30, 1995, or, to the extent there are obsolete or damaged items or items of below-standard quality which have not been so written off or written down, there is a valid and fully collectible claim by MSI against the manufacturer or supplier thereof for an amount adequate to fully compensate MSI therefor; (ii) all inventories not written off have been priced at the lower of cost or market on a FIFO basis; and (iii) substantially all products in inventory have been purchased by MSI directly from the manufacturer thereof or from any authorized distributor of such products in accordance with Applicable Law.

     4.19 Officers and Employees. Section 4.19 to the MSI Disclosure Schedule sets forth the names of all directors and officers of MSI, the total salary, bonus, fringe benefits and perquisites each received in the fiscal year ended September 30, 1994, and any changes to the foregoing which have occurred subsequent to September 30, 1994; Section 4.19 to the MSI Disclosure Schedule also lists and describes the current compensation of all other employees of MSI. Except as disclosed in Section 4.19 to the MSI Disclosure Schedule, there are no other material forms of compensation paid to any such director, officer or employee of MSI. Except as set forth in Section 4.19 to the MSI Disclosure Schedule and except for normal fees paid to members of the MSI Board of Directors for their duties as directors, no officer, director, or employee of MSI or any other affiliate of MSI provided or caused to be provided to MSI in its most recently completed fiscal year or is providing or causing to be provided to MSI in its current fiscal year any material assets, services or facilities and MSI did not provide or cause to be provided in its most recently completed fiscal year and is not providing or causing to be provided in its current fiscal year to any such officer, director, employee or affiliate any material assets, services or facilities which in either case in the aggregate with respect to each individual involved amounts in excess of $25,000 annually.

     4.20 Labor Relations. There is no unfair labor practice complaint against MSI pending before the NLRB and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the knowledge of MSI, threatened against or involving MSI.

     4.21 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of MSI as of June 30, 1995 included in the MSI SEC Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with past practice and not prohibited by this Agreement or (iii) as and to the extent set forth in Sections 4.8 and 4.13 to the MSI Disclosure Schedule, MSI does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or could have a material adverse effect on MSI. The matters set forth or described in Sections 4.8 and 4.13 to the MSI Disclosure Schedule have not, individually or in the aggregate, as of the date of this Agreement, caused a material adverse change in the assets, liabilities, results of operations, prospects, business or financial condition of MSI. Nothing in this Agreement shall be construed to require the conclusion that any one or more developments occurring subsequent to the date of this Agreement relating directly or indirectly to any of the matters set forth or described in Sections 4.8 and 4.13 to the MSI Disclosure Schedule does not constitute a change, event, occurrence or development of the type referred to in Section 4.6 of this Agreement.

     4.22 Customer and Supplier Relationships. The relationships of MSI with its customers and suppliers are generally satisfactory.

     4.23 No Recalls. Except as set forth in Section 4.23 to the MSI Disclosure Schedule, no product produced for MSI by a third party and bearing an MSI trademark or other Proprietary Right of MSI, has been recalled voluntarily or involuntarily since September 30, 1992, no such recall is being considered by MSI, and, to the knowledge of MSI, no such recall is being considered by or has been requested or ordered by any Governmental Authority or consumer group.

     4.24 Operation of MSI's Business. Except as set forth in Section 4.24 to the MSI Disclosure Schedule, since June 30, 1995 through the date of this Agreement, MSI has not engaged in any transaction which, if done after execution of this Agreement, would violate Section 5.3(c) hereof except as described or reflected in the MSI SEC Documents. Since September 30, 1994, no terminations, nonrenewals or amendments have occurred with respect to any Contract with any franchisee or licensee of Proprietary Rights of MSI that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on MSI.

     4.25 Permits; Compliance. MSI is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "MSI Permits"), and, except as set forth in Section 4.25 to the MSI Disclosure Schedule, there is no Action pending or, to the knowledge of MSI, threatened regarding suspension or cancellation of any of the MSI Permits, except for any such Action which, if determined adversely, could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on MSI. Except as set forth in Section 4.25 to the MSI Disclosure Schedule, MSI is not in conflict with, or in default or violation of, (a) any franchise disclosure or relationships law, (b) any other Applicable Law (including, without limitation, the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, tit. II, 84 Stat. 1242, the Food, Drug and Cosmetic Act, 21 U.S.C. sec. 301 et seq., and any state Pharmacy Practice Acts, Controlled Substances Acts, Dangerous Drug Acts and Food, Drug and Cosmetic Acts and all rules of professional conduct applicable thereto and applicable to MSI or by which any of its properties is bound or subject or (c) any of the MSI Permits, except in the case of clauses (b) and (c) for any such conflicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on MSI. During the period commencing on September 30, 1992 and ending on the date hereof, MSI has not received any notification with respect to possible conflicts, defaults or violations of (a) franchise disclosure or relationships laws or (b) other Applicable Laws, except in the case of clause (b) for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations could not reasonably be expected to have a material adverse effect on MSI.

     4.26 Product Warranties and Liabilities.  Except as set forth in Section
4.26 to the MSI Disclosure Schedule, MSI has no forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it. Section 4.26 to the MSI Disclosure Schedule sets forth a description of each pending or, to the knowledge of MSI, threatened material Action under any warranty or guaranty against MSI. MSI has not incurred, nor does MSI know or have any reason to believe there is any basis for alleging, any material liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on behalf of MSI prior to the Effective Time, whether such Product Liability is incurred by reason of any express warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

     4.27 Environmental Matters.

     (a) As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

     (b) To the knowledge of MSI, there are, with respect to MSI, or its subsidiaries, no past or present material violations of Environmental Laws, releases of any Hazardous Material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and none of MSI and its subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connection with any of the foregoing.

     (c) To the knowledge of MSI, no Hazardous Materials were or are contained on or about any real property owned or leased by MSI or any of its subsidiaries, except as in the normal course of MSI's business.

     (d) To the knowledge of MSI, there are no underground storage tanks on or under any real property owned or leased by MSI or any of its subsidiaries.

     4.28 OSHA Matters. MSI is in compliance with the requirements of the Occupational Safety and Health Act and the regulations promulgated thereunder and any similar laws or regulations of any foreign, state or local jurisdiction ("OSHA"), except for any non-compliance which could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MSI. MSI has not received any citation from the Occupational Safety and Health Administration or any other Governmental Authority or any inspector setting forth any respect in which the facilities or operations of MSI are not in compliance with OSHA, or the regulations under such act, which noncompliance has not been corrected or remedied to the satisfaction of such Governmental Authority or inspector, except in all such cases for any noncompliance that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MSI. MSI has heretofore provided Cardinal with copies of all citations heretofore issued to MSI under OSHA and copies of all material correspondence from and to the Occupational Safety and Health Administration, any other Governmental Authority and any inspectors during the past three (3) years.

     4.29 Insurance. Section 4.29 to the MSI Disclosure Schedule lists all material insurance policies and binders and programs of self-insurance owned, held or maintained by MSI on the date hereof and which afford coverage to MSI, its assets or business. As of the date hereof, all such policies, binders and programs are in full force and effect, and, as of the Effective Time, all such policies, binders and programs (or renewals or replacements thereof, as applicable) will be in full force and effect. All premiums with respect thereto covering all periods up to and including the date hereof have been paid to the extent due, and, as of the Effective Time, all premiums with respect thereto (or with respect to renewals or replacements thereof, as applicable) will be paid to the extent due. As of the date hereof, no notice of cancellation or termination has been received with respect to any such policy or binder (or the renewals or replacements thereof, as applicable) and, as of the Effective Time, no notice of cancellation or termination will have been received with respect to any such policy or binder (or the renewals or replacements thereof, as applicable).

     4.30 Opinion of Financial Advisor. MSI has received the oral opinion (and prior to the close of business on September 5, 1995 will have received, and delivered to Cardinal a copy of a written opinion) of Kemper Securities Incorporated, its financial advisor, to the effect that, as of August 26, 1995, the Exchange Ratio is fair to the MSI Shareholders from a financial point of view.

     4.31 Board Recommendation. Prior to the execution of this Agreement, the Stock Option Agreement and any Support Agreement, the Board of Directors of MSI, at a meeting duly called and held, has by the required vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders of MSI, and
(ii) resolved to recommend that the holders of the shares of MSI Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

     4.32 DGCL Section 203 and Missouri Takeover Laws. Assuming the accuracy of the representation contained in Section 3.11, (x) the restrictions contained in
Section 203 of the DGCL will not and do not apply to, and (y) no provision of any statute of the State of Missouri that purports to limit or restrict business combinations or the ability to acquire or vote shares will apply to: (i) the execution of this Agreement, the Stock Option Agreement dated as of August 26, 1995 between Cardinal and MSI (the "Stock Option Agreement"), the Support/Voting Agreements dated as of August 26, 1995 between Cardinal and certain MSI Shareholders (collectively, the "Support Agreements"), (ii) the Merger and (iii) the transactions contemplated hereby and by the Stock Option Agreement and the Support Agreements.

     4.33 Franchise Agreements.

     (a) Except as set forth in Section 4.33 to the MSI Disclosure Schedule, there are no master franchisees ("Master Franchisees") who have been granted the right to use, purchase or license Proprietary Rights, goods or services from MSI and to provide, resell or relicense same to other authorized franchisees or third parties. The identity of each Master Franchisee is set forth in Section 4.33 to the MSI Disclosure Schedule. A supplement to
Section 4.33 to the MSI Disclosure Schedule to be delivered by MSI to Cardinal within 21 days from the date hereof will set forth a description of all franchisees and third parties to whom Master Franchisees are entitled to provide, resell or relicense Proprietary Rights, goods and services of MSI. There are no agreements between MSI and any Master Franchisee other than those in writing that are set forth in Section 4.33 to the MSI Disclosure Schedule.

     (b) Except as set forth in Section 4.33 to the MSI Disclosure Schedule, as of the date of this Agreement, neither MSI nor, to the best knowledge of MSI, any franchisee or Master Franchisee is in default under or is in material breach of any terms, conditions, covenants or obligations of the relationship between any of them which default or material breach is reasonably likely to lead to termination of any franchise agreement between any of them.

     (c) The relationships of MSI with its franchisees are generally satisfactory. As of the Effective Time, the Threshold Franchises (as defined in Section 4.33(c) to the MSI Disclosure Schedule) shall not have ceased to be franchisees of MSI, nor have threatened, nor have been threatened by MSI, in writing to terminate such status since June 30, 1995.

     (d) MSI has timely filed with the appropriate Governmental Authorities and has heretofore made available to Cardinal true, correct and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since June 30, 1992 under any franchise disclosure or relationships law, including, without limitation, the filing of any Uniform Franchise Offering Circular as required by federal regulations and state disclosure laws (such documents, as amended since the time of filing, collectively, the "MSI Franchise Documents"). The MSI Franchise Documents, including, without limitation, any schedules included therein, at the time filed, as of the date hereof and at the Effective Time (a) did not, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied, comply and will comply in all material respects with the applicable requirements of any franchise disclosure or relationships law.

     4.34 Employment Agreement. The Employment Agreement, dated the date hereof, between Cardinal and David A. Abrahamson, (i) has been duly executed and delivered by Mr. Abrahamson and (ii) as of the Effective Time, shall not have been terminated since the date hereof.

     4.35 Investment Company. MSI is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

     5.1 Mutual Covenants.

     (a) General. Each of the parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the conditions set forth in
Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

     (b) HSR Act. As soon as practicable, and in any event no later than fifteen (15) business days after the date hereof, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States

Department of Justice under the HSR Act with respect to the Merger, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable; provided, however, that neither Cardinal nor any of its subsidiaries shall be required hereunder to divest or hold separate any portion of their business or assets.

     (c) Other Governmental Matters. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Authority that it may be required to give, make or obtain.

     (d) Pooling-of-Interests and Tax-Free Treatment. Each of the parties shall use its reasonable efforts to cause the Merger to (i) qualify for pooling-of-interest accounting treatment for financial reporting purposes and
(ii) constitute a tax-free "reorganization" under Section 368(a)(2)(E) of the Code and to permit Gallop, Johnson & Neuman, LC to issue its opinion provided for in Section 6.1(e).

     (e) Public Announcements. Unless otherwise required by Applicable Laws or requirements of the National Association of Securities Dealers or the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Cardinal and MSI shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

     (f) Access. From and after the date of this Agreement until the Effective Time (or the termination of this Agreement), Cardinal and MSI shall permit representatives of the other to have appropriate access at all reasonable times to the other's premises, properties, books, records, contracts, tax records, documents, customers and suppliers. Information obtained by Cardinal and MSI pursuant to this Section 5.1(f) shall be subject to the provisions of the confidentiality agreement between them dated August 2, 1995 (the "Confidentiality Agreement"), which agreement remains in full force and effect.

     5.2 Covenants of Cardinal.

     (a) Preparation of Cardinal Registration Statement. Cardinal shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Proxy Statement by the Commission and shall use all reasonable efforts to have the Registration Statement relate to all Cardinal Common Shares to be issued to MSI Shareholders as a result of the Merger (other than Cardinal Exchange Restricted Stock and Cardinal Common Shares issuable upon exercise of Cardinal Exchange Options) and to be declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. Cardinal also shall take such other action (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Cardinal Common Shares in the Merger.

     (b) Conduct of Cardinal's Operations. During the period from the date of this Agreement to the Effective Time, Cardinal shall use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect.

     (c) Directors' and Officers' Insurance. Cardinal agrees to use its reasonable efforts to cause the Surviving Corporation to maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by MSI with respect to matters occurring prior to the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the covered officers and directors and (ii) the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (d) Indemnification. From and after the Effective Time, Cardinal shall cause the Surviving Corporation (including, providing adequate funding) to indemnify and hold harmless, pursuant to the procedures set forth in Exhibit D to this Agreement, the present and former officers and directors of MSI in respect of acts or omissions occurring prior to the Effective Time to the fullest extent provided under the MSI Certificate of Incorporation, as amended, and MSI Bylaws in effect on the date hereof.

     (e) Employee Benefits. Cardinal covenants and agrees that, for a period of two years from and after the Effective Time, it will cause the Surviving Corporation to provide for the benefit of employees of the Surviving Corporation benefits that are no less favorable, in the aggregate, as those provided to employees of MSI immediately prior to the date of this Agreement.

     (f) Headquarters and Name. Cardinal intends to cause the Surviving Corporation to (i) retain its corporate and business headquarters in St. Louis County, Missouri and (ii) continue to use the name "Medicine Shoppe International" as its corporate and business name.

     5.3 Covenants of MSI.

     (a) MSI Shareholders Meeting. Subject to the provisions of Section 5.3(d), MSI shall take all action in accordance with the federal securities laws, the DGCL and its Certificate of Incorporation, as amended, and Bylaws necessary to obtain the consent and approval of MSI Shareholders with respect to the Merger, this Agreement and the transactions contemplated hereby.

     (b) Information for the Registration Statement and Preparation of MSI Proxy Statement. MSI shall furnish Cardinal with all information concerning it as may be required for inclusion in the Registration Statement. MSI shall cooperate with Cardinal in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. If at any time prior to the Effective Time, any information pertaining to MSI contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, MSI shall promptly so inform Cardinal and provide Cardinal with the information necessary to make statements contained therein not false and misleading. MSI shall, as soon as is reasonably practicable, prepare and file the Proxy Statement with the Commission on a confidential basis. MSI shall use all reasonable efforts to mail at the earliest practicable date to MSI Shareholders the Proxy Statement, which shall include all information required under applicable law to be furnished to MSI Shareholders in connection with the Merger and the transactions contemplated thereby and shall include the recommendation of MSI's Board of Directors in favor of the Merger unless the Board of Directors of MSI determines in good faith upon advice of its outside legal counsel, that it is obligated by principles of fiduciary duty not to make such recommendation.

     (c) Conduct of MSI's Operations. During the period from the date of this Agreement to the Effective Time, MSI shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, franchisees, Master Franchisees, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, MSI shall not, except as otherwise expressly contemplated by this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby or as set forth in Section 5.3(c) to the MSI Disclosure Schedule, without the prior written consent of Cardinal:

          (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except dividends on the MSI Common Stock, at a rate of not more than $.14 per share per quarter, with a record and payment date in accordance with recent practice, (C) grant any person any right to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding options to purchase MSI Common Stock), or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (ii) sell, transfer, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than (A) sales of inventory, licensing of Proprietary Rights or other actions made in the ordinary course of business or (B) any such other dispositions as are not, individually or in the aggregate, material to the business, assets or properties of MSI and are, in each case, consistent with past practice;

          (iii) make or propose any changes in its Certificate of Incorporation, as amended, or Bylaws;

          (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or enter into any confidentiality agreement, other than in the ordinary course of business and consistent with past practice, with any person (other than as permitted by Section 5.3(d));

          (v) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity other than the financing of franchisees in the ordinary course of business consistent with past practice;

          (vi) create any subsidiaries;

          (vii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant or provide any bonuses, salary increases, other compensation, benefits, severance or termination pay to, any officer, director, consultant or employee, other than salary increases and bonuses granted in the ordinary course of business consistent with past practice, but in any event, for any person not greater than 110% of the aggregate of such person's previous year's salary and annual bonus, or exercise any discretionary power to cause any options to become exercisable or any restricted stock or other compensation to become vested, except in each case as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement;

          (viii) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice;

          (ix) settle any Actions, whether now pending or hereafter made or brought involving an amount in excess of $50,000;

          (x) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in
     Section 4.17 to the MSI Disclosure Schedule, any other material Contract to which MSI is a party or any confidentiality agreement to which MSI is a party;

          (xi) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed $200,000;

          (xii) make any material changes or modifications to any pricing policy (including franchise royalties and fees) or investment policy or enter into any new franchise or Master Franchise relationship on terms different from those in effect in the ordinary and usual course of business, consistent with past practice;

          (xiii) except with respect to any Merger Fees directly incurred in connection with a proposal relating to a Competing Transaction, pay any Merger Fees materially in excess of the amount set forth in Section 4.14 to the MSI Disclosure Schedule unless (A) MSI shall have given prior notice of any such payment to the General Counsel of Cardinal and (B) the amount so paid shall be reasonable in relation to the value of the services rendered, based on general standards in the relevant industry;

          (xiv) take any action to exempt or make inapplicable under (x) Section 203 of the DGCL or (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (xv) enter into or carry out any other material transaction other than in the ordinary and usual course of business;

          (xvi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

          (xvii) agree in writing or otherwise to take any of the foregoing actions.

     (d) No Solicitation. MSI agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving MSI, or acquisition of any capital stock or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of MSI, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that in the event MSI receives any written proposal from any third party relating to a Competing Transaction that the Board of Directors of MSI determines in good faith, upon advice of its outside legal counsel, it is obligated by principles of fiduciary duty to consider, MSI, without violating any provisions of this Agreement, may furnish or disclose non-public information to, and may enter into discussions and negotiations with, such third party. If the Board of Directors of MSI shall thereupon or thereafter determine in good faith, after consultation with its financial and legal advisors, that any such written proposal from a third party for a Competing Transaction, as the same may have been refined and revised in writing as a result of any such discussions and negotiations, is more favorable to the MSI Shareholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed by Cardinal in response to such Competing Transaction) and is in the best interest of the MSI Shareholders, MSI may terminate this Agreement and enter into an agreement with respect to such Competing Transaction provided that, prior to any such termination, (i) MSI has provided Cardinal written notice that it intends to terminate this Agreement pursuant to this Section 5.3(d), identifying the Competing Transaction then determined to be more favorable, and (ii) at least two full business days after MSI has provided the notice referred to in clause (i) above, MSI delivers to Cardinal (A) a written notice of termination of this Agreement pursuant to this
Section 5.3(d), (B) a check in the amount of Cardinal's Costs (as defined in Section 7.2) as provided in Section 7.2 as the same may have been estimated by Cardinal in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Cardinal's definitive determination of such Costs), (C) a written acknowledgment from MSI that (x) the termination of this Agreement and the entry into the agreement for the Competing Transaction will be a "Purchase Event" as defined in the Stock Option Agreement and (y) the Stock Option Agreement shall be honored in accordance with its terms and (D) a written acknowledgment from each other party to such Competing Transaction that it is aware of the substance of MSI's acknowledgment under clause (C) above and waives any right it may have to contest the matters thus acknowledged by MSI. During the term of this Agreement, MSI shall immediately advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to a Competing Transaction and promptly furnish to Cardinal a copy of any such inquiry or proposal (and any revisions or refinements thereof) in addition to (x) any non-confidential written information received from or on behalf of any other party to such Competing Transaction necessary to a full and fair understanding of the proposal for the Competing Transaction and (y) any information provided by MSI to any such other party relating to such proposal.

     (e) Affiliates of MSI. MSI shall use its best efforts to cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of MSI for purposes of Rule 145 under the Securities

Act, to execute and deliver to Cardinal as soon as practicable and in no event no less than 35 days prior to the date of the meeting of MSI Shareholders to approve the Merger, the written undertakings in the form attached hereto as Exhibit A.

     (f) Notification of Certain Matters. MSI shall give prompt notice to Cardinal of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and
(ii) any material failure of MSI to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(f) shall not limit or otherwise affect the remedies available hereunder to Cardinal.

                                   ARTICLE VI

                                   CONDITIONS

     6.1 Mutual Conditions. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

          (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

          (b) All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) The Merger and the transactions contemplated hereby shall have been approved by the MSI Shareholders in the manner required by any Applicable Law.

          (d) The Commission shall have declared the Cardinal Registration Statement effective. On the Closing Date and at the Effective Time, no stop order or similar restraining order shall have been threatened by the Commission or entered by the Commission or any state securities administrator prohibiting the Merger.

          (e) MSI shall have received an opinion of Gallop, Johnson & Neuman, L.C. substantially to the effect that, under applicable law, for Federal income tax purposes, the Merger will constitute a reorganization under
     Section 368 of the Code.

          (f) Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP dated the date of the Proxy Statement and confirmed in writing at the Effective Time stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

          (g) No Action shall be instituted (x) by any Governmental Authority which seeks to prevent consummation of the Merger or (y) which is reasonably likely to result in material damages in connection with the transactions contemplated hereby which, in each case, continues to be outstanding.

     6.2 Conditions to Obligations of MSI. The obligations of MSI to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by MSI:

          (a) Each of the representations and warranties of each of Cardinal and Subcorp set forth in Article III shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

          (b) Each of Cardinal and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) Each of Cardinal and Subcorp shall have furnished MSI with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

          (d) MSI shall have received the legal opinion, dated the Closing Date, of Wachtell, Lipton, Rosen & Katz, special counsel to Cardinal, in substantially the form attached hereto as Exhibit B.

          (e) The Cardinal Common Shares to be issued in the Merger shall have been authorized for inclusion on the NYSE, subject to official notice of issuance.

     6.3 Conditions to Obligations of Cardinal and Subcorp. The obligations of Cardinal to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Cardinal and Subcorp:

          (a) Each of the representations and warranties of MSI set forth in
     Article IV shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

          (b) MSI shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) MSI shall have furnished Cardinal with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

          (d) Cardinal shall have received the legal opinion, dated the Closing Date, of Gallop, Johnson & Neuman, L.C., substantially in the form attached hereto as Exhibit C.

          (e) The Employment Agreement, dated the date hereof, between Cardinal and David A. Abrahamson shall be in full force and effect and shall not have been terminated.

          (f) Each person who may be at the Effective Time or was on the date of this Agreement an "affiliate" of MSI for purposes of Rule 145 under the Securities Act, shall have executed and delivered to Cardinal at least 35 days prior to the date of the meeting of MSI Shareholders to approve the Merger the written undertakings in the form attached hereto as Exhibit A.

          (g) There shall not have been a breach of any obligation by any stockholder which has entered into a Support Agreement or by MSI of the Stock Option Agreement.

          (h) All actions shall have been taken necessary to exempt or make inapplicable under (x) Section 203 of the DGCL and (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement, the Stock Option Agreement and the Support Agreements, (ii) the Merger and (iii) the transactions contemplated hereby and by the Stock Option Agreement and the Support Agreements.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by MSI Shareholders:

          (a) by mutual consent of Cardinal and MSI;

          (b) by either Cardinal or MSI if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable;

          (c) by either Cardinal or MSI if the Merger shall not have been consummated before February 15, 1996, unless extended by the Boards of Directors of both Cardinal and MSI; provided, however, that a party shall not have a right to terminate this Agreement under this Section 7.1(c) if such party's failure or such party's affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date which failure constitutes a breach;

          (d) by MSI, within two days following the meeting of MSI Shareholders at which the vote to approve the Merger occurs, if the Average Share Price (calculated pursuant to Section 2.1(b) but assuming solely for purposes of such calculation that the Closing Date is the date of such meeting of MSI Shareholders) is less than $49.29, provided that Cardinal shall not have given written notice to MSI (an "Adjustment Election") no later than two days prior to such meeting of MSI Shareholders that the Base Share Price shall be adjusted pursuant to Section 2.1(b)(ii), if applicable;

          (e) by either Cardinal or MSI, within two days following the meeting of MSI Shareholders at which the vote to approve the Merger occurs, if the Average Share Price (calculated pursuant to Section 2.1(b) but assuming solely for purposes of such calculation that the Closing Date is the date of such meeting of MSI Shareholders) is less than $46.27;

          (f) by Cardinal if the Board of Directors of MSI shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Cardinal, or if the Board of Directors of MSI shall have refused to affirm such recommendation within two days of any written request from Cardinal;

          (g) by either Cardinal or MSI if at the meeting of MSI Shareholders (including any adjournment or postponement thereof) the requisite vote of the MSI Shareholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

          (h) by Cardinal if MSI shall have breached any of its obligations under the Stock Option Agreement;

          (i) by Cardinal if any MSI Shareholder who is party to a Support Agreement shall have breached such Support Agreement, provided that MSI Shareholders shall not have approved the Merger and the transactions contemplated hereby;

          (j) by MSI pursuant to Section 5.3(d); or

          (k) by either Cardinal or MSI in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) or Sections 6.3(a) or 6.3(b) and (B) has not been cured within 30 days after the giving of written notice to the breaching party of such material breach; provided, however, that a party shall not have a right to terminate this Agreement under this Section 7.1(k) if such party is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement.

     7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the last sentence of Section 5.1(f) and Sections 7.2 and 8.10, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expense incident to negotiation, preparation and execution of this Agreement and related documentation and shareholders' meetings and consents ("Costs") without reference to the limitation in the next sentence. If this Agreement (A) is terminated for any reason pursuant to Section 7.1

(other than (x) a termination pursuant to Section 7.1(a), Section 7.1(b),
Section 7.1(c), Section 7.1(d), Section 7.1(e) or Section 7.1(g) or (y) a termination by MSI pursuant to Section 7.1(k)), (B) is terminated after the occurrence of a Prior Event (as defined in the Stock Option Agreement) pursuant to Section 7.1(g) or Section 7.1(c) (other than a termination by MSI pursuant to Section 7.1(c) if Cardinal's or Cardinal's affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the merger to occur on or before February 15, 1996, which failure constitutes a breach) and a Purchase Event (as defined in the Stock Option Agreement) shall have occurred within 12 months after such termination or (C) is terminated subsequent to a Purchase Event, MSI will promptly pay to Cardinal in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs (which payment shall in no event exceed $1 million) incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees.

     7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by MSI Shareholders, but after any such approval, no amendment shall be made which by law requires further approval by the MSI Shareholders without such further approval. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Effective Time, Cardinal (with respect to MSI) and MSI (with respect to Cardinal and Subcorp) by action taken or authorized by their respective Boards of Directors or authorized officers, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Cardinal or Subcorp:

       Cardinal Health, Inc.
       655 Metro Place South
       Suite 925
       Dublin, Ohio 43017
       Attention: Robert D. Walter, Chairman
       Telecopy No.: (614) 761-8919
       with a copy to

       David A. Katz
       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019
       Telecopy No.: (212) 403-2000

   (b) if to MSI:

       Medicine Shoppe International, Inc.
       1100 N. Lindbergh
       St. Louis, Missouri 63132
       Attention: David A. Abrahamson
       Telecopy No.: (314) 569-9780

       with a copy to

       Robert H. Wexler
       Gallop, Johnson & Neuman, L.C.
       Interco Corporate Tower
       101 South Hanley
       St. Louis, Missouri 63105
       Telecopy No.: (314) 862-1219

     8.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to MSI, such reference shall be deemed to include any and all subsidiaries of MSI, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.8, 4.16 and 4.27. For the purposes of any provision of this agreement, a "material adverse effect" with respect to any party shall be deemed to occur if the aggregate consequences of all breaches and inaccuracies of covenants and representations of such party under this Agreement, when read without any exception or qualification for a material adverse effect, are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole.

     8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

     8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Support Agreements, the Stock Option Agreement and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

     8.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries other than Sections 2.3 and 5.2(c) and (d).

     8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

     8.8 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

     8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.10 Expenses. Subject to the provisions of Section 7.2 and of the Stock Option Agreement, Cardinal and MSI shall pay their own costs and expenses associated with the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, Cardinal, Subcorp and MSI have signed this Agreement as of the date first written above.

                                          CARDINAL HEALTH, INC.

                                          By: /s/  ROBERT D. WALTER

                                            ------------------------------------

                                          ARCH MERGER CORP.

                                          By: /s/  ROBERT D. WALTER

                                            ------------------------------------

                                          MEDICINE SHOPPE INTERNATIONAL, INC.

                                          By: /s/  DAVID A. ABRAHAMSON

                                            ------------------------------------

                                                                         ANNEX B

                    [LETTERHEAD OF EVEREN SECURITIES, INC.]

October 10, 1995

Board of Directors of
  Medicine Shoppe International, Inc.
1100 North Lindbergh Boulevard
St. Louis, Missouri 63132

             Re: Acquisition of Medicine Shoppe International, Inc.
                                        by
                               Cardinal Health, Inc.

Gentlemen:

     The undersigned, EVEREN Securities, Inc., a Delaware corporation, (formerly known as Kemper Securities, Inc.) has been engaged by Medicine Shoppe International, Inc., a Delaware corporation (the "Company"), as its financial advisor pursuant to a letter dated July 27, 1995 (the "Engagement Letter"). Under the terms of the Engagement Letter, we have been requested to opine on whether, as of the date hereof, the consideration to be received by the holders of the common stock of the Company ("MSI Stockholders") pursuant to the Agreement and Plan of Merger dated August 26, 1995 by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Cardinal's wholly-owned subsidiary, Arch Merger Corp., a Delaware corporation ("ARCH"), and the Company (the "Merger Agreement") is fair from a financial point of view to the MSI Stockholders. This opinion is delivered in accordance with the provisions of the Engagement Letter.

     On August 26, 1995, the Company, Cardinal and ARCH executed the Merger Agreement. Pursuant to the Merger Agreement, upon the satisfaction or waiver of all of the conditions set forth in Article VI thereof, and upon the filing of the Certificate of Merger with the Secretary of State of Delaware, or at such time as is otherwise specified in the Certificate of Merger (the "Effective Time"), each share of common stock of ARCH issued and outstanding immediately prior to the Effective Time, shall be converted into one

Board of Directors of
  Medicine Shoppe International, Inc.
October 10, 1995
Page -2-

newly issued share of common stock, $0.01 par value, of the Company, as the surviving corporation, and thereafter shall constitute all of the issued and outstanding capital stock of the Company. Contemporaneously, the Company will become a wholly-owned subsidiary of Cardinal. In addition, each share of the Company's common stock issued and outstanding immediately prior to the Effective time shall be converted into common stock of Cardinal in accordance with the provisions set forth in Article II of the Merger Agreement. The transaction described above shall hereinafter be referred to as the "Merger".

     For purposes of rendering this opinion, we have reviewed and analyzed many items and documents including, but not limited to, the following:

     (i) certain public information, including certain public financial information, regarding both the Company and Cardinal;

     (ii) certain internal financial information and operating data prepared by, or on behalf of, the management of the Company;

     (iii) certain financial projections prepared by, or on behalf of, the management of the Company;

     (iv) certain financial information prepared by, or on behalf of, the management of Cardinal;

     (v) certain public information regarding stock prices and trading activity of the securities of the Company, Cardinal, and other comparable publicly-traded companies;

     (vi) financial terms of certain other publicly reported merger and acquisition transactions;

     (vii) the Merger Agreement and certain collateral documents; and

Board of Directors of
  Medicine Shoppe International, Inc.
October 10, 1995
Page -3-

     (viii) such other information as we have deemed necessary and appropriate in order to render this opinion,

(all of such items and documents are collectively referred to as the "Collective Information").

     We have held discussions with members of management and the Board of Directors of the Company regarding the past and the current operations of the Company, the historical and current financial condition of the Company, and the prospects for the Company's future operations. We have also held discussions with senior executives and select members of the Board of Directors of Cardinal regarding the past and the current operations of Cardinal, the historical and current financial condition of Cardinal, the prospects for Cardinal's future operations, and certain marketing and operational synergies that might result from the Merger.

     As you are aware, in May of 1994 we were retained as the Company's exclusive advisor to identify, evaluate, assess, negotiate and consummate an acquisition or joint venture, as well as to develop and implement financial strategies designed to increase the value of the Company's common stock. We have received and continue to receive a quarterly retainer for these services. In July of 1995, we were retained as the Company's sole financial advisor in connection with the Merger and, if the Merger is closed, we shall receive a substantial success fee based upon the total consideration to be received by MSI Stockholders at the Effective Time. If the Merger is closed, we shall not receive our quarterly retainer fee from August 31, 1995 through the Effective Time.

     In the event the Merger is not closed, no success fee will be paid to us but we will be reimbursed for all expenses incurred in connection with the Merger, which reimbursement shall in no event exceed $25,000.00. In addition, we anticipate that we shall continue to receive our quarterly retainer fee.

     The Company has also agreed to indemnify us for any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements incurred in connection with all actions, suits, proceedings or investigations undertaken with respect to the Merger, except in the event that any such action, suit, proceeding or investigation is the result of, or results in a finding of, bad faith, gross

Board of Directors of
  Medicine Shoppe International, Inc.
October 10, 1995
Page -4-

negligence or willful misconduct by us. Furthermore, in the ordinary course of business: we trade in the securities of both Cardinal and the Company; we have acted as agent for the Company in a common stock repurchase program; and we are one of a number of market makers for the Company's common stock. Accordingly, we may at any time hold a net long position in the Company's common stock.

     For purposes of this opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information provided to us or that is publicly available including, but not limited to, the Collective Information. We were not engaged to independently verify such information including, without limitation, the opinions expressed by the officers and directors of either the Company or Cardinal during our discussions with them. We have also presumed that all financial projections and other financial information provided to us were reasonable, were prepared in accordance with accepted industry practice, and reflect the best estimates and judgments of either the management of the Company or of Cardinal, as the case may be, available at the time said financial projections and financial information were prepared.

     We were not engaged, and accordingly have not made or obtained, any independent evaluations or appraisals of any of the Company's assets, properties or liabilities, nor have we been engaged to make or to obtain any such independent evaluations or appraisals, nor have we been furnished with any such evaluations or appraisals other than certain published evaluations and market studies. We have assumed that the Merger Agreement was negotiated by the Company and Cardinal on an arm's length basis. In connection with our analysis of the Merger, we did not, and were not engaged, to solicit or to investigate possible alternative transactions which might be available to the Company or third party indications of interest in entering into a transaction of the nature set forth in the Merger Agreement.

     In conducting our analysis and arriving at the opinion expressed herein, we have considered the Collective Information as well as other information and factors that we deemed appropriate under the circumstances including, but not limited to, the opinions and observations of the management of both the Company and Cardinal. We have also taken into account our assessment of general economic, market and financial conditions and the particular circumstances as they exist, which are applicable to the Company, and which could be evaluated by us as of the date hereof.

Board of Directors of
  Medicine Shoppe International, Inc.
October 10, 1995
Page -5-

     This opinion does not address the decision of the Company's Board of Directors to enter into the Merger Agreement or to consummate the Merger, nor does it constitute a recommendation to any MSI Stockholder regarding how such MSI Stockholder should vote with respect to the Merger. We express no opinion as to the effect, if any, that the Merger will have on the price of the common stock of Cardinal either before or after the Effective Time. This opinion is to be used exclusively by members of the Board of Directors of the Company solely in connection with their decision regarding the Merger and may not be used, quoted, or referred to in any manner or in any release, document or other communication unless required by applicable law or regulations, except that we hereby consent to the use of this opinion in connection with the Proxy Statement/ Prospectus filed in connection with the Merger Agreement. We have not acted as advisor to any party to the Merger, other than the Company.

     Based upon and subject to the foregoing, and in light of the circumstances known to us which are currently applicable to the Company, it is our opinion in our role as financial advisor to the Company that as of the date hereof, the consideration to be received by MSI Stockholders pursuant to the Merger Agreement is fair from a financial point of view to the MSI Stockholders.

                                          Very truly yours,

                                          /s/ John S. Gallop

                                          EVEREN SECURITIES, INC.

                              [FORM OF PROXY CARD]

                                    [FRONT]


MEDICINE SHOPPE                THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS
INTERNATIONAL, INC.   PROXY    FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE
                               HELD ON NOVEMBER 13, 1995



The undersigned hereby appoints David A. Abrahamson and Jeffrey A. Brimer, and each of them with full power to act alone, the true and lawful attorneys in fact and proxies of the undersigned to vote all shares of Common Stock of MEDICINE SHOPPE INTERNATIONAL, INC., a Delaware corporation (the "Company"), held by the undersigned, with full power of substitution, with the same force and effect as the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri , on November 13, 1995, at 10:00 a.m. (Central Time), and at any and all adjournments or postponements thereof, as follows:

[X] Please mark your votes as in this example

1. Approval and adoption of the Agreement and Plan of Merger, dated as of August 26, 1995 (the "Merger Agreement"), by and among Cardinal Health, Inc., an Ohio corporation, Arch Merger Corp., a Delaware corporation, and the Company.

  / /  FOR             / /  AGAINST             / /  ABSTAIN

2. OTHER MATTERS: Discretionary authority is hereby granted with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof.

                                     [BACK]

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF THIS PROXY IS SUBMITTED, BUT NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

The undersigned hereby acknowledges receipt of the Notice of Special
Meeting of Stockholders and the Proxy Statement/Prospectus, each
dated October 11, 1995, furnished herewith.                               ---------------------------------------------
Dated: ---------------------------------------------------------, 1995    Signature: -----------------------------------
                                                                          Signature(s) (if held jointly):
                                                                          ------------------
                                                                          Title or Authority:
                                                                          ----------------------------
                                                                          IMPORTANT: Please sign your name exactly as it
                                                                          appears hereon. When signing as attorney,
                                                                          agent, executor, administrator, trustee,
                                                                          guardian or corporate officer, please give
                                                                          your full title as such. Each joint owner
                                                                          should sign the proxy. If executed by a
                                                                          partnership, this proxy should be signed by an
                                                                          authorized partner.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

     Article 6 of Cardinal's Code of Regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code. Cardinal's Code of Regulations provides for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of Cardinal or the shareholders of Cardinal or otherwise as provided in Section 1701.13(E) of the Ohio Revised Code, that (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of Cardinal; (b) in any action, suit, or proceeding by or in the right of Cardinal, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to Cardinal unless a court determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such persons are fairly and reasonably entitled to indemnity for such expenses; and (c) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses reasonably incurred in connection therewith. At present there are no material claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and Cardinal does not know of any such threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

     Cardinal has entered into indemnification contracts with each of its directors and executive officers. These contacts generally: (i) confirm the existing indemnity provided to them under Cardinal's Code of Regulations and assure that this indemnity will continue to be provided; (ii) provide that if Cardinal does not maintain directors' and officers' liability insurance, Cardinal will, in effect, become a self-insurer of the coverage; and (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of Cardinal, on account of their service as a director, officer, employee, or agent of Cardinal or at the request of Cardinal as a director, officer, employee, or agent of another corporation or enterprise. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (B) of a final court of adjudication shall determine that such indemnification is not lawful; or (C) in respect of any suit in which judgment is rendered for violation of Section 16(b) of the Securities and Exchange Act of 1934, as amended, or similar provisions of any federal state, or local statutory law; or (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (E) as to officers who are not directors, with respect to any act or omission which is finally adjudged to have been a violation, other than in good faith, of Cardinal's Standards of Business Conduct of which the officer then most recently has received written notice.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS.

 2.01     Agreement and Plan of Merger dated as of August 26, 1995, among the Registrant,
          Arch Merger Corp., and Medicine Shoppe International, Inc.(1)
 2.02     Stock Option Agreement, dated August 26, 1995, between Cardinal Health, Inc. and
          Medicine Shoppe International, Inc.(2)
 3.01     Amended and Restated Articles of Incorporation of the Registrant, as amended.(3)
 3.02     Restated Code of Regulations of the Registrant, as amended.(3)
 4.01     Specimen Certificate for the Registrant's Class A Common Shares.(4)
 4.02     Indenture between the Registrant and Bank One, Indianapolis, NA relating to the
          Registrant's 8% Notes Due 1997.(5)
 4.03     Indenture between the Registrant and Bank One, Indianapolis, NA relating to the
          Registrant's 6 1/2% Notes Due 2004.(3)
 4.04     Registration Rights Agreement dated as of October 11, 1993, as amended, among the
          Registrant, certain former stockholders of Whitmire, and Robert D. Walter.(6)
          Other long-term debt agreements of the Registrant are not filed pursuant to Item
          601(b)(4)(iii)(A) of Regulation S-K and the Registrant agrees to furnish copies of such agreements to the Securities and Exchange Commission upon its request.
 5        Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.
 8        Opinion of Gallop, Johnson & Neuman, L.C. as to certain tax matters.
23.01     Consent of Deloitte & Touche LLP.
23.02     Consent of Arthur Andersen LLP.
23.03     Consent of Arthur Andersen LLP.
23.04     Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5).
23.05     Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 8).
23.06     Consent of EVEREN Securities, Inc.
24        Powers of Attorney.
99        Form of Support/Voting Agreement dated August 26, 1995 between Cardinal Health,
          Inc. and certain directors of Medicine Shoppe International, Inc.(2)

---------------
(1) Included as Annex A in the Prospectus included as part of this Registration Statement.

(2) Included as an exhibit to the Registrant's Schedule 13D reporting Registrant's beneficial ownership of shares of Medicine Shoppe International, Inc. (Commission File No. 0-13008) and incorporated herein by reference.

(3) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (Commission File No. 0-12591) and incorporated herein by reference.

(4) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 (Commission File No. 0-12591) and incorporated herein by reference.

(5) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1992 (Commission File No. 0-12591) and incorporated herein by reference.

(6) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 (Commission File No. 0-12591) and incorporated herein by reference.

     (b)FINANCIAL STATEMENT SCHEDULES.

             Schedule II -- Valuation and Qualifying Accounts (incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995)

     (c) REPORT, OPINION OR APPRAISAL.  Not Applicable.

ITEM 22. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (g) The undersigned Registrant hereby undertakes:

          1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on October 10, 1995.

                                          CARDINAL HEALTH, INC.

                                          By: /s/  GEORGE H. BENNETT, JR.

                                            ------------------------------------
                                            George H. Bennett, Jr.
                                            Executive Vice President,
                                            General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 10, 1995.

                  SIGNATURE                                         TITLE
---------------------------------------------    --------------------------------------------
/s/  ROBERT D. WALTER                            Chairman and Chief Executive Officer
---------------------------------------------    (principal executive officer)
Robert D. Walter
/s/  DAVID BEARMAN                               Executive Vice President and Chief Financial
---------------------------------------------    Officer (principal financial officer and
David Bearman                                    principal accounting officer)
*                                                Director
---------------------------------------------
John F. Finn
*                                                Director
---------------------------------------------
Robert L. Gerbig
*                                                Director
---------------------------------------------
John F. Havens
*                                                Director
---------------------------------------------
Regina E. Herzlinger
*                                                Director
---------------------------------------------
John C. Kane
*                                                Director
---------------------------------------------
George R. Manser
*                                                Director
---------------------------------------------
John B. McCoy

                  SIGNATURE                                         TITLE
---------------------------------------------    --------------------------------------------
                                                 Director
---------------------------------------------
Michael E. Moritz
*                                                Director
---------------------------------------------
Jerry E. Robertson
*                                                Director
---------------------------------------------
L. Jack Van Fossen
*                                                Director
---------------------------------------------
Melburn G. Whitmire
*By: /s/  GEORGE H. BENNETT, JR.
     ----------------------------------------
     George H. Bennett, Jr.,
     Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                    EXHIBIT DESCRIPTION
------    -----------------------------------------------------------------------------------
 2.01     Agreement and Plan of Merger dated as of August 26, 1995, among the Registrant,
          Arch Merger Corp., and Medicine Shoppe International, Inc.(1)
 2.02     Stock Option Agreement, dated August 26, 1995, between Cardinal Health, Inc. and
          Medicine Shoppe International, Inc.(2)
 3.01     Amended and Restated Articles of Incorporation of the Registrant, as amended.(3)
 3.02     Restated Code of Regulations of the Registrant, as amended.(3)
 4.01     Specimen Certificate for the Registrant's Class A Common Shares.(4)
 4.02     Indenture between the Registrant and Bank One, Indianapolis, NA relating to the
          Registrant's 8% Notes Due 1997.(5)
 4.03     Indenture between the Registrant and Bank One, Indianapolis, NA relating to the
          Registrant's 6 1/2% Notes Due 2004.(3)
 4.04     Registration Rights Agreement dated as of October 11, 1993, as amended, among the
          Registrant, certain former stockholders of Whitmire, and Robert D. Walter.(6)
          Other long-term debt agreements of the Registrant are not filed pursuant to Item
          601(b)(4)(iii)(A) of Regulation S-K and the Registrant agrees to furnish copies of such agreements to the Securities and Exchange Commission upon its request.
 5        Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.
 8        Opinion of Gallop, Johnson & Neuman, L.C. as to certain tax matters.
23.01     Consent of Deloitte & Touche LLP.
23.02     Consent of Arthur Andersen LLP.
23.03     Consent of Arthur Andersen LLP.
23.04     Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5).
23.05     Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 8).
23.06     Consent of EVEREN Securities, Inc.
24        Powers of Attorney.
99        Form of Support/Voting Agreement dated August 26, 1995 between Cardinal Health,
          Inc. and certain directors of Medicine Shoppe International, Inc.(2)

---------------
(1) Included as Annex A in the Prospectus included as part of this Registration Statement.

(2) Included as an exhibit to the Registrant's Schedule 13D reporting Registrant's beneficial ownership of shares of Medicine Shoppe International, Inc. (Commission File No. 0-13008) and incorporated herein by reference.

(3) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (Commission File No. 0-12591) and incorporated herein by reference.

(4) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 (Commission File No. 0-12591) and incorporated herein by reference.

(5) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1992 (Commission File No. 0-12591) and incorporated herein by reference.

(6) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 (Commission File No. 0-12591) and incorporated herein by reference.